      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1998.

                                           REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                          ENGINEERING ANIMATION, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                               7372                              42-1323712
 (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
 incorporation or organization)         Classification Code Number)              Identification No.)

             2321 NORTH LOOP DRIVE, AMES, IOWA 50010 (515) 296-9908
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 JAMIE A. WADE
                       Vice President of Administration,
                         General Counsel and Secretary
                             2321 North Loop Drive
                                Ames, Iowa 50010
                                 (515) 296-6942
(Name, address, including zip code, and telephone, including area code, of agent for service)

                                             WITH COPIES TO:
                 NANCY M. BORDERS                                   FREDERIC A. RANDALL, JR.
             Gardner, Carton & Douglas                           Brobeck, Phleger & Harrison LLP
              321 North Clark Street,                                  38 Technology Drive
                    Suite 3400                                    Irvine, California 92618-2301
              Chicago, Illinois 60610                                    (949) 790-6300
                  (312) 245-8460

                      ------------------------------------

     Approximate date of commencement of proposed sale of the securities to the public: Upon the Effective Time of the Merger of Sense8 Corporation ("Sense8") with and into Engineering Animation, Inc. as set forth in Article I of the Amended and Restated Agreement and Plan of Merger included as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                                                         MAXIMUM           PROPOSED MAXIMUM
             TITLE OF EACH CLASS                  AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
       OF SECURITIES BEING REGISTERED              REGISTERED            PER UNIT           OFFERING PRICE     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par value..............    172,000 shares            N/A                 $450(1)             $1.00(1)
--------------------------------------------------------------------------------------------------------------------------------

(1) There is no market for the shares of Sense8 which are to be received by the registrant in the Merger, and Sense8 has an accumulated capital deficit. Therefore, pursuant to Rule 457(f)(2), the fee is one-third of the par value of such shares.
                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               SENSE8 CORPORATION
                             100 SHORELINE HIGHWAY
                                   SUITE 282
                         MILL VALLEY, CALIFORNIA 94941

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD           , 1998

     A Special Meeting of the shareholders of Sense8 Corporation, a California
corporation ("Sense8"), will be held on           , 1998 at 9:00 a.m., Pacific
Daylight Time, at Sense8's offices, 100 Shoreline Highway, Suite 282, Mill Valley, California 94941 to consider and act upon:

     (1) A proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of April 30, 1998, among Engineering Animation, Inc., a Delaware corporation, a wholly-owned subsidiary of Engineering Animation, Inc. and Sense8, pursuant to which Sense8 will be merged with and into Engineering Animation, Inc., as more fully described in the attached Proxy Statement/Prospectus (the "Merger"); and

     (2) Such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 11, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Objecting shareholders who perfect and exercise their dissenters' rights in accordance with the procedural requirements of the California General Corporation Law, as amended, will be entitled to receive payment of the "fair market value" of their shares in cash if the Merger is consummated. See "The Merger -- Dissenters' Rights" and Appendix B to the Proxy Statement/Prospectus, which Appendix is deemed to be a part of this notice.

          , 1998

                                          By order of the Board of Directors

                                          Thomas B. Coull, President and
                                          Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING.

                               SENSE8 CORPORATION

                                PROXY STATEMENT
                         ------------------------------

                          ENGINEERING ANIMATION, INC.

                                   PROSPECTUS
                         ------------------------------

     This Proxy Statement/Prospectus and the accompanying notice, proxy and other documents are being sent to shareholders of Sense8 Corporation, a
California corporation ("Sense8"), on or about           , 1998 in connection
with the solicitation by Sense8's Board of Directors of proxies to be used at a Special Meeting of Shareholders of Sense8 (the "Meeting"), and at any adjournment thereof. The Meeting will be held at the offices of Sense8, 100
Shoreline Drive, Suite 282 Mill Valley, California on           , 1998 at 9:00
a.m. Pacific Daylight Time.

     The purpose of the Meeting is for the shareholders of Sense8 to consider and vote on the proposed merger of Sense8 with and into Engineering Animation, Inc., a Delaware corporation ("EAI") (the "Merger"), pursuant to the Amended and Restated Agreement and Plan of Merger among EAI, a wholly-owned subsidiary of EAI and Sense8 dated as of April 30, 1998 (the "Merger Agreement"). See "The Merger." At the Effective Time (as defined herein) of the Merger, all of the outstanding shares of Sense8 capital stock will be converted into the right to receive a number of whole shares of EAI Common Stock, $0.01 par value per share ("EAI Common Stock"), plus cash in lieu of fractional shares based upon the exchange ratios explained herein. See "The Merger."

     Any person who executes and returns the enclosed proxy may revoke it at any time prior to the vote at the Meeting by notice to the Secretary of Sense8 received prior to the Meeting, by execution of a subsequently dated proxy, or by attending the Meeting and voting in person. The persons named in the enclosed proxy will vote as directed by the shareholder executing the proxy with respect to the Merger Agreement or, in the absence of direction, in favor of approval and adoption of the Merger Agreement. Sense8 is not aware of any matters to come before the Meeting other than consideration of the Merger. However, if any other matters properly come before the Meeting, the persons named on the enclosed form of proxy will vote the proxy in accordance with their best judgment on such matters.

     The accompanying proxy is being solicited by the Board of Directors of Sense8, which will bear substantially all of the costs of soliciting proxies for the Meeting, except that EAI will bear substantially all of the costs of preparing this Proxy Statement/Prospectus. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile, telex or telegram by directors, officers and employees of Sense8, who will receive no additional compensation for these services.

     THE BOARD OF DIRECTORS OF SENSE8 UNANIMOUSLY HAS APPROVED THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS OF SENSE8 VOTE FOR ITS ADOPTION.
                         ------------------------------

     EAI has filed a registration statement with the Securities and Exchange Commission relating to the EAI Common Stock to be issued in connection with the Merger. This Proxy Statement also constitutes the Prospectus of EAI filed as part of the registration statement. Any reference to this document as a Proxy Statement shall also constitute a reference to it as such Prospectus.

     The information herein with respect to EAI and Sense8 has been supplied by each corporation. The information contained herein with respect to the Merger is qualified by reference to the Merger Agreement, which is incorporated herein by reference.

     The EAI Common Stock is listed and traded on the Nasdaq Stock Market National Market under the symbol "EAII."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY SENSE8 SHAREHOLDERS IN CONNECTION WITH THE MERGER.

     THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

        The date of this Proxy Statement/Prospectus is           , 1998.

                             AVAILABLE INFORMATION

     EAI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission (Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549) and at the following regional offices: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The EAI Common Stock is traded on the Nasdaq Stock Market National Market. Reports, proxy statements and other information regarding EAI may also be inspected at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding EAI, can be obtained from the Commission's Web site at http://www.sec.gov.

     EAI has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of EAI's Common Stock referred to herein. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                                       (i)

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by EAI with the Commission (File No. 0-27670) are incorporated in this Proxy Statement/Prospectus by reference and made a part hereof:

          (i) Annual Report on Form 10-K, for the fiscal year ended December 31, 1997, filed March 12, 1998; and

          (ii) Amendment to Annual Report on Form 10-K/A, for the fiscal year ended December 31, 1997, filed April 30, 1998; and

          (iii) The Description of EAI Common Stock set forth in EAI's Registration Statement on Form 8-A, (File No. 2-7670) filed with the Commission on January 31, 1996 and any amendment or report filed for the purpose of updating any such description.

     All documents subsequently filed by EAI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Merger shall be deemed to be incorporated in this Proxy Statement/Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement/Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.

     AS DESCRIBED ABOVE, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE THE EAI SEC FILINGS, THE EXHIBITS TO WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE EXHIBITS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST DIRECTED TO MR. JAMIE A. WADE, VICE PRESIDENT OF ADMINISTRATION, GENERAL COUNSEL AND SECRETARY, ENGINEERING ANIMATION, INC., 2321 NORTH LOOP DRIVE, AMES, IOWA 50010; TELEPHONE (515) 296-6942. IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE           , 1998.

                                      (ii)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
SUMMARY.....................................................      1

SUMMARY SELECTED FINANCIAL INFORMATION AND PER SHARE DATA...      5

RISK FACTORS................................................      8
THE SPECIAL MEETING OF THE SENSE8 SHAREHOLDERS..............     13
  Date, Time and Place......................................     13
  Purpose of the Meeting....................................     13
  Record Date...............................................     13
  Required Vote.............................................     13
  Proxies...................................................     13
THE MERGER..................................................     15
  Background of the Merger..................................     15
  Sense8's Reasons for the Merger...........................     16
  EAI Reasons for the Merger................................     17
  Merger Consideration......................................     17
  Effective Time of the Merger..............................     19
  Conversion of Shares in the Merger........................     19
  Exchange of Shares........................................     19
  Warrants to Acquire Sense8 Common Stock...................     19
  Options to Acquire Sense8 Common Stock....................     20
  Representations and Warranties............................     20
  Conduct of Business Pending Consummation of the Merger....     21
  Conditions to Closing.....................................     21
  Termination and Termination Fee...........................     22
  No Solicitations..........................................     23
  Registration and Listing..................................     24
  Certain Federal Income Tax Consequences...................     24
  Accounting Treatment......................................     25
  Regulatory Approvals......................................     26
  Dissenters' Rights........................................     26
  Resale of EAI Common Stock Issued in the Merger;
     Affiliates.............................................     27
INTERIM MANAGEMENT AGREEMENT................................     27
EAI COMPARATIVE PER SHARE PRICES............................     28
DIVIDEND POLICY.............................................     28
INFORMATION CONCERNING EAI..................................     28
INFORMATION CONCERNING SENSE8...............................     29
  Business..................................................     29
  Industry Background.......................................     29
  Products and Services.....................................     29
  Customers, Marketing and Sales............................     30
  Property and Equipment....................................     30
  Employees.................................................     30
  Market for Shares and Dividends...........................     31
  Stock Ownership of Certain Beneficial Owners and
     Management.............................................     31
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................     33
  Liquidity and Capital Resources...........................     35
  Certain Transactions......................................     35

                                      (iii)

                                                              PAGE
                                                              -----
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED
  FINANCIAL STATEMENTS......................................     37
  Notes to Unaudited Pro Forma Consolidated Condensed
     Combined Financial Statements..........................     38
RIGHTS OF EAI STOCKHOLDERS AND SENSE8 SHAREHOLDERS..........     39
  Description of EAI Stock..................................     39
  Description of Sense8 Capital Stock.......................     40
  Comparison of Rights of EAI Stockholders and SENSE8
     Shareholders...........................................     43
LEGAL MATTERS...............................................     47
TAX OPINION.................................................     47
EXPERTS.....................................................     48
  EAI.......................................................     48
  Sense8....................................................     48
INDEX TO SENSE8 FINANCIAL STATEMENTS........................    F-1
APPENDIX A AGREEMENT AND PLAN OF MERGER
APPENDIX B CALIFORNIA GENERAL CORPORATION LAW-DISSENTERS'
  RIGHTS

                                      (iv)

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the appendices hereto, or in the documents incorporated herein by reference. Unless otherwise indicated, all references in this Proxy Statement/Prospectus to EAI include Engineering Animation, Inc. and its subsidiaries. This Proxy Statement/Prospectus, including the appendices and the documents incorporated by reference, should be read carefully in their entirety.

ENGINEERING ANIMATION, INC.

     Engineering Animation, Inc., a Delaware corporation ("EAI"), develops, produces and sells 3D products that address visualization, animation and graphics needs of its customers in domestic and international commercial markets. EAI's principal executive office is located at 2321 North Loop Drive, Ames, Iowa 50010; its telephone number is (515) 296-9908; its Internet e-mail address is EAII@EAI.com; and its World Wide Web address is www.EAI.com. See "Information Concerning EAI."

SENSE8 CORPORATION

     Sense8 Corporation, a California corporation ("Sense8"), develops and distributes interactive, real-time 3D and virtual reality tools and applications, and sells its products to corporate, education, entertainment and government application developers. Sense8's principal executive office is located at 100 Shoreline Highway, Suite 282, Mill Valley, California, 94941 and its telephone number is (415) 331-6318. See "Information Concerning Sense8."

DATE, TIME AND PLACE OF SENSE8 SHAREHOLDERS' MEETING

     A special meeting of Sense8's shareholders (the "Meeting") to consider and vote upon a proposal to authorize the transactions contemplated by an Amended and Restated Agreement and Plan of Merger dated as of April 30, 1998 (the "Merger Agreement") among EAI, a wholly-owned subsidiary of EAI and Sense8 will
be held on           , 1998 at the offices of Sense8 located at 100 Shoreline
Highway, Suite 282, Mill Valley, California, 94941, at 9:00 a.m., Pacific Daylight Time. See "The Special Meeting of the Sense8 Shareholders." Pursuant to the Merger Agreement, Sense8 will be merged with and into EAI (the "Merger").

RECORD DATE

     Only holders of record of Sense8 common stock, par value $0.001 per share (the "Sense8 Common Stock") and Sense8 Preferred Stock, par value $0.001 per share (the "Sense8 Preferred Stock"), at the close of business on April 11, 1998 (the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 828,693 shares of Sense8 Common Stock and 308,929 shares of Sense8 Preferred Stock designated as Series A Preferred Stock ("Sense8 Series A Preferred") outstanding, each of which is entitled to one vote at the Meeting. There were no shares of Sense8 Preferred Stock designated as Series B Preferred Stock ("Sense8 Series B Preferred") outstanding on the Record Date. See "The Special Meeting of the Sense8
Shareholders -- Record Date."

REQUIRED VOTE

     The representation in person or by proxy of at least a majority of the issued and outstanding shares of Sense8 Common Stock and Sense8 Preferred Stock (together, "Sense8 Stock") is necessary to establish a quorum for the transaction of business at the Meeting. According to the California General Corporation Law, as amended (the "CGCL"), and Sense8's Articles of Incorporation, the affirmative vote of a majority of the outstanding shares of
(i) Sense8 Common Stock, and (ii) each series of outstanding Sense8 Preferred Stock is necessary to approve the Merger Agreement. Thomas B. Coull, the President and a director of Sense8, and Patrice Gelband, a director of Sense8, who hold 229,615 and 300,000 shares of Sense8 Common Stock, respectively, have executed irrevocable proxies in favor of EAI to vote for the approval of the Merger

Agreement. The shares of Sense8 Common Stock held by Mr. Coull and Ms. Gelband represent a majority of the outstanding shares of Sense8 Common Stock. Evans & Sutherland Computer Corporation ("E&S"), which holds 220,694 shares of Sense8 Series A Preferred, has executed an irrevocable proxy in favor of EAI to vote for the approval of the Merger Agreement. The shares of Sense8 Series A Preferred held by E&S represent a majority of the outstanding shares of Sense8 Series A Preferred. See "The Special Meeting of the Sense8
Shareholders -- Required Vote." Directors and executive officers of Sense8 and their affiliates beneficially own approximately 65% of the issued and outstanding shares of Sense8 Common Stock. See "Information Concerning
Sense8 -- Security Ownership."

     The consent of the stockholders of EAI is not required to approve the Merger or the Merger Agreement and will not be sought.

PROXIES

     All shares of Sense8 Common Stock represented by properly executed and unrevoked proxies which are received prior to or at the Meeting will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement. Shareholders are urged to mark the box on the proxy to indicate how their shares are to be voted. See "The Special Meeting of the Sense8 Shareholders -- Proxies."

THE MERGER

     Upon the terms and subject to the conditions contained in the Merger Agreement, at the effective time of the Merger, (i) Sense8 will be merged with and into EAI and EAI will continue in existence as the surviving corporation,
(ii) each outstanding share of Sense8 Stock (other than shares with respect to which dissenters' rights have been perfected and treasury shares) will be converted into the right to receive a fraction of a share of EAI common stock, par value $0.01 per share ( "EAI Common Stock"). The conversion ratios for each of the Sense8 Common Stock, the Sense8 Series A Preferred and the Sense8 Series B Preferred will differ due to the respective liquidation preferences of the Sense8 Series A Preferred and the Sense8 Series B Preferred.

     Assuming that certain transaction expenses of Sense8 do not exceed current estimates and that all outstanding convertible notes of Sense8 ("Sense8 Convertible Notes") are converted into Sense8 Preferred Stock on an assumed Closing Date of June 30, 1998 (the "Closing Date"), upon consummation of the Merger each share of Sense8 Common Stock would convert into the right to receive
0.082576 of a share of EAI Common Stock, each share of Sense8 Series A Preferred would convert into the right to receive 0.242135 of a share of EAI Common Stock and each share of Sense8 Series B Preferred would convert into the right to receive 0.496962 of a share of EAI Common Stock. The conversion ratios determined as of the Effective Time may differ slightly from the foregoing estimates due to additional transaction expenses or failure to convert all Sense8 Convertible Notes. See "The Merger -- Merger Consideration."

     EAI will issue only whole shares of EAI Common Stock in connection with the Merger. Each holder of Sense8 Common Stock who otherwise would be entitled to receive a fractional share of EAI Common Stock will instead receive an amount of cash (without interest) determined by multiplying $42.61725 by the fractional share interest to which such holder would otherwise be entitled.

DISSENTERS' RIGHTS

     Under the CGCL, Sense8 shareholders will be entitled to dissent from the Merger and, if the Merger is consummated, to obtain cash in an amount equal to the "fair market value" of their Sense8 Stock which may be more or less than the amount to be received pursuant to the Merger Agreement. Specific procedures are required to be followed in order to exercise such rights. See "The
Merger -- Dissenters' Rights." The Merger Agreement provides that if holders of more than twenty percent of the outstanding Sense8 Common Stock shall have validly exercised their dissenters' rights, EAI may refuse to consummate the Merger and terminate the Merger Agreement.

APPROVAL OF THE MERGER

     The Boards of Directors of EAI and Sense8 have unanimously approved the consummation of the Merger and the transactions contemplated by the Merger Agreement. See "The Merger -- Background of the Merger."

EFFECTIVE TIME OF THE MERGER

     "Effective Time" shall mean the time at which the Merger becomes effective. The Merger will become effective upon the filing of a properly executed Agreement of Merger with the California Secretary of State and a properly executed Certificate of Merger with the Delaware Secretary of State, which is expected to occur not later than five business days after the satisfaction or waiver of the conditions to the Merger.

CONDITIONS TO THE MERGER; TERMINATION

     The consummation of the Merger is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement. The Merger Agreement may be terminated by mutual consent of the Boards of Directors of Sense8 and EAI, by either EAI or Sense8 if certain conditions have not been satisfied, and in certain other situations. If Sense8 terminates the Merger Agreement under certain circumstances, it will be required to make certain payments to EAI and may be required to make certain additional payments if it consummates or agrees to consummate certain types of transactions within the 12-month period following such termination. See "The Merger -- Conditions to Closing," and "-- Termination and Termination Fee."

INTERIM MANAGEMENT AGREEMENT

     In connection with the Merger Agreement, Sense8 and EAI entered into an Interim Management Agreement (the "Management Agreement"). The Management Agreement provides for the joint management of Sense8 by EAI and Sense8 during the period (the "Interim Period") from April 11, 1998 through the date of the consummation of the Merger or termination of the Merger Agreement. Under the Management Agreement, Thomas Coull resigned on April 11, 1998 as Chief Executive Officer of Sense8 and retained the title of President of Sense8. The Executive Vice President of EAI, Martin J. Vanderploeg, Ph.D., began serving as Chief Executive Officer of Sense8 and reports to the Board of Directors of Sense8. The Management Agreement provides that Sense8 shall reimburse EAI for the costs incurred in making EAI's employees, other than Dr. Vanderploeg, available to Sense8 during the Interim Period, and Sense8 shall indemnify all EAI employees who render services to Sense8 during the Interim Period from and against any claims or liabilities relating to their services to Sense8.

OTHER NEGOTIATIONS

     The Merger Agreement places certain restrictions on the extent to which Sense8 can negotiate with prospective purchasers other than EAI. See "The Merger -- No Solicitations."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify, to the extent possible, as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Tax-free treatment of the Merger for the Sense8 shareholders will depend in part on circumstances occurring after the Merger. For a discussion of the possible federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Consequences."

RESALE RESTRICTIONS

     All shares of EAI Common Stock received by Sense8 shareholders in connection with the Merger will be fully transferable, except that shares of EAI Common Stock received by persons who are deemed to be "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended), of Sense8 at the Effective Time may be resold by such persons only in certain circumstances. See "The Merger -- Resale of EAI Common Stock Issued in the Merger; Affiliates."

           SUMMARY SELECTED FINANCIAL INFORMATION AND PER SHARE DATA

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical consolidated financial data of EAI as of and for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 have been derived from audited consolidated financial statements and the note thereto incorporated herein by reference. The financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 have been derived from audited consolidated financial statements which are not included or incorporated herein by reference. The following selected historical financial data of Sense8 as of and for the years ended December 31, 1997 and 1996 have been derived from audited consolidated financial statements and the notes thereto included or incorporated herein by reference. The financial data of Sense8 as of and for the years ended December 31, 1995 and 1994 have been derived from audited consolidated financial statements which are not included or incorporated herein by reference. The following selected historical financial data of Sense8 as of and for the year ended December 31, 1993 have been derived from unaudited consolidated financial statements and have been prepared on the same basis as the historical financial information derived from audited consolidated financial statements. In the opinion of the management of Sense8, the unaudited financial statements of Sense8 from which such data have been derived contain all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results for, and as of the end of, such periods.

              EAI SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------
                                              1997      1996      1995      1994        1993
                                             -------   -------   -------   -------   -----------
STATEMENT OF OPERATIONS DATA:
  Net revenues............................   $49,717   $27,189   $12,249   $ 6,324   $     3,263
  Income (loss) from operations...........      (398)    3,634    (1,212)      268           206
  Net income (loss).......................    (1,697)    2,567    (1,890)      103           109
  Earnings (loss) per share -- diluted....     (0.19)     0.30     (0.39)     0.02          0.03

                                                               AT DECEMBER 31,
                                             ---------------------------------------------------
                                              1997      1996      1995      1994        1993
                                             -------   -------   -------   -------   -----------
BALANCE SHEET DATA:
  Total assets............................   $81,200   $42,299   $ 8,191   $ 3,478   $     2,585
  Long-term obligations...................     1,495     1,654     2,352       648           418
  Stockholders' equity....................    68,331    34,628     2,942     1,813         1,744

                   SENSE8 SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------
                                              1997      1996      1995      1994        1993
                                             -------   -------   -------   -------   -----------
                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues............................   $ 3,988   $ 6,971   $ 5,827   $ 2,485   $     2,069
  Income (loss) from operations...........    (1,502)   (1,305)      298      (134)          263
  Net Income (loss).......................    (1,687)   (1,293)      241      (109)          253

                                                               AT DECEMBER 31,
                                             ---------------------------------------------------
                                              1997      1996      1995      1994        1993
                                             -------   -------   -------   -------   -----------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Total assets............................   $   731   $ 2,033   $ 1,575   $   830   $       959
  Long-term obligations...................       427        --        --        --            --
  Stockholders' equity/(deficit)..........      (982)      554       633       405           568

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following summary unaudited pro forma combined condensed financial data are derived from the unaudited pro forma combined condensed financial statements and notes thereto appearing elsewhere herein, which give effect to the Merger as a purchase, and should be read in conjunction with such unaudited pro forma statements and notes thereto and the separate audited financial statements and notes thereto of EAI and Sense8.

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       FISCAL YEAR ENDED
                                                       DECEMBER 31, 1997
                                                       -----------------
EAI AND SENSE8
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Net Revenues.......................................      $ 53,590
  Income (loss) from operations......................       (10,301)
  Net income (loss)..................................       (11,785)
  Earnings (loss) per share..........................         (1.32)

                                                       FISCAL YEAR ENDED
                                                       DECEMBER 31, 1997
                                                       -----------------
PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA:
  Total Assets.......................................      $ 83,542
  Long-term obligations..............................         1,638
  Stockholders' equity...............................        67,944

                 COMPARATIVE UNAUDITED PRO FORMA PER SHARE DATA

     The following table presents historical, unaudited pro forma combined and unaudited pro forma equivalent per share data of EAI and Sense8, after giving effect to the Merger as a purchase, assuming the Merger had been consummated at the beginning of the periods presented. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the acquisitions been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical audited financial statements and notes thereto of EAI and Sense8 incorporated by reference herein or included elsewhere herein, and the unaudited pro forma combined condensed financial statements included elsewhere herein.

                                                       FISCAL YEAR ENDED
                                                       DECEMBER 31, 1997
                                                       -----------------
EAI HISTORICAL
  Net loss per share.................................       $(0.19)
  Book value per share...............................         6.96
SENSE8 HISTORICAL
  Book value per share...............................        (1.03)
PRO FORMA COMBINED DATA
EAI AND SENSE8
  Net loss per share.................................        (1.32)
  Book value per share...............................         6.80
PRO FORMA EQUIVALENT DATA
EAI AND SENSE8
  Net loss per share.................................        (0.11)
  Book value per share...............................         0.56

                                  RISK FACTORS

     Certain matters discussed in this Proxy Statement/Prospectus are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described below. Many of these factors are beyond EAI's ability to predict or control. Sense8 shareholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Proxy Statement/Prospectus and Sense8 shareholders should not infer that there has been no change in the affairs of EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Proxy Statement/Prospectus. EAI disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     In addition to the other information in this Proxy Statement/Prospectus, the following factors should be considered carefully by Sense8 shareholders in evaluating EAI and its business before approving the Merger Agreement.

FIXED EXCHANGED RATIO DESPITE CHANGE IN EAI STOCK PRICE

     The consideration to be received in the Merger by holders of Sense8 Stock will be based on a fixed number of shares of EAI Common Stock. See "The
Merger -- Merger Consideration". The fixed exchange ratio will not be adjusted in the event of any increase or decrease in the market price of EAI Common Stock between the date hereof and the Effective Time. The price of EAI Common Stock at the Effective Time may be higher or lower than its price on the date of this Proxy Statement/Prospectus or the $42.61725 price used in determining the Merger conversion ratios. Such variations may be the results of changes in the business operations or prospects of EAI, general market and economic conditions or other factors.

VARIABILITY OF OPERATING RESULTS

     EAI has experienced and expects to continue to experience fluctuations in its quarterly results. EAI's revenues are affected by a number of factors, including the timing of the introduction of new software product and interactive products by EAI and its competitors, seasonality of certain customer purchases, product mix, general economic conditions and EAI's ability to obtain agreements from publishers and distributors to market EAI's products. EAI's operating results also will vary significantly depending on changes in pricing, changes in customer budgets and changes in the volume and timing of orders received during the quarter, which are difficult to forecast. As a result of the foregoing and other factors, EAI may experience material fluctuations in future revenues and operating results on a quarterly or annual basis. Therefore, EAI believes that period to period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indicators of future performance.

TECHNOLOGICAL CHANGE AND MARKET ACCEPTANCE

     EAI's success depends on its ability to develop and sell new products, develop site licensing agreements with major manufacturers in the automotive, aerospace, heavy equipment and other manufacturing industries, develop its 3D and 2D software products for new platforms and continue to produce high-quality interactive products in a timely and cost effective manner. In addition, EAI must continually anticipate, and adapt its products to, emerging computer technologies and capabilities, such as enhanced graphics, sound, music, video and speech generation. The life cycles of EAI's products are difficult to estimate because the markets that EAI targets are in the early stages of development and because of uncertainties arising from the effect of future product enhancements, future developments in hardware and software technology and future competition. If EAI's products become outdated and lose market share or if new products or existing product upgrades are not introduced when demanded by the market or are not accepted by the market, EAI's revenues and operating results could be materially adversely affected. There is no assurance that EAI will be able to introduce new products on a timely basis or that such new products will be accepted in the market.

IMPACT OF ACQUISITIONS

     In addition to the proposed acquisition of Sense8, EAI has acquired Rosetta Technologies, Inc. and Cimtech, Inc., both in November 1997, and will continue to identify and evaluate acquisition opportunities in the future. Any acquisition, however, involves inherent uncertainties, such as the effect on the acquired business of integration into a larger organization and the availability of management resources to oversee the operations of the acquired business. EAI's ability to integrate the operations of Sense8 and other acquired companies is important to its future success. There can be no assurance as to EAI's ability to integrate new businesses nor as to its success in managing the larger operations resulting therefrom. Even though an acquired business may have experienced profitability and growth as an independent company prior to its acquisition by EAI, there can be no assurance that such profitability and growth will continue thereafter.

DEPENDENCE ON EMERGING MARKET FOR SOFTWARE PRODUCTS AND CUSTOMER CONCENTRATION

     The market for enterprise-wide visualization software products in the automotive, aerospace, heavy equipment and other manufacturing industries is emerging and dependent on a number of variables, including customer preferences and the rate of adoption of new technology. There can be no assurance that this market will continue to grow or that EAI's software products will be accepted by the market. EAI's growth is dependent in part on significant demand for its software products. In addition, as EAI increasingly markets its 3D and 2D visualization software as an enterprise-wide solution, there can be no assurance that large customers will be willing to invest in EAI's products on a company-wide basis or that users outside the design and engineering areas will accept EAI's products. In 1997, sales of software products to one customer accounted for 19% of EAI's revenues. There can be no assurance that EAI will be able to continue to sell software products to this customer at 1997 levels or, if it fails to do so, that EAI will be able to replace this customer with new customers.

DEPENDENCE ON EMERGING MARKET FOR INTERACTIVE PRODUCTS

     The market for interactive multimedia software products is emerging and dependent on a number of variables, including consumer preferences, shipments of multimedia personal computers, the installed base of multimedia personal computers and the number of other publishers creating interactive software products. There can be no assurance that this market will continue to grow. The market for games and educational multimedia software is characterized by rapid changes in computer hardware and software technology and is highly competitive with respect to timely product innovation. EAI's near-term growth is dependent in part on significant demand for its recently released interactive products and for its products under development. However, EAI does not typically receive royalty revenues from a product until the publisher achieves a minimum level of sales of the product, which may not occur immediately after delivery of the product to the publisher, if at all. There can be no assurance that EAI's new interactive products will be accepted by the market or that EAI will be able to respond effectively to the evolving requirements of the market.

RELIANCE ON THIRD PARTIES TO MARKET AND DISTRIBUTE CERTAIN INTERACTIVE PRODUCTS

     EAI's strategy has been to rely upon third parties to market and distribute its interactive products. EAI does not have an exclusive relationship with any of the current distributors of its interactive products. EAI's relationships with publishers have involved contracts that address a single product or title for a specific market area and do not constitute a continuing market and distribution agreement. There can be no assurance that EAI's relationships with publishers will continue or that EAI will be able to find other means to market and distribute its interactive products. Failure to continue such relationships, establish new relationships or develop independent means of marketing and distributing interactive products could have a material adverse effect on EAI's revenues and operating results.

RELIANCE ON THIRD PARTIES TO MARKET AND DISTRIBUTE CERTAIN SOFTWARE PRODUCTS

     In addition to marketing EAI's software products directly to end users, EAI has contractual relationships with Hewlett-Packard to jointly market and Structural Dynamics Research Corporation (SDRC) to jointly market and distribute certain of EAI's software products. Although these contracts represent a significant marketing and distribution opportunity for EAI's software products, there can be no assurance that these contractual relationships will be successful in creating significant sales or that these relationships will be continued beyond their contract terms.

MANAGEMENT OF GROWTH AND INTERNATIONAL EXPANSION

     EAI has experienced and may continue to experience rapid growth which could place a significant strain on EAI's employees, operating procedures, financial resources and information systems. EAI plans to introduce a significant number of new products, increase its production capacity and development expenditures, expand its sales and marketing initiatives and hire additional employees. Such activities will require significant managerial expertise. If EAI is unable to manage its growth effectively, EAI's revenues, operating results and financial condition could be materially adversely affected. In addition, in connection with EAI's plans to increase its sales and marketing presence in Europe and Asia, EAI will be incurring expenses in advance of revenues. If EAI is unsuccessful in generating sufficient revenues to recover their expenses or is unable to hire, train and retain experienced international sales and marketing personnel, EAI's revenues, operating results and financial condition could be adversely affected. Increased international activity could expose EAI to foreign currency fluctuations, foreign labor laws and other unforeseen problems.

COMPETITION

     EAI expects significant competition in each of its two product lines:

SOFTWARE PRODUCTS

     Large computer companies or companies competing in the CAD/CAE/CAM and project data management markets could offer products with the same or similar functionality as offered by EAI. Such companies, some of which have substantially greater financial and other resources than EAI, include Autodesk Inc., Dassault Systems, Division Plc., IBM, Parametric Technology Corp., SDRC, and Silicon Graphics, Inc. Although EAI believes it has a technological advantage over potential competitors in these markets, maintaining its advantage will require continuing investment by EAI in research and development and sales and marketing. There can be no assurance that EAI will have sufficient resources to make such investments or that such investments will be successful.

INTERACTIVE PRODUCTS

     The interactive software publishing industry is intensely competitive. EAI's sales to the educational and consumer markets may be adversely affected by the increasing number of competitive products. EAI's interactive products will compete directly against other educational and consumer software products including multiplayer Internet games. EAI's competitors in this area include a large number of companies, some of which have substantially greater financial, technical, marketing and other resources than EAI, such as Broderbund Software Inc., Condent Corporation International, Digital Domain Inc., GT Interactive Software Corp., and SoftKey International Inc. Moreover, large corporations, such as Microsoft Corporation and The Walt Disney Company, which have substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for consumer software.

     While EAI believes that most special effects firms target the feature film and advertising markets, these firms could refocus their efforts in the commercial markets, an area in which EAI derives a portion of its interactive product revenue. These special effects firms, some of which have substantially greater financial, technical, marketing and other resources than EAI, include Dreamworks SKG, Industrial Light and Magic (a division of Lucasfilm Limited), and Pixar. In addition, a large number of small companies provide custom animations to commercial markets as a complement to their primary business of studio film production, engineering consulting and communications consulting.

YEAR 2000 COMPUTER CONVERSION

     EAI has developed and implemented a plan to upgrade its information technology in order to prepare for the year 2000 and has completed conversion of all critical data processing systems. All of EAI's systems and applications are 2000 compliant. EAI has also initiated communications with its significant vendors to determine the extent to which EAI's systems may be vulnerable to third parties' failure to remediate their own 2000 issues. Management currently does not anticipate such a failure to be an issue. However, operating results could be impacted if the systems of other companies with whom EAI transacts business are not compliant in a timely manner.

PROTECTION OF PROPRIETARY RIGHTS

     EAI's success and ability to compete is dependent in part upon its extensive proprietary technology and databases. EAI relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party non-disclosure and non-competition agreements and other methods to protect its proprietary rights. There can be no assurance that these measures will prevent EAI's competitors from obtaining or using EAI's proprietary technology and databases. Certain of EAI's products include mechanisms intended to prevent or inhibit unauthorized copying. In addition, EAI packages its software products with license agreements, which prohibit unauthorized copying of such products. Unauthorized copying does, however, occur in the software industry, and if a significant amount of unauthorized copying of EAI's products were to occur, EAI's revenues and operating results could be adversely affected. The laws of certain countries in which EAI's products are or may be distributed do not protect EAI's products and proprietary rights to the same extent as do the laws of the United States. Furthermore, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against EAI in the future with respect to current or future products, or that any such assertion will not require EAI to enter into royalty arrangements or result in costly litigation.

DEPENDENCE ON KEY PERSONNEL

     EAI's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. EAI's key employees may voluntarily terminate their employment with EAI at any time. Competition for such employees is intense and the process of locating key technical and management personnel with the combination of skills and attributes required to execute EAI's strategy can be lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect on EAI's revenues, operating results and financial condition. EAI maintains key person insurance covering certain of its executive officers. However, the amount of insurance may not be sufficient to offset EAI's loss of the services of any of its executive officers.

RISK OF LIABILITY CLAIMS BY CUSTOMERS

     Although EAI has not experienced product liability claims by customers, EAI could experience such claims in the future. EAI's interactive software products carry a disclaimer that the products should not be used for diagnostic or treatment purposes and are only for educational and medical reference purposes. EAI has general liability insurance and insurance for errors and omissions in the content of its products. If a liability claim were to be made, there can be no assurance that EAI would be successful in defending against the claim or, if unsuccessful, that the amount of insurance coverage, if any, would be sufficient to pay the claim.

SHARE PRICE VOLATILITY

     The trading price of the EAI Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by EAI or its competitors, general conditions in the software and computer industries and other events or factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the EAI Common Stock.

ANTI-TAKEOVER PROVISIONS

     EAI's Certificate of Incorporation and By-laws and Delaware law contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving EAI. These provisions are intended to encourage any person interested in acquiring EAI to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of EAI not approved by the Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of EAI's stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of EAI Common Stock at a premium, as well as create a depressive effect on the market price of the shares of EAI Common Stock. In addition to the EAI Common Stock, EAI's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock. EAI has no current plans to issue any shares of preferred stock. However, because the rights and preferences for any series of preferred stock may be set by the Board of Directors in its sole discretion, EAI may issue preferred stock that has rights and preferences superior to the rights of holders of shares of the EAI Common Stock and thus may adversely affect the rights of holders of shares of the EAI Common Stock. In addition, the Board of Directors has adopted a Stockholders Rights Plan that may have an anti-takeover effect and may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers that certain stockholders may deem to be in their best interests).

DIVIDENDS

     EAI has not paid any dividends and does not currently anticipate paying cash dividends in the future. There can be no assurance that EAI will ever pay a cash dividend.

                 THE SPECIAL MEETING OF THE SENSE8 SHAREHOLDERS

DATE, TIME AND PLACE

     The special meeting (the "Meeting") of the shareholders of Sense8
Corporation, a California corporation ("Sense8"), will be held on          ,
1998 at the offices of Sense8 located at 100 Shoreline Highway, Suite 282, Mill Valley, California 94941 at 9:00 a.m. Pacific Daylight Time.

PURPOSE OF THE MEETING

     At the Meeting, the shareholders of Sense8 will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger dated as of April 30, 1998 (the "Merger Agreement") among Engineering Animation, Inc., a Delaware corporation ("EAI"), a wholly-owned subsidiary of EAI, and Sense8, pursuant to which, among other things, Sense8 will be merged with and into EAI (the "Merger"). See "The Merger."

RECORD DATE

     Only holders of record of Sense8 common stock, par value $0.001 per share (the "Sense8 Common Stock") and Sense8 Preferred Stock, par value $0.001 per share (the "Sense8 Preferred Stock"), at the close of business on April 11, 1998 (the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 828,693 shares of Sense8 Common Stock and 308,929 shares of Sense8 Preferred Stock designated as Series A Preferred Stock ("Sense8 Series A Preferred") outstanding, each of which is entitled to one vote at the Meeting. There were no shares of Sense8 Preferred Stock designated as Series B Preferred Stock ("Sense8 Series B Preferred") outstanding on the Record Date.

REQUIRED VOTE

     The representation in person or by proxy of at least a majority of the issued and outstanding shares of Sense8 Stock is necessary to establish a quorum for the transaction of business at the Meeting. According to the California General Corporation Law, as amended, (the "CGCL"), and Sense8's Articles of Incorporation, the affirmative vote of a majority of the outstanding shares of
(i) Sense8 Common Stock, and (ii) each series of outstanding Sense8 Preferred Stock is necessary to approve the Merger Agreement. Thomas B. Coull, the President and a director of Sense8, and Patrice Gelband, a director of Sense8, who hold 229,615 and 300,000 shares of Sense8 Common Stock, respectively, have executed irrevocable proxies in favor of EAI to vote for the approval of the Merger Agreement. The shares of Sense8 Common Stock held by Mr. Coull and Ms. Gelband represent a majority of the outstanding shares of Sense8 Common Stock. Evans & Sutherland Computer Corporation ("E&S"), which holds 220,694 shares of Sense8 Series A Preferred, has executed an irrevocable proxy in favor of EAI to vote for the approval of the Merger Agreement. The shares of Sense8 Series A Preferred held by E&S represent a majority of the outstanding shares of Sense8 Series A Preferred. Directors and executive officers of Sense8 and their affiliates beneficially own approximately 65% of the issued and outstanding shares of Sense8 Common Stock.

     The consent of the stockholders of EAI is not required to approve the Merger or the Merger Agreement and will not be sought.

PROXIES

     All shares of Sense8 Stock represented by properly executed and unrevoked proxies which are received prior to or at the Meeting will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement. Shareholders are urged to mark the box on the proxy to indicate how their shares are to be voted.

     If an executed proxy is returned and the shareholder has abstained from voting on approval of the Merger Agreement, the shares of Sense8 Stock represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of at least a majority of the issued and outstanding shares of Sense8 Stock, abstentions will have the same effect as a vote against approval of the Merger Agreement.

     It is not expected that any matter other than those referred to in this Proxy Statement/Prospectus will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

     Any Sense8 shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) providing written notice to the Secretary of Sense8 at 100 Shoreline Highway, Suite 282, Mill Valley, California 94941, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

     The approval of EAI's stockholders is not required for EAI to consummate the Merger.

                                   THE MERGER

     Set forth below is a brief description of various provisions of the Merger Agreement with references to specific sections. This summary does not purport to be complete and is qualified in its entirety by reference to the complete Merger Agreement which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated by reference herein. The shareholders of Sense8 are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     On February 4, 1997, several of Sense8's senior managers traveled to EAI's Ames facility to present Sense8's technology and products to several of EAI's senior managers including Dr. Martin J. Vanderploeg, EAI's Executive Vice President and Chief Technology Officer. The purpose of this meeting was for each company to learn more about the other's products and technologies, with a focus on developing a mutually beneficial strategic relationship. Dr. Vanderploeg and Dr. Matthew M. Rizai, President and Chief Executive Officer of EAI, then met with Sense8's board of directors and senior management on February 21, 1997, at Sense8's Mill Valley headquarters. At this meeting, discussions continued regarding the potential for a strategic relationship, which included the possibility of a merger.

     On February 28, 1997, EAI purchased from Sense8 a license to distribute the "Device Server", a stand alone WorldToolKit application that provided support for virtual reality input devices to EAI's VisMockUp program. On March 18, 1997, Sense8 and EAI jointly announced a strategic partnership to collaboratively meet the growing 3D prototyping and automation needs of the design and manufacturing industries. This relationship was to range from technology integration to joint product development.

     In late March 1997, Dr. Vanderploeg contacted Thomas B. Coull, President of Sense8, to begin discussing the possibility of a merger. They explored, and ultimately rejected, the possibility of a merger of the two companies at that time.

     In June 1997, senior management of Sense8 decided to explore strategic and financial alternatives to support the business goals of bringing Sense8's products and services to mainstream commercial markets as well as to provide financial stability for growth. Sense8 engaged Communications Capital Partners on August 7, 1997 to develop and assist in Sense8's evaluation of alternatives for the company. During the first week of August 1997, Patricia E. Glovsky, a partner of Communications Capital Partners, contacted Dr. Rizai to discuss his interest in acquiring Sense8. Dr. Rizai declined to pursue acquisition discussions at that time.

     Between August 1997 and January 1998, Sense8 and Communication Capital Partners contacted a number of companies to explore the potential for a strategic investment in, or acquisition of, Sense8. In January 1998, Ms. Glovsky contacted Dr. Rizai to discuss the possibility of an acquisition. At that time, Dr. Rizai arranged for Jerome M. Behar, Chief Financial Officer of EAI, to handle the discussions. Mr. Behar began to pursue discussions in February 1998. After confirming that EAI would proceed with acquisition discussions in February 1998, Mr. Coull contacted Dr. Vanderploeg to continue the discussions of early 1997.

     On February 26, 1998, Sense8 entered into a binding letter of intent (the "LOI") with E&S, a holder of Sense8 Preferred Stock, for a financing of Sense8. The agreement included, among other things, a right of first refusal in favor of E&S to match any offers to purchase Sense8 received through April 20, 1998, as well as an exclusive option (the "Option") to acquire Sense8 during the period commencing April 21, 1998 through May 31, 1998 for a purchase price of $2,750,000 in cash and the assumption of all Sense8's liabilities. In addition, E&S agreed to waive its rights to receive distributions as a Sense8 shareholder in the event E&S decided to acquire Sense8. E&S subsequently waived its right of first refusal with respect to the Merger and deferred its Option until consummation or termination of the Merger.

     Also in February 1998, senior management of EAI stated its interest to pursue the acquisition of Sense8. On March 3, 1998, Sense8's Board of Directors accompanied by senior management and Ms. Glovsky, met with EAI senior management in Ames, Iowa to determine financial, strategic and corporate objectives for the companies, in addition to discussing the terms of a possible merger.

     On the afternoon of March 10, 1998, Mr. Behar and Jamie A. Wade, Vice President of Administration and General Counsel for EAI, made a financial proposal to Communication Capital Partners, the investment banker representing Sense8. On March 14, Mr. Coull and Patrice Gelband, a Sense8 board member, Ms. Glovsky, Richard W. Beatty, managing partner of Communications Capital Partners, and Mr. Behar, met to further discuss the financial considerations of merging both companies. That evening, the parties agreed in principle on the terms of the merger and documented their agreement in a non-binding letter of intent.

     Between March 23 and April 4, 1998 numerous telephone conversations occurred to address the terms of the potential merger, the operational issues involved in a potential combining of Sense8 and EAI, and the structure of the transaction. The Sense8 Board of Directors reviewed the final Merger Agreement and the ancillary agreements, including the interim management agreement, and approved such agreements on April 11. As of April 30, 1998, the parties to the Merger Agreement executed an amended and restated merger agreement to change the structure of the Merger so that Sense8 would merge directly into EAI.

SENSE8'S REASONS FOR THE MERGER

     Certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described in "Risk Factors." Many of these factors are beyond Sense8's ability to predict or control. Sense8 shareholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Proxy Statement/Prospectus and Sense8 shareholders should not infer that there has been no change in the affairs of Sense8 or EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Proxy Statement/Prospectus. Sense8 and EAI disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     FINANCIAL RESOURCES. During 1997 and into 1998 Sense8 was experiencing serious cash flow difficulties. The Merger will permit the combined company to continue to develop Sense8 technology using EAI's financial resources. The Sense8 Board believes such resources give Sense8 the opportunity to focus on its core business capabilities and grow the combined companies' operations, and well as to pay down or pay off certain of its outstanding liabilities.

     SUPERIOR OFFER BY EAI. Under the terms of the LOI with E&S, E&S subsequently deferred the acquisition of Sense8 during the period commencing April 21, 1998 through May 31, 1998 for a total purchase price of (i) $2,750,000 in cash, (ii) the assumption of all Sense8's liabilities, and (iii) an agreement to waive its rights to receive distributions as a Sense8 shareholder should E&S decide to acquire Sense8. EAI's offer to acquire Sense8 included a purchase price which was higher than the Option price negotiated by E&S.

     COMPETITIVE ADVANTAGE. The combined company expects to offer software products that provide enterprise-wide product visualization as well as specialized virtual reality capabilities which should give the combined company greater market acceptance and competitive advantage.

     ECONOMIES OF SCALE. Sense8 will have access to EAI's distribution infrastructure which will provide more cost effective product development, shipping and customer billing.

     SHAREHOLDER LIQUIDITY. The proposed merger will provide liquidity in the public market for Sense8's shareholders and option holders by replacing the illiquid Sense8 Stock and options with publicly-traded EAI Common Stock and options to purchase such EAI Common Stock.

     In the course of its deliberations, the Sense8 Board reviewed and considered the following additional factors: (i) the additional terms and conditions of the Merger Agreement, including the amount and form of the consideration; (ii) information regarding EAI's and Sense8's respective businesses, prospects, financial performance, financial condition, operations and technology; (iii) the expectation that the Merger will permit Sense8 shareholders to exchange their shares of Sense8 Common Stock for EAI Common Stock on a tax-free basis; (iv) an evaluation by the Sense8's management of the historical strategic relationship between Sense8 and EAI; (v) Sense8's financial condition and liquidity issues; and (vi) the economic alternatives currently available to Sense8.

     The Sense8 Board also considered the following potentially negative factors: (i) the potential disruption of Sense8's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of Sense8 and EAI; (ii) the various conditions to the Merger and the possibility that the Merger might not be consummated; (iii) the risk that the other benefits sought to be achieved in the Merger will not be achieved; and (iv) the other risks described above under "Risk Factors."

     The foregoing discussion of the information and factors considered and given weight by the Sense8 Board is not intended to be exhaustive. In the view of the variety of factors considered in connection with its evaluation of the Merger, the Sense8 Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors and information considered in reaching its determination. In addition, individual members of the Sense8 Board may have given different weights to different factors. Moreover, there can be no assurance that any of the expectations set forth in the preceding paragraphs will be fulfilled or that any of the expected benefits of the Merger will be realized.

SENSE8 BOARD APPROVAL AND RECOMMENDATION OF THE MERGER

     For the reasons stated under "Sense8's Reasons for the Merger," the Sense8 Board believes that the Merger Agreement is fair to, and in the best interests of, Sense8 and the holders of Sense8 securities. THE BOARD OF DIRECTORS OF SENSE8 UNANIMOUSLY HAS APPROVED THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS OF SENSE8 VOTE FOR ITS ADOPTION.

EAI REASONS FOR THE MERGER

     Certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described in "Risk Factors." Many of these factors are beyond EAI's ability to predict or control. Sense8 shareholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Proxy Statement/Prospectus and Sense8 shareholders should not infer that there has been no change in the affairs of EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Proxy Statement/Prospectus. EAI disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     The Merger fits with EAI's growth strategy to provide customers throughout an enterprise with a full spectrum of product data visualization solutions, from desktop product visualization to high-end simulation and immersive display. In particular, the Merger will enhance EAI's leadership in the MCAD market while strengthening EAI's ability to provide customers with a broad offering of product visualization solutions. EAI believes that Sense8's simulation and immersive 3D solutions can be successfully integrated with EAI's VisProducts to provide customers a complete solution for accessing, viewing and analyzing large, complex models and immersively interacting with digital project data. EAI believes that the products resulting from the integration of Sense8's technology into EAI's VisProducts will allow EAI to expand its offerings to existing customers and to attract new customers.

MERGER CONSIDERATION

     Upon the terms and subject to the conditions contained in the Merger Agreement, at the Effective Time of the Merger, (i) Sense8 will be merged with and into EAI and EAI will continue in existence as the surviving corporation,
(ii) each outstanding share of Sense8 Common Stock (other than shares with respect to which dissenters' rights have been perfected ("Dissenting Shares") and shares to be canceled pursuant to clause (v) below) will be converted into the right to receive that fraction of a share of EAI Common Stock equal to the Exchange Ratio (as defined below), (iii) each outstanding share of Sense8
Series A Preferred (other than Dissenting Shares and shares to be canceled pursuant to clause (v) below) will be converted into the right to receive a preference distribution of 0.159560 of a share of EAI Common Stock (the "Per Share Series A Preference Amount") and that fraction of a share of EAI Common Stock equal to the Exchange Ratio, (iv) each outstanding share of Sense8 Series B Preferred (other than Dissenting Shares and shares to be canceled pursuant to clause (v) below) will be converted into the right to receive a preference distribution of 0.414386 of a share of EAI Common Stock (the "Per Share Series B Preference Amount") and that fraction of a share of EAI Common Stock equal to the Exchange Ratio, and (v) each share of Sense8 Stock owned by Sense8 as treasury shares or owned directly or indirectly by Sense8, EAI, or a wholly-owned subsidiary of EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor.

     Pursuant to the Merger Agreement, the exchange ratio in the Merger (the "Exchange Ratio") will be determined as follows: Each share of Sense8 Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) the number obtained by dividing the Remaining Total Merger Consideration (as defined below) by the total of the number of shares of Sense8 Stock outstanding immediately prior to the Effective Time (omitting any shares of Sense8 Common Stock issued after April 11, 1998 as a result of the exercise of an option to purchase Sense8 Common Stock) plus the number of shares of Sense8 Stock issuable upon the exercise of all warrants to purchase Sense8 Stock ("Sense8 Warrants") outstanding immediately prior to the Effective Time, divided by (y) $42.61725. The "Remaining Total Merger Consideration" is the difference of (i) the Total Merger Consideration (as defined below) less (ii) the Series A Preference Amount (as defined below) and the Series B Preference Amount (as defined below).

     The total consideration payable to holders of Sense8 Stock and Sense8 Warrants upon consummation of the Merger (the "Total Merger Consideration") shall equal (i) $6,793,089 minus (ii) any legal fees, 1996 audit costs or brokers' costs of Sense8 as of the Closing Date which relate to the Merger and which are not reflected on the March 31, 1998 consolidated balance sheet of Sense8, attached as Exhibit C to the Merger Agreement ("Additional Sense8 Costs"), plus (iii) the principal amount and converted interest of any Sense8 Convertible Notes which are converted prior to the Effective Time.

     Assuming the conversion of all Sense8 Convertible Notes on the Closing Date, the preference amount for the Series A Preferred Stock (the "Series A Preference Amount") will equal $2,383,427, which will equal $6.80 times the total of the number of shares of Sense8 Series A Preferred outstanding immediately prior to the Effective Time plus the number of shares of Sense8 Series A Preferred issuable upon (i) the exercise of all Sense8 Warrants to purchase Sense8 Series A Preferred outstanding immediately prior to the Effective Time and (ii) the conversion of the principal and accrued interest of all Sense8 Convertible Notes on the Closing Date. Assuming the conversion of all Sense8 Convertible Notes on the Closing Date, the preference amount for the Series B Preferred Stock (the "Series B Preference Amount") will equal $562,930, which will equal $17.66 times the total of the number of shares of Sense8 Series B Preferred outstanding immediately prior to the Effective Time plus the number of shares of Sense8 Series B Preferred issuable upon (i) the exercise of all Sense8 Warrants to purchase Sense8 Series B Preferred outstanding immediately prior to the Effective Time and (ii) the conversion of the principal and accrued interest of all Sense8 Convertible Notes on the Closing Date.

     If (i) there are no Additional Sense8 Costs, and (ii) all Sense8 Convertible Notes are converted on an assumed Closing Date of June 30, 1998, the Exchange Ratio will be 0.082576 of a share of EAI Common Stock. In that event, upon consummation of the Merger each share of Sense8 Common Stock would convert into the right to receive 0.082576 of a share of EAI Common Stock (the Exchange Ratio), each share of Sense8 Series A Preferred would convert into the right to receive 0.242135 of a share of EAI Common Stock (the Exchange Ratio plus the Per Share Series A Preference Amount) and each share of Sense8 Series B Preferred would convert into the right to receive 0.496962 of a share of EAI Common Stock (the Exchange Ratio plus the Per Share Series B Preference Amount). The Exchange Ratio as of the Effective Time may differ slightly from the foregoing estimate due to Additional Sense8 Costs or failure to convert all Sense8 Convertible Notes.

     EAI will issue only whole shares of EAI Common Stock in connection with the Merger. Each holder of Sense8 Common Stock who otherwise would be entitled to receive a fractional share of EAI Common Stock will instead receive an amount of cash (without interest) determined by multiplying $42.61725 by the fractional share interest to which such holder would otherwise be entitled. [Article III]

EFFECTIVE TIME OF THE MERGER

     "Effective Time" shall mean the time at which the Merger becomes effective. The Merger will become effective upon the filing of a properly executed Agreement of Merger with the California Secretary of State and a properly executed Certificate of Merger with the Delaware Secretary of State, which EAI and Sense8 expect will occur not later than five business days after the satisfaction or waiver of the conditions to the Merger. See "-- Conditions to Closing."

CONVERSION OF SHARES IN THE MERGER

     All of the shares of Sense8 Stock converted into EAI Common Stock pursuant to the Merger will no longer be outstanding and will automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such Sense8 Stock (a "Certificate") will thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and (ii) cash in lieu of fractional shares into which the shares of Sense8 Stock represented by such Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or Sense8 Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then EAI and Sense8 have agreed that an appropriate and proportionate adjustment will be made to the Exchange Ratio. [Section 2.3]

     At the Effective Time, all shares of Sense8 Stock that are owned by Sense8 as treasury stock or owned, directly or indirectly, by Sense8, EAI or any wholly-owned subsidiary of EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor. All shares of EAI Common Stock that are owned by Sense8 will become treasury stock of EAI. [Section 2.3(h)]

EXCHANGE OF SHARES

     Upon proper surrender of a Certificate representing all of the issued and outstanding shares of Sense8 Stock owned by the surrendering Sense8 shareholder for exchange and cancellation to EAI, the holder of such Certificate will be entitled to receive at the Closing in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of Sense8 Stock has become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. [Section 2.4]

     After the Effective Time, there will be no transfers on Sense8's stock transfer books of shares of Sense8 Stock. [Section 2.3(i)]

WARRANTS TO ACQUIRE SENSE8 COMMON STOCK

     At the Effective Time, each outstanding Sense8 Warrant shall be assumed by EAI. Each such Sense8 Warrant shall thereafter be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Sense8 Warrant, (i) the same number of shares of EAI Common Stock as such Sense8 Warrant would have been exchangeable for had such Sense8 Warrant been exercised in full immediately prior to the Effective Time and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Sense8 Common Stock otherwise purchasable pursuant to such Sense8 Warrant divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such warrant to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Sense8 Warrant shall not include any fractional share and, upon exercise of such Sense8 Warrant, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the Nasdaq Stock Market National Market ("NNM") on the trading day immediately preceding the date of exercise. As soon as practicable after the Effective Time, EAI shall deliver to the holders of Sense8 Warrants appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Sense8 Warrants shall be deemed to be appropriately amended so that such Sense8 Warrants shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Sense8 Warrants (subject to certain adjustments). [Section 2.5]

OPTIONS TO ACQUIRE SENSE8 COMMON STOCK

     At the Effective Time, each outstanding option to purchase Sense8 Common Stock (the "Sense8 Options"), whether vested or unvested, shall be assumed by EAI. Each such Sense8 Option so assumed by EAI under the Merger Agreement shall continue to have and be subject to the same terms and conditions set forth in the applicable Sense8 Stock Option immediately prior to the Effective Time. Each such Sense8 Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Sense8 Option, (i) the same number of shares of EAI Common Stock as such Sense8 Option would have been exchangeable for had such Sense8 Option been exercised in full immediately prior to the Merger and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Sense8 Common Stock otherwise purchasable pursuant to such Sense8 Option divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Sense8 Option shall not include any fractional share and, upon exercise of such Sense8 Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise. As a condition to EAI's obligations to consummate the Merger, each holder of a Sense8 Option, which by its terms does not automatically convert in the Merger into an option to purchase EAI Common Stock, shall have consented to the above described assumption pursuant to a written agreement or instrument signed by such holder. As soon as practicable after the Effective Time, EAI shall deliver to the holders of Sense8 Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Sense8 Options shall be deemed to be appropriately amended so that such Sense8 Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Sense8 Options (subject to certain adjustments). [Section 2.6]

     Within three business days following the Closing Date, EAI will file a registration statement on Form S-8 covering the Sense8 Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such options remain outstanding. [Section 2.6(c)]

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by EAI and by Sense8. The representations and warranties of Sense8 relate to Sense8 and, more specifically, to the corporate organization and capital structure of Sense8; Sense8's authority to consummate the transactions contemplated by the Merger Agreement and the lack of conflicts with certain of Sense8's other obligations; regulatory matters; the filing of required governmental reports; compliance with laws; Sense8's financial statements; the absence of certain changes affecting Sense8 since March 31, 1998; the absence of material legal proceedings or restrictions affecting Sense8; tax matters; employee benefit matters; Sense8's employment and labor relations; contractual matters; the absence of certain undisclosed liabilities; environmental matters; the tangible assets owned by Sense8; real property matters; intellectual property matters; the inventory of Sense8; the notes and accounts receivable of Sense8; the bank accounts, powers of attorney and guaranties granted by Sense8; certain insurance matters; service contracts and warranties entered into by Sense8; the disclosure of certain relationships between Sense8 and certain of its affiliates; the information to be included in this Proxy Statement/Prospectus; broker's or finder's fees; certain customer relationships of Sense8; and the lack of untrue statements or omissions in any disclosure to EAI. [Article III]

     EAI also makes various representations and warranties in the Merger Agreement relating to its corporate organization and capital structure; EAI's authority to consummate the Merger Agreement and the lack of conflicts with certain of its other obligations; regulatory matters; EAI's reports under the Exchange Act filed with the Commission; information to be included in this Proxy Statement/Prospectus; broker's or finder's fees; and the lack of untrue statements or omissions in any disclosure to Sense8. [Article IV]

CONDUCT OF BUSINESS PENDING CONSUMMATION OF THE MERGER

     Sense8 has agreed that, prior to the Effective Time, unless EAI shall otherwise agree in writing, or as permitted in the Merger Agreement, it will conduct its business in the ordinary course consistent with past practice, use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, retain the services of its key officers and employees and take no action that would adversely affect or delay the ability of either of EAI or Sense8 to obtain the necessary governmental approvals necessary to consummate the transactions contemplated by the Merger Agreement. [Section 5.1]

     In addition, Sense8 has agreed that, prior to the Effective Time, it will not take any of the following actions without the prior written consent of EAI unless expressly contemplated or permitted by the Merger Agreement: incur any indebtedness for borrowed money or otherwise become liable for the obligations of another, or make any loan or advance; engage in certain actions regarding its capital structure; sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or release any indebtedness or claims of third parties except in the ordinary course of business consistent with past practice; make any investment in any third party; enter into, amend or terminate certain contracts, except in the ordinary course of business consistent with past practice; take certain actions regarding compensation and benefits matters; settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); amend its articles of incorporation or bylaws; or take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, any of the conditions to the Merger not being satisfied, or the violation of any provision of the Merger Agreement, except as may be required by applicable law. [Section 5.2]

CONDITIONS TO CLOSING

     The obligations of EAI and Sense8 to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must be obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired; (ii) all consents necessary to transfer all of Sense8's rights, title and interest to its facilities in Mill Valley, California must have been obtained in accordance with the lease, and shall remain in full force and effect; (iii) no order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect, and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; (iv) the Merger Agreement and the transactions contemplated thereby must have been approved by holders owning a majority or more of the issued and outstanding shares of Sense8 Common Stock and by holders owning a majority or more of the issued and outstanding shares of each class of Sense8 Preferred Stock; and (v) the legal opinion of Brobeck, Phleger & Harrison LLP regarding the federal income tax consequences of the Merger shall not have been amended, modified or withdrawn. [Section 7.1]

     The obligation of EAI to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Sense8 that are qualified with reference to a Material Adverse Effect (as defined in the Merger Agreement) or materiality shall be true and correct, and the representations and warranties of Sense8 that are not so qualified shall be true and correct except to the extent such failure does not constitute a Material Adverse Effect, in each case as of April 11, 1998 (except to the extent that such representations and warranties speak as of an earlier date), and Sense8 must have performed in all material respects all of its obligations pursuant to the Merger Agreement and EAI shall have received a certificate signed by Sense8's president to that effect; (ii) holders of not more than twenty percent of the outstanding Sense8 Stock shall have validly exercised their "dissenters' rights" pursuant to Chapter 13 of the CGCL; (iii) each holder of a Sense8 Option which does not automatically convert in the Merger into an option to acquire EAI Common Stock shall have consented in writing to the assumption by EAI of the Sense8 Option as contemplated in the Merger Agreement; and (iv) EAI must have received a legal opinion from Brobeck, Phleger & Harrison LLP substantially in the form attached to the Merger Agreement, together with such closing documents and certificates as EAI or its counsel shall reasonably request. [Section 7.2]

     The obligation of Sense8 to effect the Merger is also subject to the satisfaction or waiver by Sense8 at or prior to the Effective Time of the following conditions: (i) the representations and warranties of EAI that are qualified with a reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects as of April 11, 1998 (except to the extent that such representations and warranties speak as of an earlier date), and EAI must have performed in all material respects all of its obligations pursuant to the Merger Agreement, and Sense8 must have received a certificate signed by EAI's chief executive officer or chief financial officer to that effect; (ii) Sense8 must have received a legal opinion from Jamie A. Wade, General Counsel of EAI, substantially in the form attached to the Merger Agreement, together with such closing documents and certificates as Sense8 or its counsel shall reasonably request; and (iii) this Registration Statement shall have been declared effective under the Securities Act and shall not be subject to any stop order. [Section 7.3]

     At any time prior to the Effective Time, the respective Boards of Directors of EAI and Sense8 may, to the extent legally allowed, amend the Merger Agreement, extend the time for the performance of any of the obligations or other acts of the parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or waive compliance with any of the agreements or conditions contained therein. However, after the shareholders of Sense8 have approved the Merger Agreement and the consummation of the transactions contemplated thereby, no amendment, extension or waiver of the Merger Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Sense8 Stock may be effected unless the consent of the Sense8 shareholders is obtained. [Section 8.3]

TERMINATION AND TERMINATION FEE

     The Merger Agreement may be terminated and the Merger may be abandoned anytime prior to the Effective Time by the written mutual consent of the EAI and Sense8 Boards of Directors. The Merger Agreement may be terminated in certain other circumstances, as follows:

          (i) by either the Sense8 or the EAI Board of Directors, if any governmental authority required to grant a regulatory approval has denied approval of the Merger, or any governmental authority of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

          (ii) by either the Sense8 or the EAI Board of Directors (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), if (x) there has been a material breach of any of the representations or warranties or any of the covenants or agreements contained in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to June 30, 1998, (y) the Closing shall not have occurred on or before June 30, 1998 provided that neither Board of Directors shall be entitled to terminate the Merger Agreement pursuant to (y) if the reason the Closing has not occurred by such date is because any governmental authority which is required to grant a regulatory approval in connection with the Merger has failed to act, this Registration Statement shall have been filed but shall not yet have been declared effective, the Meeting shall not have occurred in accordance with the requirements of the

     CGCL, or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before August 31, 1998; or

          (iii) by the Sense8 Board of Directors (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to Sense8 and its shareholders; provided, however, that if such action is taken by Sense8, then within two days of such termination, Sense8 shall reimburse EAI for its out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement; and provided, further, that if Sense8 consummates any transaction pursuant to a Takeover Proposal (as defined below) (x) within 12 months following the date of the Merger Agreement, or (y) pursuant to a definitive agreement executed by Sense8 during such 12-month period, then Sense8 shall also promptly pay to EAI $300,000 upon the closing of such transaction; provided, however, if the Meeting shall have occurred and the Sense8 shareholders have voted with respect to approval of the Merger and the vote necessary to approve the Merger is not received, then the Merger Agreement shall automatically terminate as of the date of the Meeting and, within two days of such termination, Sense8 will pay to EAI $75,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated in the Merger Agreement. [Section 8.1]

NO SOLICITATIONS

     The Merger Agreement places certain restrictions on the extent to which Sense8 may negotiate with prospective purchasers other than EAI. The Merger Agreement specifically provides that Sense8 shall not, and it shall use its best efforts to cause its directors, officers, employees and shareholders, and all investment bankers, attorneys or other advisors or representatives retained by Sense8 not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal or (iv) enter into any agreement with respect to any Takeover Proposal.

     Notwithstanding the foregoing paragraph, the directors, executive officers or shareholders of Sense8, or the investment bankers, attorneys, or other advisors or representatives of Sense8 may participate in discussions or negotiations with, or furnish information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of Sense8's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written Takeover Proposal to the Sense8 Board of Directors, which proposal identifies a price or range of values to be paid and based on the advice of Sense8's investment bankers, the Sense8 Board of Directors has determined that such Takeover Proposal is financially more favorable to the shareholders of Sense8 than the terms of the Merger; (iii) the Sense8 Board of Directors has determined, based on the advice of Sense8's investment bankers, that such third party is financially capable of consummating the transactions specified in such Takeover Proposal; and (iv) the Sense8 Board of Directors has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, however, Sense8 is prohibited from providing any non-public information to such third party unless (x) prior to the date thereof Sense8 has provided such information to EAI, (y) Sense8 has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information Sense8 intends to disclose, and (z) Sense8 provides such non-public information pursuant to a nondisclosure agreement in a form satisfactory to EAI. In addition to the foregoing requirements, Sense8 shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal.

     Upon compliance with the requirements in the preceding paragraph, Sense8 is entitled to terminate the Merger Agreement, although Sense8 may then be obligated to make certain payments to EAI. See "-- Termination and Termination Fee."

     For purposes of the Merger Agreement, "Takeover Proposal" is defined as any proposal or offer for a merger, consolidation or other business combination involving Sense8 or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Sense8, other than by EAI as contemplated by the Merger Agreement. [Section 6.6]

REGISTRATION AND LISTING

     EAI has agreed to register under the Securities Act of 1933, as amended (the "Securities Act") the shares of EAI Common Stock to be issued in connection with the Merger and to use its reasonable efforts to obtain all necessary state securities or "blue sky" qualifications, permits and approvals required to consummate the transactions contemplated by the Merger Agreement. Sense8 has agreed to cooperate with EAI in taking such actions. [Section 6.1]

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary, based upon current law, is a general discussion of certain federal income tax consequences of the Merger to the holders of Sense8 Stock, assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable regulations promulgated under the Code by the Treasury Department ("Treasury Regulations"), administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary.

     This summary applies to holders of Sense8 Stock who hold their Sense8 Stock as a capital asset. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of Sense8 Stock in light of the holder's specific circumstances or to certain types of holders subject to special treatment under federal income tax laws (including, for example, foreign persons, dealers in securities, holders who acquired Sense8 Stock pursuant to the exercise of options or warrants or otherwise as compensation, banks and other financial institutions, insurance companies, tax exempt organizations or persons subject to the alternative minimum tax) and it does not discuss any aspect of state, local foreign or other tax laws. Nor does this discussion address tax consequences to the holders of other Sense8 securities (e.g., holders of Sense8 Warrants, Sense8 Options or debt securities).

     No ruling is being sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. Further, this summary is not binding on the Internal Revenue Service, and the Internal Revenue Service will not be precluded from asserting contrary positions. CONSEQUENTLY, HOLDERS OF SENSE8 STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Merger. It is a condition to consummation of the Merger that the opinion addressed to Sense8 and the shareholders of Sense8 from Brobeck, Phleger & Harrison LLP, counsel to Sense8, that the Merger will constitute, for federal income tax purposes, a reorganization within the meaning of Section 368(a) of the Code shall not have been amended, modified or withdrawn. The opinion of Brobeck, Phleger & Harrison LLP is based upon the truth and accuracy of certain assumptions and certain representations made to such counsel by EAI and Sense8 that are customarily made in connection with such an opinion.

     Among other assumptions or representations underlying the opinion regarding the status of the Merger as a reorganization for federal tax purposes are assumptions or representations (a) that following the Merger the historic business of Sense8 will be continued or a significant portion of Sense8's assets will be used in a trade or business; and, (b) that neither EAI nor any related party will purchase any of the EAI Common Stock issued in the Merger.

     Assuming that the Merger constitutes a "reorganization" for United States federal income tax purposes, the Merger will result in the following general federal income tax consequences to the Sense8 shareholders:

          1. No gain or loss will be recognized by holders of Sense8 Stock upon the surrender of shares of Sense8 Stock and the receipt of shares of EAI Common Stock, except with respect to any cash received by a holder of Sense8 Stock in lieu of fractional shares of EAI Common Stock.

          2. A holder of Sense8 Stock who receives cash in lieu of fractional shares of EAI Common Stock in the Merger generally will be treated as if such holder received such fractional share which was subsequently redeemed, resulting in the cash such holder receives in lieu of such fractional share interest being treated as having been received as full payment in exchange for stock redeemed as provided in Section 302 of the Code.

          3. Each holder's aggregate tax basis in the EAI Common Stock received in the Merger will equal such holder's aggregate tax basis in the Sense8 Stock surrendered, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

          4. The holding period of EAI Common Stock received in the Merger will include the holding period of the Sense8 Stock surrendered, provided that the Sense8 Stock is held as a capital asset in the hands of the holder thereof at the Effective Time of the Merger.

     As noted above, no ruling is being requested from the Internal Revenue Service in connection with the Merger, and the opinion furnished by Brobeck, Phleger & Harrison LLP as a condition to consummation of the Merger and the discussion herein pertaining to the anticipated tax consequences associated with the Merger will neither be binding on the Internal Revenue Service nor preclude it from asserting contrary positions. Additionally, if any assumption or representation that forms the basis for the opinion referred to above does not conform to the facts associated with the Merger or if EAI takes actions inconsistent with its representations after the Merger, the validity of the opinion of Brobeck, Phleger & Harrison LLP and the discussion contained herein could be adversely affected and could not be relied upon. A successful challenge by the Internal Revenue Service to the status of the Merger as a reorganization under Section 368(a) of the Code under any circumstances would result in each holder of Sense8 Stock recognizing taxable income or loss with respect to the shares of Sense8 Stock surrendered equal to the difference between the holder's tax basis in such shares and the fair market value, as of the Effective Time of the Merger, of the shares of EAI Common Stock and the cash received in the Merger. In such event, a shareholder's aggregate basis in the shares of EAI Common Stock received in the Merger would equal its fair market value and the holding period for such shares would begin the day after the Merger.

     Reporting Requirements. Holders of Sense8 Stock will be required to attach a statement to their tax returns for the taxable year in which the Merger is consummated that contains the information set forth in Treasury Regulations
Section 1.368-3(b). The statement must include the holder's tax basis in the Sense8 Stock surrendered and a description of the EAI Common Stock received in the Merger.

     THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS REGISTRATION STATEMENT. HOLDERS OF SENSE8 STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

ACCOUNTING TREATMENT

     EAI and Sense8 intend that the Merger be accounted for as a "purchase" for accounting and financial reporting purposes. Purchase accounting requires the acquiror to determine the purchase price based on the consideration paid in the acquisition. The fair value of the acquired net tangible assets is recorded by the acquiror as of the date on which the acquisition is consummated. The excess of purchase price over net tangible assets acquired is required to be allocated among identifiable intangible assets. These identifiable intangible assets may include, among other things, incomplete technology, complete technology, brands and trademarks, customer lists, employment contracts and copyrights. Any excess purchase price over the acquired net tangible assets that is not allocated to identifiable intangible assets is classified as goodwill. The amounts recorded for intangible assets and goodwill are required to be amortized by systematic charges to income over the estimated period of benefit and estimated useful life.

REGULATORY APPROVALS

     EAI and Sense8 are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws.

DISSENTERS' RIGHTS

     The CGCL entitles any shareholder of Sense8 to dissent from the Merger and obtain payment in cash for the "fair market value" of his or her Sense8 Stock, instead of receiving the shares of EAI Common Stock to which he or she would otherwise be entitled pursuant to the Merger Agreement. To exercise such dissenters' rights, shareholders of Sense8 must comply with the procedural requirements of the CGCL, a summary of which is provided below.

     Under the CGCL, a shareholder of Sense8 may dissent from the Merger and obtain the fair market value of the shares owned by such shareholder with such fair market value to be paid in cash if the Merger is consummated. Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     Any shareholder of Sense8 who wishes to assert his or her dissenters' rights must do each of the following: (i) deliver to Sense8 before the vote on the Merger Agreement is taken a written notice of such shareholder's intent to demand payment of the fair market value of his or her shares if the Merger is effectuated, and (ii) not vote such shares in favor of the approval of the Merger Agreement at the Meeting. A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF A SHAREHOLDER'S INTENT TO ASSERT DISSENTERS' RIGHTS.

     If the Merger Agreement is approved at the Meeting, Sense8 shall deliver a written notice (the "Dissenters' Notice") to each person who asserted dissenters' rights and who did not vote in favor of the approval of the Merger Agreement as described above. The Dissenters' Notice must be sent by Sense8 no later than 10 days after the Meeting and must contain the following information:
(i) a notice of the approval of the Merger Agreement by its outstanding shares;
(ii) a statement of the price determined by Sense8 to represent the fair market value of the dissenting shares; (iii) a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right; and
(iv) a copy of Sections 1300 through 1304 of the CGCL. The statement of price by Sense8 constitutes an offer by Sense8 to purchase any Dissenting Shares at the stated amount.

     Within 30 days after the date in which the Dissenters' Notice is mailed to such shareholder, a dissenting shareholder must mail or deliver the written demand to Sense8 stating that such shareholder is demanding purchase of his or her shares of Sense8 Stock, stating the number of shares that Sense8 must purchase, what the shareholder claims to be the fair market value of such shares and enclosing the Certificates for endorsement. A shareholder who does not demand payment or deposit certificates for shares by the date or in the manner set forth in the Dissenters' Notice will be deemed to have waived his or her dissenters' rights and will not be entitled to payment of the fair value of his or her shares under Chapter 13 of the CGCL.

     If Sense8 and the dissenting shareholder agree on the fair market value of the dissenting shares, Sense8 must make a cash payment to the dissenting shareholder who files a demand for payment as described above equal to the agreed upon fair market value of the shares of Sense8 Stock owned by such shareholder, plus accrued interest on such payment at the legal rate on judgments from the date of the agreement. Such payment must be made within thirty days of the later of: (i) the date of the agreement on fair market value of the Dissenting Shares, or (ii) the date all statutory or contractual conditions to the Merger are satisfied.

     If Sense8 denies that the shares are Dissenting Shares, or if Sense8 and the shareholder fail to agree on the fair market value of the shares, then the shareholder may file a complaint requesting a determination of the fair market value of the Dissenting Shares in California superior court of the proper county within six months after the date on which the Dissenters' Notice was mailed. The court will determine the issues and may appoint an appraiser to determine the fair market value of the shares. The costs of the action, including reasonable compensation to any appraisers, shall be assessed or apportioned as the court considers equitable.

     Shareholders who receive cash for their shares of Sense8 Stock upon exercise of dissenters' rights will realize taxable gain or loss.

     THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE CGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF CHAPTER 13 OF THE CGCL OF WHICH SECTION 1300 THROUGH 1304 ARE ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. SENSE8 SHAREHOLDERS WHO ARE INTERESTED IN ASSERTING DISSENTERS' RIGHTS PURSUANT TO THE CGCL IN CONNECTION WITH THE MERGER MAY WISH TO CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

RESALE OF EAI COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The EAI Common Stock to be issued to Sense8 shareholders in connection with the Merger will be freely transferable under the Securities Act, except for EAI Common Stock issued to any person deemed to be an affiliate of Sense8 for purposes of Rule 145 under the Securities Act ("Rule 145"). Affiliates may not sell their EAI Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

                          INTERIM MANAGEMENT AGREEMENT

     In connection with the Merger Agreement, Sense8 and EAI entered into an Interim Management Agreement (the "Management Agreement"). The Management Agreement provides for the joint management of Sense8 by EAI and Sense8 during the period (the "Interim Period") from April 11, 1998 through the date of the consummation of the Merger. Under the Management Agreement, Thomas Coull resigned on April 11, 1998 as Chief Executive Officer of Sense8 and retained the title of President of Sense8. The Executive Vice President of EAI, Martin J. Vanderploeg, Ph.D., began serving as Chief Executive Officer of Sense8 on such date and reports to the Board of Directors of Sense8. The Management Agreement provides that Sense8 shall reimburse EAI for the costs incurred in making EAI's employees, other than Dr. Vanderploeg, available to Sense8 during the Interim Period, and Sense8 shall indemnify all EAI employees who render services to Sense8 during the Interim Period from and against any claims or liabilities relating to their services to Sense8.

                        EAI COMPARATIVE PER SHARE PRICES

     EAI Common Stock is traded on the NNM under the symbol "EAII." The following table sets forth the high and low closing prices as reported by NNM for the periods indicated since EAI's initial public offering of EAI Common Stock on February 29, 1996.

                                                                 HIGH      LOW
                                                                ------    ------
FISCAL 1998:
  First quarter.............................................    $45.75    $28.33
  Second quarter (through April 27, 1998)...................     47.75     42.00
FISCAL 1997:
  First quarter.............................................    $17.17    $14.83
  Second quarter............................................     24.67     14.33
  Third quarter.............................................     28.17     21.83
  Fourth quarter............................................     33.33     23.17
FISCAL 1996:
  First quarter (from February 29, 1996)....................    $17.50    $12.83
  Second quarter............................................     15.83     12.50
  Third quarter.............................................     16.67     10.67
  Fourth quarter............................................     17.83     14.50

                                DIVIDEND POLICY

     EAI has not declared or paid any cash dividends on the EAI Common Stock since its formation and does not currently intend to declare or pay any cash dividends on the EAI Common Stock. EAI intends to retain future earnings for reinvestment in its business. Any future determination by EAI to pay cash dividends on the EAI Common Stock will be at the discretion of EAI's Board of Directors and will be dependent upon EAI's operating results, financial condition, contractual restrictions and other factors deemed relevant by EAI's Board of Directors.

                           INFORMATION CONCERNING EAI

     EAI specializes in developing and applying three-dimensional ("3D") and two-dimensional ("2D") visualization technology to meet the productivity, communication, education and entertainment needs of its clients. EAI utilizes its core technical competencies in high-speed, real-time graphics, CAD/CAE/CAM interfaces, distributed databases and Internet/intranet communications to provide solutions through two interrelated product lines: enterprise-wide product visualization software (software products) and interactive multimedia and custom animation products (interactive products). Utilizing its broad base of technology, EAI offers software products that allow customers to reduce time-to-market and to decrease product development costs. Utilizing its experience and its extensive library of computer generated animation assets, EAI offers interactive products with realistic, high-quality 3D animations at reasonable prices within a short time frame.

     EAI was incorporated in 1988 in Iowa and, in December 1995, reincorporated in Delaware. EAI's executive offices are located at 2321 North Loop Drive, Ames, Iowa 50010 and its telephone number is (515) 296-9908; its Internet e-mail address is EAII@EAI.com; and its World Wide Web address is www.EAI.com.

                         INFORMATION CONCERNING SENSE8

BUSINESS

     Sense8 specializes in the development and distribution of interactive, real-time 3D and virtual reality tools and applications, and sells its products to corporate, education, entertainment and government application developers. In addition, Sense8 provides training, system integration and custom programming services.

     Sense8's tools and applications enable the application of 3D visualization technology to address the productivity, communication, education and entertainment needs of its clients. Sense8 uses its proprietary 3D software technology to develop products that allow customers to reduce time to market, lower implementation costs and reap the benefits of realistic, high quality interactive, real-time 3D visualization and virtual reality technology at a reasonable price within a short time frame. Sense8 leverages its experience in application development tools to offer turnkey services for the concept design, development and deployment of custom visual simulation, entertainment and marketing applications. These applications range from task-based training systems to multi-player games over the Internet. Customers use Sense8's services and tools to integrate interactive 3D technology with their enterprise back-end information sources to provide intuitive, more effective and more "natural" user-interfaces.

     Sense8 was founded in 1989 in Sausalito, California to provide virtual reality technology to developers of real-time 3D commercial and research applications. Sense8 has grown from two employees at inception to 27 employees at April 22, 1998.

INDUSTRY BACKGROUND

     Until 1980, interactive 3D graphics was limited to specialized applications, such as flight simulators, and relied on expensive dedicated systems incorporating custom software running on real-time computers. The availability of interactive 3D graphics was significantly expanded during the 1980s with the introduction of high performance Unix workstations incorporating 3D graphic processors, designed for a variety of specialized technical and business applications. Since the 1980s, the ability of 3D workstations to create and manipulate complex 3D objects in real-time has given scientists, engineers and creative professionals significant productivity advantages in applications such as 3D modeling, simulation, scientific visualization and animation.

     The use of 3D graphics workstations and related software applications had been largely confined to the limited market of sophisticated professional users due to the high cost of these workstations and related software, as well as the relative difficulty of learning and using Unix and Unix-based applications. However, the recent proliferation of high performance microprocessors such as the Pentium II and Pentium Pro, the increased adoption of the Windows NT and Windows 95 operating systems with the embedded 3D graphics APIs, OpenGL and Direct 3D, and the introduction of a new generation of cost effective, 3D graphics processors have begun to allow interactive 3D graphics technology to be more widely available.

     The recent advancements in affordable 3D graphics have encouraged corporate customers to consider interactive 3D graphics and virtual reality technology for their training, simulation, entertainment and marketing needs. The customers in these markets are generally application developers rather than application buyers, thus they represent a viable market for Sense8's tools.

PRODUCTS AND SERVICES

     Sense8 designs its products around an "OpenVR" philosophy. As such, all of Sense8's products enable customers to build applications that run across hardware platforms, graphic systems and input/output devices. Sense8's tools are sophisticated and offer complete functionality for the development of 3D objects with complex behaviors. Sense8's products are inherently open to a variety of information sources such as relational database and file formats from 3D modeling and CAD programs.

     WorldToolKit is a cross-platform application development system that includes visual simulation, virtual reality and GUI function libraries, plus end-user productivity tools. WorldToolKit insulates the developer from the complexities of OpenGL, while providing dynamic optimized polygon performance, support for popular file formats, client/server capabilities for multi-user applications and support for a variety of input and output devices. WorldToolKit also offers integrated Internet support (Netscape and ActiveX), integrated geometry support (VRML, DXF, 3DS, FLT, OBJ, SLP file formats), over 20 device drivers, integrated Windows support and a variety of display options. WorldToolKit(TM) is available for Windows95, WindowsNT, Sun, DEC, and Silicon Graphics workstations.

     World Up is a rapid application development ("RAD") tool that allows the interactive world creation without the need for C programming. This product includes an easy-to-use GUI and scripting language, making powerful visual simulation and virtual reality features available to the non-technical user. The program's level of interactivity allows World Up users to modify an application while its simulation is running and view the results immediately, thereby facilitating rapid prototyping and application development. Features of the product include object hierarchy with dynamic property inheritance, graphical scene hierarchy, integrated modeler for geometry construction and editing, integrated performance profiling, support for C DLLs or C DSOs to extend functionality and multi-user support.

     World2World is the first integrated client/server system for multi-participant real-time 3D worlds. This user-friendly product provides a new network interface for WorldToolKit and WorldUp and accommodates an object/property sharing metaphor. In addition, World2World enables rapid development of multi-user visual simulation applications and is used for Internet and intranet applications.

CUSTOMERS, MARKETING AND SALES

     Sense8 has approximately 4,000 customers, which include the 3D industry's leading hardware and software developers, Fortune 500 companies, professional developers and universities. These customers fall into several market segments including oil and gas exploration and production, aircraft and automotive manufacturing, computer hardware and software manufacturing, government research and development facilities, telecommunications and education.

     Sense8's products and services are sold directly through its sales and marketing team in the U.S. and through authorized resellers outside of the U.S. These 22 resellers provide sales in South America, Asia and Europe. Sense8's European reseller network is coordinated through a dedicated sales and marketing consultant. The breakdown of worldwide revenue from software licenses, on a percentage basis, was approximately 36% in North America, 40% in Asia and 24% in Europe in the first quarter of 1998. Sense8 markets its products through the World-Wide Web, participation in industry trade shows and conferences, public relations and direct mail.

PROPERTY AND EQUIPMENT

     Sense8's operations are headquartered in Mill Valley, California. As of December 31, 1997, Sense8 was leasing approximately 11,000 square feet of space located at 100 Shoreline Highway. Sense8's lease will terminate in December of 1998, although Sense8 has an option to renew. Sense8 believes it currently has sufficient office space to house its existing operations and to accommodate short-term growth.

     Sense8 had $312,000 in net fixed assets at December 31, 1997, which included leasehold improvements, computers, software, office and other equipment.

EMPLOYEES

     As of April 22, 1998, Sense8 had a work force of approximately 27 employees. None of Sense8's employees is represented by a union and none is subject to a collective bargaining agreement.

MARKET FOR SHARES AND DIVIDENDS

     There is no established public trading market for Sense8 Common Stock. As of the Record Date, there were sixteen holders of record of Sense8 Common Stock, two holders of record of Sense8 Series A Preferred and no holders of record of Sense8 Series B Preferred. Following the Merger, there will be no shares of Sense8 Common Stock, Sense8 Preferred Stock or Sense8 Series B Preferred outstanding. Sense8 has not declared any cash or other dividends during the fiscal years ending December 31, 1995, December 31, 1996 and December 31, 1997 and during the three months ended March 31, 1998.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to Sense8 regarding the ownership of Sense8 Common Stock and Sense8 Series A Preferred as of April 11, 1998 by (i) each executive officer; (ii) each director; (iii) all current directors and executive officers of Sense8 as a group; and (iv) each shareholder known to Sense8 to be a beneficial owner of more than five percent (5%) of either the Sense8 Common Stock or Sense8 Series A Preferred.

                                                                AMOUNT AND NATURE OF    PERCENT
                                                                BENEFICIAL OWNERSHIP    OF CLASS
            NAME AND ADDRESS OF BENEFICIAL OWNER                       (#)(1)            (%)(2)
            ------------------------------------                --------------------    --------
SENSE8 COMMON STOCK
Patrice Gelband(3)..........................................          305,156             36.6%
  c/o Sense8 Corporation
  100 Shoreline Highway
  Suite 282
  Mill Valley, CA 94941

Thomas B. Coull(4)..........................................          234,771             28.2
  c/o Sense8 Corporation
  100 Shoreline Highway
  Suite 282
  Mill Valley, CA 94941

John Lemley(5)..............................................                0                0
  c/o Sense8 Corporation
  100 Shoreline Highway
  Suite 282
  Mill Valley, CA 94941

All directors and executive officers as a group (3                    539,927             64.4
  persons)(6)...............................................

Eric Gullichsen.............................................          132,833             16.0
  c/o Sense8 Corporation
  100 Shoreline Highway
  Suite 282
  Mill Valley, CA 94941

Mark Kettering..............................................           57,167              6.9
  c/o Sense8 Corporation
  100 Shoreline Highway
  Suite 282
  Mill Valley, CA 94941

                                                                AMOUNT AND NATURE OF    PERCENT
                                                                BENEFICIAL OWNERSHIP    OF CLASS
            NAME AND ADDRESS OF BENEFICIAL OWNER                       (#)(1)            (%)(2)
            ------------------------------------                --------------------    --------
SENSE8 SERIES A PREFERRED
Intel Corporation...........................................           88,235             28.6
  2200 Mission College Blvd.
  Santa Clara, CA 95052-8199

Evans & Sutherland Computer Corporation(7)..................          253,485             74.2
  600 Komas Drive
  Salt Lake City, UT 84108

---------------

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, shares of Sense8 Common Stock, Sense8 Series A Preferred and Sense8 Series B Preferred subject to Sense8 Options and Sense8 Warrants, as the case may be, which are currently exercisable or convertible or which will become exercisable or convertible within sixty (60) days after April 11, 1998 are deemed outstanding for computing beneficial ownership of the person holding such Sense8 Option or Sense8 Warrant, but are not outstanding for computing the beneficial ownership of any other person or entity. Subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Sense8 Stock shown as beneficially owned by them.

(2) Applicable percentage ownership is based on 828,693 shares of Sense8 Common Stock and 308,929 shares of Sense8 Series A Preferred outstanding as of April 11, 1998. There were no shares of Sense8 Series B Preferred outstanding on such date. The Sense8 Series A Preferred is currently convertible into Sense8 Common Stock on a one-for-one basis.

(3) Includes 2,685 shares of Sense8 Common Stock issuable upon the conversion of Sense8 Series B Preferred issuable upon the conversion of a Sense8 Convertible Note and 2,471 shares of Sense8 Common Stock issuable upon the conversion of Sense8 Series B Preferred issuable upon the exercise of Sense8 Warrant to purchase Sense8 Series B Preferred.

(4) Includes 2,685 shares of Sense8 Common Stock issuable upon the conversion of Sense8 Series B Preferred issuable upon the conversion of a Sense8 Convertible Note and 2,471 shares of Sense8 Common Stock issuable upon the conversion of Sense8 Series B Preferred issuable upon the exercise of a Sense8 Warrant to purchase Sense8 Series B Preferred.

(5) John Lemley, a director of Sense8, is the Chief Financial Officer of E&S. Mr. Lemley disclaims beneficial ownership of the securities of Sense8 held by E&S.

(6) This number reflects the stock ownership of Sense8's executive officers and directors (which are named in "Directors and Executive Officers of Sense8" herein) as of April 11, 1998, which incorporates the shares referenced in footnotes (3) and (4) above.

(7) Includes 23,967 shares of Sense8 Series A Preferred issuable upon the conversion of a Sense8 Convertible Note, and 8,824 shares of Sense8 Series A Preferred issuable upon the exercise of a warrant to purchase Sense8 Series A Preferred.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following tables set forth, for the calendar years ended December 31, 1997, 1996 and 1995, certain financial data of Sense8, expressed as a percentage of net sales and showing percentage change from year to year:

                                                              1997    1996    1995
                                                              ----    ----    ----
Net revenues..............................................    100%    100%    100%
Cost of net revenues......................................     27%     29%     38%
Gross margin..............................................     73%     71%     62%
Sales and marketing.......................................     48%     45%     23%
General and administrative................................     34%     22%     15%
Research and development..................................     28%     22%     18%
Operating income (loss)...................................    (38%)   (19%)     5%
Other income (expense)....................................     (5%)    (1%)     0%
Income (loss) before income taxes.........................    (42%)   (19%)     5%
Income tax expense (benefit)..............................      0%     (1%)     1%
Net income (loss).........................................    (42%)   (19%)     4%

                                       1997      CHANGE     1996      CHANGE     1995
                                      -------    ------    -------    ------    ------
                                                   (DOLLARS IN THOUSANDS)
Net revenues......................    $ 3,988     (43%)    $ 6,971      20%     $5,827
Cost of net revenues..............    $ 1,095     (47%)    $ 2,047      (8%)    $2,235
Gross margin......................    $ 2,893     (41%)    $ 4,924      37%     $3,592
Sales and marketing...............    $ 1,911     (39%)    $ 3,134     136%     $1,327
General and administrative........    $ 1,366     (13%)    $ 1,564      73%     $  903
Research and development..........    $ 1,118     (27%)    $ 1,531      44%     $1,064
Operating income (loss)...........    $(1,502)     15%     $(1,305)   (538%)    $  298
Other income (expense)............    $  (185)    256%     $   (52)   (573%)    $   11
Income (loss) before income
  taxes...........................    $(1,687)     24%     $(1,357)   (539%)    $  309
Income tax expense (benefit)......    $     0    (100%)    $   (64)   (194%)    $   68
Net income (loss).................    $(1,687)     30%     $(1,293)   (637%)    $  241

Comparison of 1997 to 1996

     Net Revenues. Sense8 net revenues include product licenses, consulting and support services, and third-party product sales. These revenues are net of discounts given to resellers. Product license revenues and third party product revenues are recognized upon shipment to customers or to resellers. Revenues from product support agreements are deferred over the period of 12 months following the license sale to the end user customer. Consulting services are recognized on a percent of contract completion basis.

     Net revenues for 1997 decreased 43% to $4.0 million from $7.0 million in 1996. This decrease resulted from a company decision to decrease low margin third party product sales and from a general weakening in the virtual reality consulting and product market. This market change combined with an overall weakening in the Asian markets caused Sense8's largest reseller to decrease inventory levels rather than order products from Sense8.

     Cost of Net Revenues. Sense8 cost of net revenues includes cost of third party items for resale, labor and material expenses for consulting services performed, salaries for technical support services, and physical media, documentation and packing costs for software products. Cost of net revenues for 1997 decreased 47% to $1.1 million from $2.0 million in 1996. This decrease was due primarily to the reduction in third party products purchased for resale.

     Sales and Marketing Expenses. Sales and marketing expenses include personnel costs, travel, collateral, direct mail, trade shows, public relations and other sales and marketing costs. Sales and marketing expenses for 1997 decreased 39% to $1.9 million from $3.1 million in 1996. This decrease was due primarily to a reduction in U.S. sales and marketing personnel costs and related travel expenses, the closing of Sense8 SA, Sense8's Swiss sales and marketing subsidiary, and a reduction in marketing expenses including public relations and trade shows.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries and facilities costs for executive, administrative, accounting and product production personnel, as well as benefits, reserve for bad debt, equipment rental, telephone, and consultant and professional fees. General and administrative expenses for 1997 decreased 13% to $1.4 million from $1.6 million in 1996. This decrease was due primarily to a reduction in executive compensation, closing Sense8 SA and a reduction in facilities costs. The decrease was partially offset by an increase in consulting and professional fees.

     Research and Development Expenses. Sense8 expenses all research and development costs. These expenses consist primarily of salaries and facilities for software development personnel, consulting fees, equipment, and other miscellaneous expenses. Research and development expenses for 1997 decreased 27% to $1.1 million from $1.5 million in 1996. This decrease was due primarily to a reduction in consulting fees, salaries of senior managers and development personnel costs.

     Income Tax Expense. The effective tax rate for the years ended December 31, 1997 and 1996 was zero percent. The differences between Sense8's effective tax rate for the years ended December 31, 1997 and 1996 and the U.S. federal statutory tax rate of 34% result primarily from losses from operations as well as tax credits and permanent differences.

Comparison of 1996 to 1995

     Net Revenues. Net revenues for 1996 increased 20% to $7.0 million from $5.8 million in 1995. This increase was the net effect of increasing software license sales (98%) and decreasing sales from third party products (41%) in 1996 from 1995. This significant increase in software license sales was the result of increased investment into sales and marketing. Sense8 had several large license sales in 1996, including a one-time license to one customer for $678,000 and a $225,000 distribution license to another customer. From 1995 to 1996, product orders from Sense8's Japanese reseller increased approximately 100%. The decrease in sales from third party product was due to a management decision to focus the company's sales and marketing activities less on third party products in favor of software licenses.

     Cost of Net Revenues. Cost of net revenues for 1996 decreased 8% to $2.0 million from $2.2 million in 1995. This decrease was the net of a reduction in third party products purchased for resale and an increase in consulting and support expenses. This increase was due primarily to project management, engineering and artistic staff added to Sense8's consulting services group.

     Sales and Marketing Expenses. Sales and marketing expenses for 1996 increased 136% to $3.1 million from $1.3 million in 1995. Sense8 invested significantly in sales and marketing in 1996. The increase in sales and marketing expenses was largely due to an increase in sales and marketing personnel costs, as well as larger trade show, direct mail, advertising and public relations expenses. Sense8 opened and staffed two sales offices in 1996, Sense8 SA in Nyon, Switzerland and an east-coast office in Bethesda, Maryland.

     General and Administrative Expenses. General and administrative expenses for 1996 increased 73% to $1.6 million from $0.9 million in 1995. This increase was due primarily to the administrative and executive personnel costs added to support the new offices in Nyon and Bethesda, increases in executive compensation, travel, benefits, telephone and other expenses.

     Research and Development. In the first half of 1996, Sense8 invested significantly in the development of World Up Release 3. This development resulted in increased consulting expenses for documentation and quality assurance. Research and development expenses for 1996 increased 44% to $1.5 million from $1.1 million in 1995. This increase was also the result of engineering, product management and documentation personnel expenses added in early 1996.

     Income Tax Expense. The effective tax rate for the years ended December 31, 1996 and 1995, was zero percent and 22 percent, respectively. The differences between Sense8's effective tax rate for the years ended December 31, 1996 and 1995 and the U.S. federal statutory tax rate of 34% resulted primarily from 1996 losses from operations as well as tax credits and permanent differences during the years ended December 31, 1996 and 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Sense8 financed its operations through internally generated cash flow, a private placement of equity in 1996, and debt financing in 1995 and 1997. Cash and cash equivalents were $95,000, $167,000 and $57,000 at December 31, 1995, 1996 and 1997, respectively.

     Net cash used by operating activities for the year ended December 31, 1997 was $697,000. Net cash used by operating activities for the year ended December 31, 1996 was $771,000. Net cash provided by operating activities for the year ended December 31, 1995 was $187,000.

     Sense8's LINC Capital loan is secured by Sense8's equipment and office workstation assets. As of December 31, 1997, $182,600 in principal was outstanding under such loan at an interest rate of 17.43%. The loan becomes due and payable monthly with a $30,000 balloon payment due on May 1, 2001.

     On March 24, 1998, Sense8 executed a demand promissory note in favor of EAI (the "Note") under which Sense8 has borrowed $375,000 as of April 30, 1998 in order to address Sense8's immediate cash flow requirements. The outstanding principal under the Note plus interest, accruing at a rate of 7%, must be repaid by Sense8 within 60 days following EAI's demand for repayment. If EAI were to make such a demand, Sense8 does not believe it will have the capital resources necessary to fulfill its obligations to EAI. No assurance can be given that additional funds will be available from EAI.

     On March 27, 1998, Sense8 and EAI entered into a Master Reseller Agreement under which Sense8 provided EAI with approximately $210,000 of Sense8 software products in March 1998, for which EAI will only be obligated to pay $125,000 in exchange for an increase in the Total Merger Consideration by $260,000. The reduced revenue under the Master Reseller Agreement has negatively impacted Sense8's revenue and cash flow in March and April and will continue to have a negative impact in May 1998.

     In addition, as a result of the management direction provided by EAI under the Interim Management Agreement, Sense8's consulting services have been utilized by EAI exclusively and Sense8 has not received, nor does it expect to receive, any revenue from the provision of such services. This has had a negative impact on Sense8's revenue and cash flow as its consulting services account for approximately 20% of its quarterly revenue.

CERTAIN TRANSACTIONS

     On June 26, 1997, Patrice Gelband, a Sense8 director, Thomas B. Coull, a Sense8 director and President, and E&S, a major shareholder of Sense8, purchased Sense8 Convertible Notes (the "Series B Notes") in the principal amount of $42,000, $42,000 and $150,000, respectively. Such notes bear interest at a rate of 12%, payable quarterly in arrears. The principal amount of such notes and accrued interest becomes due and payable July 11, 2000. The Series B Notes may be converted at the option of the holder into shares of Sense8 Series B Preferred with a conversion price of $17.00 per share. In addition, as part of the same transaction on June 26, 1997, warrants to purchase 2,470, 2,470 and 8,824, respectively, shares of Sense8 Series B Preferred (the "Series B Warrants") with an exercise price of $17.00 per share were issued to Ms. Gelband, Mr. Coull and E&S. The aggregate purchase price paid by Ms. Gelband, Mr. Coull and E&S for the Series B Notes and Series B Warrants held by each such investor was $42,000, $42,000 and $150,000, respectively.

     On February 26, 1998, Sense8 entered into a binding letter of intent with E&S (the "LOI"), providing for a loan to Sense8 of $125,000 on such date. The LOI also gave E&S a variety of rights, including, without limitation, a right of first refusal (the "Right of First Refusal") in favor of E&S to match any offers to purchase Sense8 received through April 20, 1998 and an option (the "Option") to acquire Sense8 for the period commencing April 21, 1998 through May 31, 1998 for a purchase price of $2,750,000.

     In accordance with the terms of the LOI, on March 27, 1998, Sense8 entered into a Series A Preferred Stock Purchase Agreement with E&S (the "Series A Financing") whereby E&S purchased from Sense8 220,694 shares of Sense8 Series A Preferred in exchange for the cancellation of the convertible promissory note executed by Sense8 in favor of E&S dated February 26, 1998 in the principal amount of $125,000 and the cancellation of 70,782 shares of Sense8 Series B Preferred held by E&S. In connection with this transaction, E&S agreed to amend the terms of its Series B Note and a certain Series B Warrant Agreement dated June 26, 1997 to reduce the conversion price of each of the Series B Note and Series B Warrant from $17.00 to $6.80 per share and change the underlying securities of each of the Series B Note and Series B Warrant from Sense8 Series B Preferred to Sense8 Series A Preferred. Sense8 also agreed to perform certain engineering services for E&S and granted E&S a credit towards the fees of such engineering services in the amount of $125,000.

     As of the date hereof, the Series B Notes held by Ms. Gelband and Mr. Coull are each convertible into 2,685 shares of Sense8 Series B Preferred and the Series B note held by E&S is convertible into 8,824 shares of Sense8 Series A Preferred.

     Also on March 27, 1988, an Option Agreement was executed by Sense8, E&S and the shareholders of Sense8 listed on Schedule A thereto, providing for the Right of First Refusal and the Option to acquire Sense8 substantially in accordance with the LOI (the "Acquisition Transaction"). Thomas B. Coull, Patrice Gelband, Intel Corporation and E&S signed on March 27, 1998 a Stockholders Voting Agreement and Irrevocable Proxy agreeing to vote to approve the Acquisition Transaction.

     In addition, Sense8 has an ongoing business relationship with two of its major shareholders, Intel Corporation and E&S, whereby Sense8 supplies Intel and E&S with custom-built software applications. Sense8 had a total of three material (e.g., in excess of $60,000) purchase orders from these shareholders: one from E&S dated October 1, 1997 for $69,000 and two from Intel dated September 1, 1997 and May 1, 1997 for $68,000 and $63,000, respectively. These purchase orders were satisfied prior to December 31, 1997.

    UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated condensed combined financial statements between EAI and Sense8 combined, assume the Merger is accounted for as a purchase. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements and notes thereto of the companies.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      HISTORICAL
                                                   -----------------     PRO FORMA      PRO FORMA
                                                     EAI      SENSE8    ADJUSTMENTS     COMBINED
                                                   -------    ------    -----------     ---------
ASSETS
Current assets:
  Cash and cash equivalents....................    $24,892    $   57                     $24,949
  Short-term investments.......................     15,406                                15,406
  Accounts receivable, net:
     Billed....................................     15,617       234                      15,851
     Unbilled..................................      6,321        60                       6,381
  Deferred income taxes........................        814                                   814
  Prepaid expenses and other assets............      1,554        68                       1,622
                                                   -------    ------      -------        -------
Total current assets...........................     64,604       419            0         65,023
Property and equipment, net....................     11,394       312                      11,706
Other assets:
  Restricted cash..............................        210                                   210
  Note receivable..............................      1,408                                 1,408
  Software development costs, net..............      1,396                    (47)(1)      1,349
  Deferred income taxes........................        585                    750(7)       1,335
  Goodwill, net................................      1,212                    908(4)       2,120
  Other........................................        391                                   391
                                                   -------    ------      -------        -------
Total assets...................................    $81,200    $  731      $ 1,611        $83,542
                                                   =======    ======      =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................    $ 2,885    $  727                     $ 3,612
  Accrued compensation and other accrued
     expenses..................................      4,146       421                       4,567
  Accrued estimated transaction costs..........                             1,300(3)       1,300
  Deferred revenue.............................      2,546        98                       2,644
  Deferred income taxes........................        113                                   113
  Current portion long-term debt and lease
     obligations...............................        176        40                         216
  Income taxes payable.........................        270                                   270
                                                   -------    ------      -------        -------
Total current liabilities......................     10,136     1,286        1,300         12,722
Long-term debt and lease obligations due after
  one year.....................................      1,495       427         (284)(8)      1,638
Deferred income taxes..........................      1,238                                 1,238
Stockholders' equity...........................     68,331      (982)         280(9)      67,944
                                                                           (8,172)(5)
                                                                              (47)(1)
                                                                              982(6)
                                                                            7,552(2)
                                                   -------    ------      -------        -------
Total liabilities and stockholders' equity.....    $81,200    $  731      $ 1,611        $83,542
                                                   =======    ======      =======        =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     HISTORICAL
                                                 ------------------     PRO FORMA       PRO FORMA
                                                   EAI      SENSE8     ADJUSTMENTS      COMBINED
                                                 -------    -------    -----------      ---------
Software Products............................    $30,728    $ 3,988      $  (115)(1)    $ 34,601
Interactive Products.........................     18,989                                  18,989
                                                 -------    -------      -------        --------
     Net revenues............................     49,717      3,988         (115)         53,590
Cost of revenues.............................     13,332      1,095           (3)(1)      14,424
                                                 -------    -------      -------        --------
     Gross profit............................     36,385      2,893         (112)         39,166
Operating expenses:
  Sales and marketing........................     15,406      1,911                       17,317
  General and administrative.................      5,478      1,366          182 (4)       7,026
  Research and development...................      7,068      1,118          (65)(1)       8,121
  Acquisition costs..........................      8,831          0        8,172 (5)      17,003
                                                 -------    -------      -------        --------
     Total operating expenses................     36,783      4,395        8,289          49,467
                                                 -------    -------      -------        --------
     Operating income (loss).................       (398)    (1,502)      (8,401)        (10,301)
Other income (expense).......................      1,522       (185)                       1,337
                                                 -------    -------      -------        --------
     Income (loss) before income taxes.......      1,124     (1,687)      (8,401)          8,964
Income tax expense...........................      2,772          0                        2,772
                                                 -------    -------      -------        --------
Net income (loss) before minority interest...     (1,648)    (1,687)      (8,401)        (11,736)
Minority Interest............................        (49)         0                          (49)
                                                 -------    -------      -------        --------
     Net Income (Loss).......................    $(1,697)   $(1,687)     $(8,401)       $(11,785)
                                                 =======    =======      =======        ========
Earnings (loss) per share of common stock --
  basic and diluted..........................    $ (0.19)                               $  (1.32)
                                                 =======                                ========
Weighted average shares outstanding..........      8,770                                   8,947
                                                 =======                                ========

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED FINANCIAL
STATEMENTS

(1) To eliminate revenue recognized in a software license
    sale from Sense8 to EAI during 1997 of $115 and the
    resulting capitalized software development costs of $47,
    amortization expense of $3, and research and development
    expense of $65.
(2) Represents the assumed issuance of 177,210 shares of
    EAI's Common Stock related to the acquisition of
    Sense8..................................................  7,552
                                                              =====
(3) Represents estimated acquisition expenses...............  1,300
                                                              =====
(4) Reflects EAI's estimate of the remaining excess purchase price over the fair value of the net assets acquired
    after considering the write-off of in-process
    technology. The $908 of goodwill is being amortized over
    a five year period. The annual amortization is $182.....    908
                                                              =====
(5) Reflects the preliminary estimate of the in-process
    technology write-off....................................  8,172
                                                              =====
(6) Elimination of Sense8's historical equity in accordance
    with the purchase method of accounting..................    982
                                                              =====
(7) Represents the reversal of the valuation allowance that
    had been established to offset the net deferred tax
    asset of Sense8.........................................    750
                                                              =====

(8) Represents a $100 write-up of the convertible debt to
    its fair value netted against the assumed conversion of
    $384 of the convertible debt............................    284
                                                              =====
(9) Reflects the value of the Sense8 Options converted into
    EAI equivalent options..................................    280
                                                              =====

               RIGHTS OF EAI STOCKHOLDERS AND SENSE8 SHAREHOLDERS

DESCRIPTION OF EAI STOCK

     The authorized capital stock of EAI consists of 20,000,000 shares of EAI Common Stock, $.01 par value, and 20,000,000 shares of Preferred Stock, $.01 par value (the "EAI Preferred Stock"). The stockholders of EAI approved an amendment to EAI's Certificate of Incorporation at EAI's annual meeting of stockholders on May 1, 1998. This amendment, when filed with the Secretary of State of Delaware, will increase the number of shares of authorized EAI Common Stock from 20,000,000 to 60,000,000. As of April 30, 1998, there were 10,209,950 shares of
EAI Common Stock outstanding and no shares of Preferred Stock outstanding. As of April 30, 1998, there were 557 holders of record of EAI Common Stock. The EAI Common Stock is listed and traded on the NNM under the symbol "EAII."

COMMON STOCK

     The holders of EAI Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not use cumulative voting for the election of directors. Thus, the owners of a majority of the EAI Common Stock outstanding are able to elect all of the directors. Each outstanding share of EAI Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up of EAI and is entitled to participate equally in dividends and other distributions, if, as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the EAI Common Stock. All shares of EAI Common Stock have equal rights and preferences.

EAI PREFERRED STOCK

     Pursuant to EAI's Certificate of Incorporation (the "EAI Certificate"), EAI is authorized to issue up to 20,000,000 shares of EAI Preferred Stock, which may be issued from time to time in one or more series upon authorization by EAI's Board of Directors. EAI's Board of Directors, without further approval of the stockholders, is authorized to fix the number of shares constituting any series, dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the EAI Preferred Stock. The issuance of the EAI Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the EAI Common Stock and, under certain circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of EAI, or otherwise adversely affect the market price of the EAI Common Stock. EAI is not aware of any plans by a third party to seek control of EAI. EAI has no current plans to issue any EAI Preferred Stock.

RIGHTS

     EAI has adopted a Stockholders Rights Plan. Under the Stockholders Rights Plan, each share of EAI Common Stock has associated with it one preferred share purchase right (a "Right"). The terms of the Rights are set forth in a Rights Agreement. Under certain circumstances described below, each Right would entitle the holders thereof to purchase one one-hundred-and fiftieth of a share of Series A Junior Participating Preferred Stock of EAI for a price of $50.00 per one one-hundred-and fiftieth of a share. The Rights are not currently exercisable when issued and are transferable only with the related shares of EAI Common Stock.

     The Rights would become exercisable at the specified exercise price upon the earlier to occur of (i) 10 business days after the first public announcement that any person or group (other than an Exempt Person)

(an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of EAI Common Stock and (ii) 10 business days (unless delayed by EAI's Board of Directors) after any person or group (other than an Exempt Person) has commenced, or announced the intention to commence, a tender or exchange offer that would, upon its consummation, result in such person or group being the beneficial owner of 15% or more of the outstanding shares of EAI Common Stock (each a "Triggering Event"). Rights will not be exercisable following the occurrence of an event described below under the caption "Flip-in" prior to the expiration of EAI's right to redeem the Rights. Rights certificates will be distributed when the Rights become exercisable. An "Exempt Person" will include EAI and certain related entities.

     Flip-in. After the Rights become exercisable (unless the Triggering Event is the commencement or the announcement of a tender or exchange offer as described in (ii) in the immediately preceding paragraph), the holders of the Rights (other than an Acquiring Person and certain transferees thereof) would be entitled to exercise the Rights to purchase that number of shares of EAI Common Stock which at the time of such acquisition would have a market value of two times the exercise price of the Rights. After the occurrence of a Flip-in event, the Rights of an Acquiring Person and such transferees will become void.

     Flip-over. In the event that, on or after the date on which an Acquiring Person has become such: (i) EAI merges into or consolidates with an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions),
(ii) an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions) merges into EAI or (iii) EAI sells or transfers 50% or more of its consolidated assets or earning power to an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions), the holders of the Rights (other than Rights which have become void) would be entitled to purchase common shares of the acquirer (or a person affiliated therewith) at a 50% discount. In general, an "Interested Stockholder" will be an Acquiring Person and certain persons affiliated, associated or acting on behalf of or in concert therewith.

     Redemption of Rights. The Rights are redeemable, as a whole, at a redemption price of $.01 per Right, subject to adjustment, at the direction of EAI's Board of Directors, at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding shares of EAI Common Stock.

     Exchange of Shares for Rights. At any time after any person or group shall have become an Acquiring Person and before any person (other than an Exempt Person), together with its affiliates and associates, shall have become the beneficial owner of 50% or more of the outstanding shares of EAI Common Stock, EAI's Board of Directors has the right to direct the exchange of shares of EAI Common Stock for all or any part of the Rights (other than Rights that have become void) at the exchange rate of one share of EAI Common Stock per Right, subject to adjustment.

     EAI's Rights Agreement may discriminate against a prospective holder of EAI Common Stock as a result of such holder owning a substantial amount of shares and may have the effect of delaying, deferring or preventing a change in control of EAI. See "-- Comparison of Rights of EAI Stockholders and Sense8
Shareholders -- Rights Plan."

DESCRIPTION OF SENSE8 CAPITAL STOCK

     The authorized capital stock of Sense8 consists of 10,000,000 shares of Sense8 Common Stock, $.001 par value, and 5,000,000 shares of Sense8 Preferred Stock, $.001 par value, 350,585 shares of which are designated as Sense8 Series A Preferred and 146,326 shares of which are designated as Sense8 Series B Preferred. As of April 11, 1998, there were 828,693 shares of Sense8 Common Stock issued and outstanding and held of record by 16 shareholders, 308,929 shares of Sense8 Series A Preferred issued and outstanding and held of record by two shareholders and no shares of Sense8 Series B Preferred were issued and outstanding.

SENSE8 COMMON STOCK

     Holders of Sense8 Common Stock are entitled to receive dividends when declared by the Board of Directors. Holders of Sense8 Common Stock have no preemptive rights, no right to convert Sense8 Common Stock into any other securities and no redemption rights. All outstanding shares of the Sense8 Common Stock are validly issued, fully paid and nonassessable.

SENSE8 PREFERRED STOCK

     The principal rights, privileges and preferences of the issued and outstanding shares of Sense8 Preferred Stock are as set forth below.

Dividends

     Dividends accrue only when declared by the Board of Directors, at the rate of (i) $0.68 per share of Sense8 Series A Preferred and (ii) $1.77 per share of Sense8 Series B Preferred (each series adjusted for subsequent stock dividends, stock splits, or recapitalization). Such dividends are not cumulative.

     If cash dividends are declared, then holders of Sense8 Preferred Stock are entitled to cash dividends as distributed among the holders of Sense8 Series A Preferred and Sense8 Series B Preferred pro rata based upon the dividend preference of each series. Dividends on Sense8 Common Stock are paid only after the Sense8 Preferred Stock dividends have been paid.

     If dividends payable in assets other than cash are declared, then holders of Sense8 Preferred Stock are entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Sense8 Common Stock into which their shares of Sense8 Preferred Stock are convertible. The conversion price of the affected Sense8 Preferred Stock series shall be appropriately decreased so that the number of shares of Sense8 Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate of shares of Sense8 Common Stock outstanding.

Liquidation

     (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of Sense8 (which, as defined in Sense8's Articles of Incorporation, would include the Merger) holders of the Sense8 Series A Preferred and Sense8 Series B Preferred are entitled to receive, prior and in preference to any distribution of any assets of Sense8 to the holders of Sense8 Common Stock, $6.80 and $17.66 per share, respectively, plus all declared but unpaid dividends. After the holders of Sense8 Preferred Stock have received the full amount of their liquidation preference, the holders of Sense8 Common Stock and Sense8 Preferred Stock are entitled to receive all remaining assets of Sense8 available for distribution, pro rata based on the number of shares of Sense8 Common Stock held by each (assuming conversion of all shares of Series A Preferred and Sense8 Series B Preferred into Sense8 Common Stock) until Sense8 Series A Preferred and Sense8 Series B Preferred shareholders have received an aggregate amount of $27.20 and $38.06 (including amounts paid pursuant to the previous sentence), respectively; thereafter holders of Sense8 Common Stock receive all of the remaining assets of Sense8 pro rata based on the number of shares of Sense8 Common Stock held by each.

     (b) Determination of Value. If the consideration received is other than cash, the value of such securities shall be valued as follows:

          (1) Securities not subject to investment letter or other similar restrictions on free marketability:

             (i) If traded on a securities exchange or through The Nasdaq Stock Market National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing; provided, however, with respect to the Merger Agreement, the value of EAI's securities for the purposes of the foregoing shall be deemed to be $42.61725.

             (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing.

             (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by Sense8 and the holders of a majority of Sense8 Series A Preferred and Sense8 Series B Preferred, voting together as one class.

          (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i), (ii) and (iii) to reflect the approximate fair market value thereof, as mutually determined by Sense8 and the holders of a majority of the voting power of all then outstanding shares of Sense8 Series A Preferred and Sense8 Series B Preferred, voting together as one class.

Redemption

     The Sense8 Series A Preferred and Sense8 Series B Preferred are not redeemable.

Conversion

     Each share of the Sense8 Series A Preferred and Sense8 Series B Preferred is presently convertible into shares of Sense8 Common Stock in the amount as determined by dividing the respective Sense8 Preferred Stock series' original issue price by the appropriate and applicable conversion price. The resulting conversion amount is further subject to adjustment by anti-dilution provisions.

Voting Rights

     Subject to the protective provisions described below and except as otherwise required by law, the holders of the Sense8 Series A Preferred, Sense8 Series B Preferred and Sense8 Common Stock are entitled to notice of any shareholders' meeting and to vote together as one class upon any matter submitted to the shareholders for a vote on the following basis:

     (a) Common Vote. Each share of Sense8 Common Stock issued and outstanding shall have one vote.

     (b) Preferred Vote. Each holder of Sense8 Series A Preferred and Sense8 Series B Preferred shall have a number of votes equal to the number of shares of Sense8 Common Stock into which such Sense8 Preferred Stock is convertible.

          (i) Board of Directors. So long as at least 100,000 shares of Sense8 Series A Preferred are outstanding, the holders of Sense8 Series A Preferred, voting as one class, shall be entitled to elect one member of the Board of Directors, and the holders of Sense8 Series A Preferred, Sense8 Series B Preferred and Sense8 Common Stock, voting on an as-converted basis as one class, shall be entitled to elect all other members of the Board of Directors. If less than 100,000 shares of Sense8 Series A Preferred are outstanding, the Sense8 Series A Preferred, Sense8 Series B Preferred and Sense8 Common Stock, voting as one class, shall be entitled to elect all directors. Any vacancy in the Board occurring because of the death, resignation or removal of a director elected by the holders of the outstanding class or series with voting power entitled to elect him or her shall be filled by the vote or written consent of the holders of the outstanding class or series with voting power entitled to elect him or her or, in the absence of action by such holders, by action of the remaining directors elected by such class or series. A director may be removed with or without cause by the vote or consent of the holders of the outstanding class or series with voting power entitled to elect him or her in accordance with the CGCL.

          (ii) All Other Matters. On all other matters, the holder of each share of Sense8 Series A Preferred or Sense8 Series B Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Sense8 Common Stock, except as required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with the holders of Sense8 Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Sense8 Series A Preferred and Sense8 Series B Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward).

Protective Provisions

     (a) Sense8 Series A Preferred. In addition to any other rights provided by law or agreement, so long as any shares of Sense8 Series A Preferred are outstanding, Sense8 may not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Sense8 Series A Preferred:

          (i) alter or change the rights, preferences or privileges of the shares of Sense8 Series A Preferred so as to affect adversely the shares;

          (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Sense8 Series A Preferred;

          (iii) authorize or issue (including, without limitation, the reclassification of any outstanding shares) any other equity security having a preference over, or being on a parity with, the liquidation and dividend preferences of the Sense8 Series A Preferred; or

          (iv) declare or pay any dividends on or declare or make any other distributions, direct or indirect (other than a dividend payable solely in shares of Sense8 Common Stock or dividends declared prior to the purchase date applicable to the Sense8 Series A Preferred), on any shares of Sense8 Common Stock, or set apart any sum for any such purpose.

     (b) Sense8 Series B Preferred. In addition to any other rights provided by law or agreement, so long as any shares of Sense8 Series B Preferred are outstanding, Sense8 may not without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Sense8 Series B Preferred:

          (i) alter or change the rights, preferences or privileges of the shares of Sense8 Series B Preferred so as to affect adversely the shares;

          (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Sense8 Series B Preferred;

          (iii) authorize or issue (including, without limitation, the reclassification of any outstanding shares) any other equity security having a preference over the liquidation and dividend preferences of the Sense8 Series B Preferred;

          (iv) authorize or issue (including, without limitation, the reclassification of any outstanding shares) any other equity security which votes together with the holders of Sense8 Common Stock on an as-converted basis and has the right to more than one vote for each share of Sense8 Common Stock into which such equity security could then be converted; or

          (v) declare or pay any dividends on or declare or make any other distributions, direct or indirect (other than a dividend payable solely in shares of Sense8 Common Stock), on any shares of Sense8 Common Stock, or set apart any sum for any such purpose.

COMPARISON OF RIGHTS OF EAI STOCKHOLDERS AND SENSE8 SHAREHOLDERS

     EAI is incorporated under the laws of the State of Delaware and Sense8 is incorporated under the laws of the State of California. The rights of the holders of Sense8 Stock are currently governed by the CGCL, the Sense8 Articles and Sense8's By-laws (the "Sense8 By-laws," together with the Sense8 Articles, the "Sense8 Governing Documents"). If the Merger is consummated in accordance with the terms of the Merger Agreement, Sense8 shareholders will become holders of EAI Common Stock and their rights as such will be governed by the Delaware General Corporation Law (the "DGCL"), the EAI Certificate and EAI's By-laws (the "EAI By-laws," together with the EAI Certificate, the "EAI Governing Documents"). Certain of the material differences between the rights of holders of Sense8 Stock and the rights of holders of EAI Common Stock are summarized below.

     The following summary is not a complete statement of the rights of holders of EAI Common Stock under applicable Delaware laws or the EAI Governing Documents, or a comprehensive comparison with the rights of the holders of Sense8 Stock under applicable California laws or the Sense8 Governing Documents, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL, the CGCL, the EAI Governing Documents and the Sense8 Governing Documents, to which holders of Sense8 Stock are referred. For information as to how such documents may be obtained, see "Available Information."

     Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. The EAI By-laws provide that stockholders seeking to bring business before or nominate directors at any annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be given in writing to the Secretary of EAI not less than 120 days or more than 150 days prior to the meeting. The EAI By-laws also specify certain requirements for a stockholder's notice to be in proper written form.

     The CGCL, as well as the DGCL, is silent as to advance notice of director nominations and the Sense8 Governing Documents do not contain a provision requiring such advance notification.

     Directors; Vacancies; Removal. The EAI By-laws provide that EAI shall have at least three directors, with the exact number fixed by the Board of Directors. The Sense8 By-laws provide that Sense8 shall have at least three directors, but the Board of Directors, by resolution, may authorize up to five directors. The DGCL and the CGCL each allow the boards of directors to be divided into classes. EAI's Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of EAI's Board of Directors is elected each year. Sense8's Board of Directors is not divided into classes. The DGCL and the EAI Governing Documents provide that vacancies on EAI's Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. The Sense8 By-laws provide that, except for a vacancy created by the removal of a director, vacancies may be filled by the affirmative vote of a majority of the directors, even if the directors remaining in the office constitute less than a quorum, or by the shareholders if the vacancy is not filled by the directors. The Sense8 By-laws provide that vacancies created by the removal of a director may be filled only by the approval of the shareholders. The EAI Certificate provides that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Under the CGCL and the Sense8 By-laws, a director can be removed without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the election, but no director may be removed when the votes cast against his removal would be sufficient to elect him if voted cumulatively at an election. The CGCL and the Sense8 By-laws permit the Board of Directors to declare vacant the office of a director who has been declared of unsound mind by a court or who has been convicted of a felony.

     Vote on Certain Fundamental Transactions. The DGCL and the EAI Governing Documents require that any merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the affirmative vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. Also see "-- Certain Business Combinations."

     The CGCL requires that a merger, or other reorganization, be approved by the board of directors of each corporation, and that the principal terms be approved by the outstanding shares of each class of each corporation. The CGCL also requires that a sale of all or substantially all of a corporation's assets, other than in the ordinary course, be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

     Special Meetings of Stockholders; Quorum; Stockholder Action By Written Consent. Pursuant to the DGCL, special stockholder meetings may only be called pursuant to a resolution adopted by a majority of the

Board of Directors. The EAI Certificate provides that special meetings of stockholders of EAI may be called only by a majority of EAI's Board of Directors, EAI's Chairman or its President. The DGCL provides that a majority of the shares entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of stockholders. In addition, the DGCL generally allows for stockholder actions to be taken pursuant to a written consent signed by stockholders having not less than the minimum number of votes necessary to authorize or take such action, provided that a subsequent notice of the taking of corporate action by less than unanimous written consent is sent to stockholders who have not consented in writing. The EAI Certificate provides that the stockholders of EAI may only take actions relating to public offerings of EAI Common Stock at a duly called annual or special meeting of stockholders and may not take action by written consent.

     The CGCL permits, and the Sense8 Governing Documents provide, that special meetings of the shareholders may be called by the Board of Directors, the President or the holders of not less than ten percent of the voting power of the corporation. The Sense8 By-laws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of shareholders. The CGCL provides that in no event shall a quorum consist of less than one-third of the shares entitled to vote. The CGCL and the Sense8 By-laws permit action by written consent and require written consents to be signed by the holders of outstanding shares having not less than the minimum number of votes necessary at a meeting for shareholder action to be approved. But if the consents of all shareholders have not been solicited in writing, the CGCL and the Sense8 By-laws require that notice of shareholder approval be given 10 days prior to the action if approval is by less than unanimous consent.

     Issuance of Shares. The DGCL provides that the directors of a corporation have the authority to declare issuances of stock. The CGCL and Sense8's Governing Documents provide that the Board of Directors has the authority to issue stock.

     Amendment of Certificate or Articles of Incorporation and By-laws. The DGCL and the EAI Governing Documents allow EAI to amend its certificate of incorporation if the EAI Board of Directors adopts a resolution approving such an amendment, and the stockholders thereafter approve the proposed amendment, either at a special meeting or at the next annual stockholders meeting. In general, the proposed amendment must be approved at the meeting by a majority of the outstanding stock entitled to vote thereon.

     Under the CGCL, amendments to articles of incorporation must be approved by the board of directors and a majority of the outstanding shares of each class entitled to vote. A proposed amendment to the articles of incorporation must be approved by a majority of outstanding shares of each class if the amendment effects an exchange or reclassification of shares of such class. The Sense8 By-laws provide, and the CGCL permits, that they may be amended by a majority of the voting power of Sense8, and, subject to the right of shareholders, the Board of Directors may also amend the Sense8 By-laws.

     Liability and Indemnification of Directors and Officers. The EAI Governing Documents provide that EAI shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The EAI Certificate includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     The CGCL provisions relating to director and officer liability are substantially similar to those of the DGCL. The CGCL provides that a corporation shall indemnify a director or officer, made party to a proceeding because of his or her status as such, who was wholly successful on the merits in the defense of such proceeding. Under the CGCL, the corporation may indemnify a director or officer against liability incurred in a proceeding provided the director or officer: (a) acted in good faith; (b) reasonably believed that his or her conduct was in the corporation's best interests; (c) in the case of any criminal proceeding, he or she had no reasonable cause to believe that the conduct was unlawful; (d) the CGCL provides that a corporation's articles of incorporation may limit its obligation to indemnify directors and officers. Section 204 of the CGCL permits a California corporation to include in its articles of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Section 204 provides, however, that liability for acts or omissions not in good faith or involving intentional misconduct or a reckless disregard for a director's duty to shareholders, or knowing violation of the law, or an unexcused pattern of inattention or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Sense8 Articles include a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     Payment of Dividends. The DGCL allows a corporation, subject to any restrictions contained in its certificate of incorporation, to pay dividends out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. The EAI Certificate permits the payment of dividends in accordance with the DGCL, but, to date, EAI has not paid any cash dividends on the EAI Common Stock.

     Under the CGCL, a board of directors is authorized to make distributions to the shareholders. No distribution may be made, however, if the retained earnings of the corporation immediately prior to the distribution do not equal or exceed the amount of the proposed distribution, or if the sum of the corporation's assets would not equal at least 1 1/4 times its liabilities, or if the current assets of the corporation would not equal at least its current liabilities. The Sense8 Governing Documents provide that its Board of Directors may pay dividends of up to $0.68 per share of Sense8 Series A Preferred and up to $1.77 per share of Sense8 Series B Preferred in any year. The Sense8 Governing Documents also authorize its Board of Directors to pay cash dividends on the Sense8 Common Stock. Sense8 Preferred Stock has preference to cash dividends over Sense8 Common Stock, however, the Preferred Stock dividends are not cumulative. Dividends other than cash are distributed to holders of Sense8 Common Stock, and to holders of Sense8 Preferred Stock as though they held the number of shares of Sense8 Common Stock into which their Sense8 Preferred Stock could be converted.

     Appraisal or Dissenters' Rights. The DGCL provides that stockholders of corporations being acquired pursuant to a merger have the right to exercise certain "appraisal rights" to dissent from such corporate action and to demand payment of the fair value of their shares. Such appraisal rights may be exercised when the stockholders receive any form of consideration for their shares other than (i) shares of stock of the surviving corporation, (ii) shares of stock that are listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system such as the NNM, or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof. Corporations are allowed to enlarge these statutory rights pursuant to their certificate of incorporation, but the EAI Certificate does not expand upon such rights.

     The CGCL entitles shareholders of a corporation to dissent from and obtain fair value for their shares in the event of certain corporate actions and provides that shareholders may dissent from a statutory share exchange.

     Stockholder Rights Plan. EAI has adopted a Stockholder Rights Plan, pursuant to which holders of EAI Common Stock receive one Right, a preferred share purchase right, for each outstanding share of EAI Common Stock, with each Right entitling its holder to purchase one share of EAI Common Stock at an exercise price of $50 per share, subject to certain adjustments. The Rights become exercisable if any person or entity acquires 15% or more of the outstanding EAI Common Stock, or commences a tender or exchange offer that would cause the offeror to own 15% or more of the outstanding EAI Common Stock. Under certain circumstances involving an attempted takeover of EAI, holders of Rights would be entitled to purchase shares of EAI Common Stock or common stock of the acquiring person or entity having a value equal to two times the exercise price of the Right. The Rights are redeemable by EAI at a price of $.01 per Right. See "Description of EAI Stock."

     The CGCL authorizes the adoption of a rights plan. Sense8 has not adopted any shareholder rights plan.

     Certain Business Combinations. Section 203 of the DGCL contains a "business combination" section applicable to certain Delaware corporations such as EAI that have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NNM, or (iii) held of record by more than 2,000 stockholders. Section 203 prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of such assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The DGCL allows Delaware corporations to elect not to be governed by these provisions. EAI, however, has not so elected, and is subject to the business combination section of the DGCL. The CGCL does not contain a similar provision.

     Interested Director Transactions. The DGCL and the CGCL both provide that contracts or transactions in which one or more of the corporation's directors have an interest ("Interested Contracts or Transactions") are not void or voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contracts or transactions were approved, provided certain conditions are met. Interested Contracts or Transactions may be approved by a majority vote of the disinterested directors or by vote of disinterested shareholders if the material facts of the contracts or transactions and the director's interest in such contracts or transactions are fully disclosed and a vote is taken in good faith. Furthermore, Interested Contracts or Transactions may be approved if such contracts or transactions are shown to be fair and reasonable to the corporation at the time they are authorized, approved or ratified by the board of directors or shareholders and separate disinterested shareholder or disinterested director approval is not required.

     Class Vote for Certain Reorganizations. The CGCL provides, with certain exceptions, that a class of shares of a corporation is entitled to vote on a plan of merger or statutory share exchange as a class if any provision of the plan would entitle the class of shares to vote as a class and, in the case of an exchange, if the class is included in the plan of exchange. The DGCL does not contain similar provisions. In addition to the voting requirements discussed above, anti-takeover legislation adopted in Delaware imposes additional restrictions on mergers and other business combinations between certain stockholders and the corporation.

                                 LEGAL MATTERS

     The validity of the shares of EAI Common Stock to be issued in connection with the Merger have been passed upon for EAI by Gardner, Carton & Douglas, special securities counsel to EAI.

                                  TAX OPINION

     Certain of the tax consequences of the Merger to the Sense8 shareholders have been passed upon by Brobeck, Phleger & Harrison LLP, counsel to Sense8. See "The Merger -- Certain Federal Income Tax Consequences."

                                    EXPERTS

EAI

     The consolidated financial statements of EAI at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in EAI's 1997 Annual Report on Form 10-K, which is incorporated by reference and made a part of this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to December 31, 1996 and for the year then ended, is based in part on the report of Arthur Andersen LLP, independent public accountants. The financial statements referred to above are incorporated by reference in reliance upon such reports given upon authority of such firms as experts in accounting and auditing.

SENSE8

     The financial statements of Sense8 as of December 31, 1997 and 1996 and for the years then ended, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Sense8's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      INDEX TO SENSE8 FINANCIAL STATEMENTS

                                                             PAGE
                                                             ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheet at December 31, 1997 and 1996....  F-3
Consolidated Statement of Operations -- Years ended December
  31, 1997 and 1996.........................................  F-4
Consolidated Statement of Shareholders' Equity (Deficit) --
  Years ended December 31, 1997 and 1996....................  F-5
Consolidated Statements of Cash Flow -- Years ended December
  31, 1997 and 1996.........................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Sense8 Corporation and its subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As described in Note 1, the Company has entered into a definitive agreement dated April 11, 1998, to be acquired by Engineering Animation, Inc. Consummation of the proposed acquisition is subject to certain conditions of closing.

                                                            PRICE WATERHOUSE LLP
                                                            San Jose, California
                                                                  April 20, 1998

                               SENSE8 CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   1997           1996
                                                                -----------    -----------
ASSETS
Current Assets:
  Cash and cash equivalents.................................    $    57,000    $   167,000
  Accounts receivable, less allowance for doubtful accounts
     of
     $125,000 and $61,000...................................        294,000      1,096,000
  Inventories...............................................         36,000         31,000
  Other current assets......................................         32,000        180,000
                                                                -----------    -----------
     Total current assets...................................        419,000      1,474,000
Property and equipment, net.................................        312,000        533,000
Other assets................................................             --         26,000
                                                                -----------    -----------
                                                                $   731,000    $ 2,033,000
                                                                ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Notes payable, current....................................    $    40,000    $        --
  Accounts payable..........................................        727,000        692,000
  Accrued expenses..........................................        421,000        389,000
  Deferred revenues.........................................         98,000        398,000
                                                                -----------    -----------
     Total current liabilities..............................      1,286,000      1,479,000
Notes payable, noncurrent...................................        143,000             --
Convertible notes payable to related parties................         62,000             --
Convertible notes payable...................................        222,000             --
                                                                -----------    -----------
                                                                  1,713,000      1,479,000
                                                                -----------    -----------
Commitments and Contingencies (Note 7)
Shareholders' Equity (Deficit):
  Preferred Stock, $0.001 par value; 5,000,000 shares
     authorized; designated as follows:
     Series A Convertible Preferred Stock, $0.001 par value;
       96,360 shares authorized; 88,235 shares issued and
       outstanding..........................................        600,000        600,000
     Series B Convertible Preferred Stock, $0.001 par value;
       146,326 authorized; 70,782 shares issued and
       outstanding..........................................      1,199,000      1,199,000
  Common stock, $0.001 par value; 10,000,000 shares
     authorized; 957,210 and 890,000 shares issued and
     outstanding............................................         97,000         51,000
  Warrants outstanding......................................        120,000             --
  Treasury stock, 143,583 and 136,250 shares held at cost...       (123,000)      (100,000)
  Shareholder notes receivable..............................             --         (8,000)
  Accumulated deficit.......................................     (2,875,000)    (1,188,000)
                                                                -----------    -----------
     Total shareholders' equity (deficit)...................       (982,000)       554,000
                                                                -----------    -----------
                                                                $   731,000    $ 2,033,000
                                                                ===========    ===========

                               SENSE8 CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                   1997           1996
                                                                -----------    -----------
Net revenues:
  Software licenses.........................................    $ 2,501,000    $ 4,346,000
  Consulting and support services...........................      1,229,000      1,293,000
  Products sales............................................        258,000      1,332,000
                                                                -----------    -----------
                                                                  3,988,000      6,971,000
                                                                -----------    -----------
Cost of net revenues:
  Software licenses.........................................         70,000        109,000
  Consulting and support services...........................        861,000        924,000
  Product sales.............................................        164,000      1,014,000
                                                                -----------    -----------
                                                                  1,095,000      2,047,000
                                                                -----------    -----------
Gross profit................................................      2,893,000      4,924,000
                                                                -----------    -----------
Operating expenses:
  Sales and marketing.......................................      1,911,000      3,134,000
  Research and development..................................      1,118,000      1,531,000
  General and administrative................................      1,366,000      1,564,000
                                                                -----------    -----------
                                                                  4,395,000      6,229,000
                                                                -----------    -----------
Loss from operations........................................     (1,502,000)    (1,305,000)
Interest expense............................................       (161,000)       (28,000)
Other income (expense), net.................................        (24,000)       (24,000)
                                                                -----------    -----------
Loss before income taxes....................................     (1,687,000)    (1,357,000)
Income tax benefit..........................................             --         64,000
                                                                -----------    -----------
Net loss....................................................    $(1,687,000)   $(1,293,000)
                                                                ===========    ===========

                               SENSE8 CORPORATION

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                      SERIES A
                                     CONVERTIBLE      SERIES B CONVERTIBLE
                                   PREFERRED STOCK       PREFERRED STOCK        COMMON STOCK                      TREASURY STOCK
                                  -----------------   ---------------------   -----------------    WARRANTS     -------------------
                                  SHARES    AMOUNT    SHARES      AMOUNT      SHARES    AMOUNT    OUTSTANDING   SHARES     AMOUNT
                                  ------   --------   -------   -----------   -------   -------   -----------   -------   ---------
BALANCES AT DECEMBER 31, 1995...  88,235   $600,000       --    $       --    885,000   $41,000    $     --     136,250   $(100,000)
  Exercise of stock options.....      --         --       --            --      5,000    10,000          --          --          --
  Payment on shareholder
    notes.......................      --         --       --            --         --        --          --          --          --
  Issuance of Series B Preferred
    Stock, net of issuance
    costs.......................      --         --   70,782     1,199,000         --        --          --          --          --
  Net loss......................      --         --       --            --         --        --          --          --          --
                                  ------   --------   ------    ----------    -------   -------    --------     -------   ---------
BALANCES AT DECEMBER 31, 1996...  88,235    600,000   70,782     1,199,000    890,000    51,000          --     136,250    (100,000)
  Exercise of stock options.....      --         --       --            --     67,210    46,000          --          --          --
  Repurchase of shares..........      --         --       --            --         --        --          --       7,333     (23,000)
  Payment on shareholder
    notes.......................      --         --       --            --         --        --          --          --          --
  Warrants issued with
    convertible notes payable...      --         --       --            --         --        --     120,000          --          --
  Net loss......................      --         --       --            --         --        --          --          --          --
                                  ------   --------   ------    ----------    -------   -------    --------     -------   ---------
BALANCES AT DECEMBER 31, 1997...  88,235   $600,000   70,782    $1,199,000    957,210   $97,000    $120,000     143,583   $(123,000)
                                  ======   ========   ======    ==========    =======   =======    ========     =======   =========


                                                  RETAINED        TOTAL
                                  SHAREHOLDER     EARNINGS     SHAREHOLDERS
                                     NOTES      (ACCUMULATED      EQUITY
                                  RECEIVABLE      DEFICIT)      (DEFICIT)
                                  -----------   ------------   ------------
BALANCES AT DECEMBER 31, 1995...   $(13,000)    $   105,000    $   633,000
  Exercise of stock options.....         --              --         10,000
  Payment on shareholder
    notes.......................      5,000              --          5,000
  Issuance of Series B Preferred
    Stock, net of issuance
    costs.......................         --              --      1,199,000
  Net loss......................         --      (1,293,000)    (1,293,000)
                                   --------     -----------    -----------
BALANCES AT DECEMBER 31, 1996...     (8,000)     (1,188,000)       554,000
  Exercise of stock options.....         --              --         46,000
  Repurchase of shares..........         --              --        (23,000)
  Payment on shareholder
    notes.......................      8,000              --          8,000
  Warrants issued with
    convertible notes payable...         --              --        120,000
  Net loss......................         --      (1,687,000)    (1,687,000)
                                   --------     -----------    -----------
BALANCES AT DECEMBER 31, 1997...   $     --     $(2,875,000)   $  (982,000)
                                   ========     ===========    ===========

                               SENSE8 CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                   1997           1996
                                                                -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(1,687,000)   $(1,293,000)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
       Depreciation and amortization........................        252,000        141,000
       Provision for uncollectible accounts receivable......         64,000          7,000
       Changes in assets and liabilities:
          Accounts receivable...............................        738,000       (210,000)
          Inventories.......................................         (5,000)        47,000
          Other current assets..............................        148,000         11,000
          Other assets......................................         26,000        (11,000)
          Accounts payable..................................         35,000        153,000
          Accrued expenses..................................         32,000        184,000
          Deferred revenues.................................       (300,000)       228,000
          Customer advances.................................             --        (28,000)
                                                                -----------    -----------
       Net cash used in operating activities................       (697,000)      (771,000)
                                                                -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment purchases..........................        (63,000)      (371,000)
  Property and equipment sales..............................         52,000             --
                                                                -----------    -----------
       Net cash used in investing activities................        (11,000)      (371,000)
                                                                -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of convertible notes...............        384,000             --
  Proceeds from notes payable...............................        200,000             --
  Repayment of notes payable................................        (17,000)            --
  Proceeds from preferred stock issuance, net of issuance
     costs..................................................             --      1,199,000
  Proceeds from common stock issuance.......................         46,000         10,000
  Proceeds from shareholder notes receivable................          8,000          5,000
  Treasury stock purchases..................................        (23,000)            --
                                                                -----------    -----------
       Net cash provided by financing activities............        598,000      1,214,000
                                                                -----------    -----------
Net increase (decrease) in cash and cash equivalents........       (110,000)        72,000
Cash and cash equivalents at beginning of year..............        167,000         95,000
                                                                -----------    -----------
Cash and cash equivalents at end of year....................    $    57,000    $   167,000
                                                                ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................    $     8,000    $     8,000
                                                                ===========    ===========
  Cash paid for income taxes................................    $     7,000             --
                                                                ===========    ===========
NON-CASH FINANCING ACTIVITIES:
  Warrants issued with convertible notes payable............    $   120,000    $        --
                                                                ===========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SIGNIFICANT MATTERS:

     Sense8 Corporation (the "Company") was incorporated in California in 1990 and designs and markets software development tools for the creation of virtual reality applications. The Company's products are distributed in the United States by the Company and internationally through a network of independent distributors and value-added resellers, primarily located in Europe.

     During 1996, the Company formed Sense8 SA (the "Subsidiary") to distribute the Company's products and to establish a market presence throughout Europe. The Subsidiary was incorporated in Switzerland and is wholly-owned by the Company. During 1997, the Company closed Sense8 SA and returned the management of European distribution to the United States.

     The Company has incurred recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, on April 11, 1998, the Company entered into a definitive agreement dated April 11, 1998 to be acquired by Engineering Animation, Inc. (EAI). In connection therewith, the Company and EAI entered into an interim management agreement which provides for joint management of the Company through consummation of the acquisition. EAI has provided working capital to the Company since the date of the definitive agreement.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Sense8 Corporation and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of bank deposits and money-market accounts that are stated at cost, which approximates fair value.

REVENUE RECOGNITION

     Revenues from software license fees and product sales are recognized upon product shipment and fulfillment of acceptance terms, if applicable, provided that no significant obligations exist and collection of the resulting receivable is probable. Revenues from software support contracts are recognized ratably over the course of the support term. Revenues from consulting services are recognized using the percentage of completion method. Revenues from training services are recognized as such services are performed.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable, which are generally not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the quality of customers comprising the customer base and their dispersion across different businesses and geographic markets. The Company performs on-going credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The aggregate accounts receivable from one customer represented 10 percent and 19 percent of total accounts receivable at December 31, 1997 and 1996, respectively.

SALES TO SIGNIFICANT CUSTOMERS

     During the year ended December 31, 1997, sales to one customer represented 12 percent of net revenues. During the year ended December 31, 1996, sales to two customers represented 21 percent and 15 percent of net revenues, respectively.

INVENTORIES

     Inventories are stated at the lower of cost, determined on a first-in first-out (FIFO) basis, or market value and comprise primarily hardware products purchased for re-sale.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, which range from two to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, typically three years.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

FOREIGN CURRENCY TRANSLATION

     The Company had a subsidiary in Switzerland through October 1997. The functional currency of this entity was the local currency. Accordingly, all assets and liabilities of these entities are translated at the current exchange rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates in effect during the reporting period. During the years ended December 31, 1997 and 1996, foreign currency transaction and translation gains and losses were immaterial.

RESEARCH AND DEVELOPMENT

     Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established. After establishing technological feasibility, any additional development costs incurred through the date the product is available for general release would be capitalized and amortized over the greater of the estimated product life or on a ratio of current product revenues to total projected product revenues. No costs have been capitalized to date as the impact on the financial statements for all periods presented is immaterial.

INCOME TAXES

     Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law;

the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash equivalents, accounts receivable, accounts payable and notes payable, have carrying amounts which approximate fair value due to the relatively short maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement will be effective for the Company's year ending December 31, 1998. The statement establishes presentation and disclosure requirements for reporting comprehensive income. Comprehensive income includes charges or credits to equity that are not the result of transactions with shareholders. The Company expects there will be no material impact on its consolidated financial position or results of operations as a result of the adoption of this new accounting standards.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement will be effective for the Company's year ending December 31, 1998. The statement requires the Company to report certain financial information about operating segments. It also requires that the Company report certain information about its services, the geographic areas in which it operates and its major customers. The method specified in SFAS 131 for determining what information to report is referred to as the "management approach." The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. The adoption of SFAS 131 is not expected to have a significant impact on segment disclosures of the Company.

     In October 1997, the AICPA issued SoP 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SoP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. Earlier application is encouraged as of the beginning of fiscal years or interim periods for which financial statements or information have not been issued. Retroactive application of the provisions of this SoP is prohibited. The Company has assessed the provisions of the SoP 97-2 and does not expect that adoption will have a material impact on its consolidated financial statements.

NOTE 3 -- BALANCE SHEET ITEMS:

     Property and equipment, net:

                                                                    DECEMBER 31,
                                                               ----------------------
                                                                 1997         1996
                                                               ---------    ---------
Computer equipment.........................................    $ 439,000    $ 429,000
Furniture and fixtures.....................................      133,000      155,000
Purchased internal-use software............................      145,000      133,000
Leasehold improvements.....................................       96,000      105,000
                                                               ---------    ---------
                                                                 813,000      822,000
Less: Accumulated depreciation and amortization............     (501,000)    (289,000)
                                                               ---------    ---------
                                                               $ 312,000    $ 533,000
                                                               =========    =========

                                                                    DECEMBER 31,
                                                               ----------------------
                                                                 1997         1996
                                                               ---------    ---------
Accrued expenses:
  Compensation and related benefits........................    $ 290,000    $ 293,000
  Interest.................................................       27,000           --
  Other....................................................      104,000       96,000
                                                               ---------    ---------
                                                               $ 421,000    $ 389,000
                                                               =========    =========

NOTE 4 -- RELATED PARTY TRANSACTIONS:

     During the years ended December 31, 1997 and 1996, the Company purchased hardware inventory at estimated market prices from a shareholder totaling $7,000 and $59,000, respectively.

     See Note 5 for other related party transactions.

NOTE 5 -- NOTES PAYABLE:

     In June 1997, the Company issued convertible promissory notes payable to two customers totaling $300,000 and two shareholders totaling $84,000 which bear interest at 12% per annum payable quarterly. The notes are convertible at the option of the holder into shares of Series B Convertible Preferred Stock at an initial price of $17 per share. Principal and unpaid interest on the notes are due in June 2000, but shall be immediately due and payable upon either the sale by the Company of equity securities for gross proceeds totaling $2,000,000 or more or upon sale of substantially all of the Company's capital stock. See Notes 1 and 10. In connection with the promissory notes, the Company issued warrants to purchase Series B Convertible Preferred Stock. See Note 8.

     In July 1997, the Company borrowed $200,000 from a leasing company. The loan is secured by certain equipment purchased by the Company. Principal and interest payments are payable monthly through April 2001. The annual interest rate is 17.43 percent. At December 31, 1997, the outstanding balance was $183,000.

     Principal payments on notes payable at December 31, 1997 are as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
1998........................................................           $  40,000
1999........................................................              48,000
2000........................................................             441,000
2001........................................................              38,000
                                                                       ---------
                                                                         567,000
Less: unamortized discount related to warrants..............            (100,000)
                                                                       ---------
                                                                       $ 467,000
                                                                       =========

NOTE 6  --  INCOME TAXES:

     No provision for income taxes was recorded in 1997 as the Company incurred a net loss. The income tax benefit recorded in 1996 represents the recovery of previously paid taxes by carrying back the 1996 net loss.

     Deferred tax assets consist of the following:

                                                                    DECEMBER 31,
                                                               ----------------------
                                                                 1997         1996
                                                               ---------    ---------
Net operating loss carryforwards and credits...............    $ 648,000    $ 510,000
Allowance for doubtful accounts............................       49,000       10,000
Accrued expenses and others................................       55,000       30,000
                                                               ---------    ---------
Deferred tax assets........................................      752,000      550,000
Valuation allowance........................................     (752,000)    (550,000)
                                                               ---------    ---------
                                                               $      --    $      --
                                                               =========    =========

     Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be recovered, therefore a full valuation reserve has been recorded.

     At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $1,400,000 and $925,000 respectively, which are available to reduce future taxable income. Such carryforwards expire in various amounts through 2012. The income tax benefit from the utilization of net operating loss carryforwards may be limited in certain circumstances including, but not limited to cumulative stock ownership changes of more than 50 percent over a three-year period. See Note 1 regarding the acquisition.

NOTE 7  --  COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company leases office space and equipment under noncancelable operating leases, which expire through March 2001. The accompanying consolidated financial statements reflect rent expense on a straight-line basis over the terms of the respective lease agreements. Total rent expense under noncancelable operating leases was $379,000 and $405,000 for the years ended December 31, 1997 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998........................................................    $367,000
1999........................................................      29,000
2000........................................................      21,000
2001........................................................       7,000
                                                                --------
                                                                $424,000
                                                                ========

LEGAL PROCEEDINGS

     The Company is subject to various claims and litigation arising in the normal course of business. It is the opinion of management that losses, if any, will not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 8 -- SHAREHOLDERS' EQUITY:

     The Company's Articles of Incorporation designate and authorize 10,000,000 shares of $0.001 par value Common Stock and 5,000,000 shares of $0.001 par value Preferred Stock. The authorized preferred stock has been designated as follows:

                                                                 SHARES
                                                                ---------
Series A Convertible Preferred Stock ("Series A")...........       96,360
Series B Convertible Preferred Stock ("Series B")...........      146,326
Undesignated................................................    4,757,314
                                                                ---------
                                                                5,000,000
                                                                =========

     The holders of Preferred Stock have certain rights and preferences with respect to conversion, voting, dividends and liquidation as follows:

CONVERSION

     Each share of Preferred Stock is convertible at the option of the holder at any time into Common Stock at the initial conversion rate of one share of Common Stock for each share of Preferred Stock. The initial conversion rate of each series of Preferred Stock is subject to adjustment as provided in the Articles of Incorporation. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate upon the Company's sale of its common stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933.

VOTING

     Each holder of Series A and Series B Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock could be converted.

DIVIDENDS

     Holders of Series A and Series B Preferred Stock are entitled to a dividend, when and if declared by the Board of Directors, at the fixed rate of $0.68 and $1.77, respectively, per share per annum, prior and in preference to any distribution on the Common Stock. Such dividends are not cumulative.

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Common Stock, the amount of $6.80 and $17.66, respectively, per share, plus an amount equal to all declared but unpaid dividends on such shares. The remaining assets, if any, shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-converted basis. If the Company's funds are insufficient to permit the full payment of such preferential amounts, funds shall be distributed ratably among the holders of Series A and Series B Preferred Stock in proportion to the respective liquidation preference of each series.

WARRANTS

     In October 1995, the Company issued warrants to purchase 4,000 shares of Series A Convertible Preferred Stock in connection with a working capital line of credit agreement. The warrant has an exercise price of $6.80 per share and expires in October 2000. At the date of grant, the value of the warrants was not material to the financial statements. At the election of the holder, the Company shall purchase the warrants for cash upon the closing of any acquisition in an amount equal to the fair market value of the shares, assuming exercise, less the exercise price of the warrant.

     In May 1996, the Company issued warrants to purchase 4,125 shares of Series A Convertible Preferred Stock in connection with a working capital line of credit agreement. The warrant has an exercise price of $6.80 per share and expires in May 2001. At the date of grant, the value of the warrants was not material to the financial statements. At the election of the holder, the Company shall purchase the warrants for cash upon the closing of any acquisition in an amount equal to the fair market value of the shares, assuming exercise, less the exercise price of the warrant.

     In June 1997, the Company issued warrants to purchase 22,590 shares of Series B Convertible Preferred Stock in connection with issuance of convertible notes payable. The warrants have an exercise price of $17.00 per share and expire in June 2002. At the date of the grant, the warrants had a value of approximately $120,000 which is being amortized as interest expense over the term of the related debt.

     In July 1997, the Company issued warrants to purchase 5,000 shares of Common Stock in connection with a Note Payable. The warrant has an exercise price of $0.01 per share and expires in July 2007. At the date of grant, the value of the warrants was not material to the financial statements.

NOTE 9 -- EMPLOYEE BENEFITS:

STOCK OPTIONS

     The 1997 Stock Option Plan (the "Plan") provides for the grant of incentive stock options and nonqualified stock options for the purchase of up to an aggregate of 300,853 shares of the Company's common stock by officers, employees, consultants and directors of the Company. The Plan amends the 1993 Stock Option Plan (the "1993 Plan") and includes all grants and activity under the 1993 Plan, as well as other nonqualified stock option grants approved by the Board of Directors. The Board of Directors is responsible for administration of the Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over four years. The Company may not grant an employee incentive stock options with a fair value in excess of $100,000 that is first exercisable during any one calendar year.

     Incentive stock options may be granted to employees at an exercise per share of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Nonqualified stock options may be granted to any officer, employee, director or consultant at an exercise price per share (not less than 85% of the fair value), as determined by the Company's Board of Directors.

     Options granted under the Plan generally expire 10 years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock).

     During the years ended December 31, 1997 and 1996, respectively, no compensation costs were recognized in connection with option grants. Had compensation cost for the Company's Option Plan and separate approval by the Board of Directors been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income (loss) would have been as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                               1997           1996
                                                            -----------    -----------
Net income (loss):
  As reported...........................................    $(1,687,000)   $(1,293,000)
  Pro forma.............................................    $(1,722,000)   $(1,294,000)

     Under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996.

                                                                1997    1996
                                                                ----    ----
Expected lives, in years....................................       5       5
Dividend yield..............................................    0.0%    0.0%
Risk-free rate of interest..................................    6.4%    6.4%
Stock price volatility......................................    0.0%    0.0%

     Activity under the Plan is as follows:

                                                1997                          1996
                                     --------------------------    --------------------------
                                               WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                     -------   ----------------    -------   ----------------
Outstanding at beginning of
  year...........................    210,057        $1.14          170,077        $0.46
Granted..........................     93,200         3.25          104,673         2.95
Exercised........................    (67,214)        2.70           (5,000)        2.00
Canceled.........................    (98,704)        1.08          (59,693)        2.00
                                     -------                       -------
Outstanding at end of year.......    137,339         1.85          210,057         1.14
                                     =======                       =======
Options exercisable at year
  end............................     67,214                       113,214
                                     =======                       =======
Weighted-average fair value of
  options granted during the
  year...........................                   $0.89                         $0.82
                                                    =====                         =====

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                             OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                              -------------------------------------------------   ------------------------------
                                            WEIGHTED-AVERAGE
                                SHARES         REMAINING       WEIGHTED-AVERAGE     SHARES      WEIGHTED-AVERAGE
 RANGE OF EXERCISE PRICES     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
 ------------------------     -----------   ----------------   ----------------   -----------   ----------------
$0.25.....................       60,000        5.2 years            $0.25            54,282          $0.25
$2.00-$3.25...............       77,339              9.2             3.10            12,932           2.70
                                -------                                             -------
                                137,339              7.5             1.85            67,214           0.72
                                =======                                             =======

     Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income (loss) for future years.

401(K) PLAN

     During the year ended December 31, 1996, the Company established a defined contribution 401(k) Plan for substantially all of its employees. Under the 401(k) Plan, employees may contribute up to 20 percent of their gross wages. The Company will, at its discretion, match a percentage of the employee contribution. For the years ended December 31, 1997 and 1996, the Company elected to not contribute a Company match to the 401(k) Plan.

NOTE 10 -- SUBSEQUENT EVENTS:

PREFERRED STOCK TRANSACTIONS

     On March 27, 1998, the Company entered into an agreement to sell 220,694 shares of Series A Preferred Stock at a purchase price of $6.80 per share, payable as follows: (i) 18,487 shares of Series A Preferred Stock were issued in exchange for conversion of the convertible promissory note in the principal amount of $125,000, (ii) 18,382 shares of Series A Preferred Stock were issued in exchange for $125,000 payable in cash, (iii) 183,825 shares of Series A Preferred Stock were issued in exchange for the previously issued 70,782 shares of Series B Preferred Stock. In connection with this transaction, the holder agreed to amend the terms of its Series B Note and warrant agreement dated June 26, 1997 to reduce the conversion price of each of the Series B Note and Series B warrant from $17.00 to $6.80 per share and change the underlying securities of each of the Series B Note and Series B warrant from Series B Preferred Stock to Series A Preferred Stock.

ACQUISITION

     As described in Note 1, the Company entered into a definitive agreement dated April 11, 1998 to be acquired by Engineering Animation, Inc.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          ENGINEERING ANIMATION, INC.,

                                  EAICA, INC.

                                      AND

                               SENSE8 CORPORATION

                      ------------------------------------

                           Dated as of April 30, 1998
                      ------------------------------------

                               TABLE OF CONTENTS

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                                              PAGE
                                                              ----
ARTICLE I.  THE MERGER......................................   A-1
1.1.  The Merger............................................   A-1
1.2.  Closing...............................................   A-1
1.3.  Effective Time........................................   A-1
1.4.  Effects of the Merger.................................   A-1
1.5.  Certificate of Incorporation and By-Laws..............   A-2
1.6.  Directors and Officers................................   A-2
1.7.  Tax Consequences......................................   A-2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES..............   A-2
2.1.  Definitions...........................................   A-2
2.2.  Total Merger Consideration............................   A-3
2.3.  Conversion of Sense8 Stock............................   A-3
2.4.  Exchange of Shares....................................   A-4
2.5.  Warrants to Acquire Sense8 Stock......................   A-5
2.6.  Options to Acquire Sense8 Common Stock................   A-5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SENSE8......   A-6
3.1.  Corporate Organization................................   A-6
3.2.  Capitalization........................................   A-6
3.3.  Authority; No Violation...............................   A-6
3.4.  Consents and Approvals................................   A-7
3.5.  Reports...............................................   A-7
3.6.  Compliance with Applicable Law........................   A-7
3.7.  Financial Statements..................................   A-7
3.8.  Absence of Certain Changes or Events..................   A-7
3.9.  Legal Proceedings and Restrictions....................   A-8
3.10. Taxes and Tax Returns.................................   A-8
3.11. Employee Benefits.....................................   A-9
3.12. Employment and Labor Relations........................  A-11
3.13. Contracts.............................................  A-11
3.14. Undisclosed Liabilities...............................  A-12
3.15. Environmental Liability...............................  A-12
3.16. Tangible Assets.......................................  A-13
3.17. Real Property.........................................  A-13
3.18. Intellectual Property.................................  A-13
3.19. Inventory.............................................  A-14
3.20. Notes and Accounts Receivable.........................  A-14
3.21. Bank Accounts and Powers of Attorney..................  A-14
3.22. Guaranties............................................  A-14
3.23. Insurance.............................................  A-14
3.24. Service Contracts and Warranties......................  A-14
3.25. Certain Relationships.................................  A-14
3.26. S-4 Information.......................................  A-14
3.27. Broker's Fees.........................................  A-14
3.28. Certain Customer Relationships........................  A-15
3.29. Disclosure............................................  A-15

                                       (i)

                                                              PAGE
                                                              ----
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF EAI..........  A-15
4.1.  Corporate Organization................................  A-15
4.2.  Capitalization........................................  A-15
4.3.  Authority; No Violation...............................  A-15
4.4.  Consents and Approvals................................  A-16
4.5.  SEC Reports...........................................  A-16
4.6.  S-4 Information.......................................  A-16
4.7.  Broker's Fee..........................................  A-16
4.8.  Disclosure............................................  A-16

ARTICLE V.  COVENANTS RELATING TO CONDUCT OF BUSINESS.......  A-16
5.1.  Conduct of Business Prior to the Effective Time.......  A-16
5.2.  Sense8 Forbearances...................................  A-16

ARTICLE VI.  ADDITIONAL AGREEMENTS..........................  A-17
6.1.  Regulatory and Other Matters..........................  A-17
6.2.  Access to Information.................................  A-18
6.3.  Shareholders' Approval................................  A-18
6.4.  Additional Agreements.................................  A-18
6.5.  Advice of Changes.....................................  A-18
6.6.  Takeover Proposals....................................  A-18
6.7.  Tax Matters...........................................  A-19

ARTICLE VII.  CONDITIONS PRECEDENT..........................  A-19
7.1.  Conditions to Each Party's Obligation To Effect the
     Merger.................................................  A-19
7.2.  Conditions to Obligations of EAI......................  A-20
7.3.  Conditions to Obligations of Sense8...................  A-20

ARTICLE VIII.  TERMINATION AND AMENDMENT....................  A-20
8.1.  Termination...........................................  A-20
8.2.  Effect of Termination.................................  A-21
8.3.  Amendment; Extension; Waiver..........................  A-21

ARTICLE IX.  GENERAL PROVISIONS.............................  A-22
9.1.  Expenses..............................................  A-22
9.2.  Notices...............................................  A-22
9.3.  Interpretation........................................  A-23
9.4.  Counterparts..........................................  A-23
9.5.  Entire Agreement......................................  A-23
9.6.  Governing Law.........................................  A-23
9.7.  Severability..........................................  A-23
9.8.  Publicity.............................................  A-23
9.9.  Assignment; Third Party Beneficiaries.................  A-23
9.10. Knowledge and Awareness...............................  A-23
9.11. Construction..........................................  A-23
9.12. Tax Free Reorganization...............................  A-24

EXHIBITS
A -- Brobeck, Phleger & Harrison LLP Legal Opinion
B -- EAI General Counsel Legal Opinion
C -- March 31, 1998 Consolidated Balance Sheet

                                      (ii)

                             INDEX OF DEFINED TERMS

Agreement...................................................    Recitals
Agreement of Merger.........................................     sec.1.1
California Secretary........................................     sec.1.3
Certificate of Merger.......................................     sec.1.1
CGCL........................................................     sec.1.1
Closing.....................................................     sec.1.2
Closing Date................................................     sec.1.2
Code........................................................     sec.1.8
Consents....................................................     sec.3.4
DGCL........................................................     sec.1.1
Disclosure Schedule.........................................    Art. III
Dissenters' Shares..........................................  sec.2.3(g)
EAI.........................................................    Recitals
EAI Common Stock............................................  sec.2.1(a)
EAI Stock Value.............................................      2.1(b)
Effective Time..............................................     sec.1.3
Environmental Laws..........................................  sec.3.15(e)
ERISA.......................................................  sec.3.11(a)
ERISA Affiliates............................................  sec.3.11(f)
Exchange Act................................................     sec.4.5
Exchange Ratio..............................................  sec.2.3(d)
GAAP........................................................     sec.3.7
Governmental Authority......................................     sec.3.4
Hazardous Material..........................................  sec.3.15(e)
Intellectual Property.......................................    sec.3.18
Interim Balance Sheet.......................................    sec.3.14
Interim Financial Statements................................     sec.3.7
IRS.........................................................  sec.3.11(b)
Liens.......................................................  sec.3.3(b)
Material Adverse Effect.....................................     sec.3.6
Merger......................................................    Recitals
NNM.........................................................  sec.2.1(b)
Per Share Series A Preference Amount........................  sec.2.1(c)
Per Share Series B Preference Amount........................  sec.2.1(d)
Person......................................................  sec.5.2(a)
Primary Customers...........................................    sec.3.29
Remaining Total Merger Consideration........................  sec.2.3(d)
Requisite Regulatory Approvals..............................  sec.7.1(a)
Returns.....................................................  sec.3.10(c)
S-4.........................................................     sec.3.4
SEC.........................................................     sec.3.4
Securities Act..............................................    sec.3.26
Sense8......................................................    Recitals
Sense8 Certificate..........................................  sec.2.1(g)
Sense8 Common Stock.........................................  sec.2.1(h)
Sense8 Common Warrants......................................  sec.2.1(i)
Sense8 Convertible Notes....................................  sec.2.1(j)
Sense8 Contract.............................................    sec.3.13
Sense8 Financial Statements.................................     sec.3.7
Sense8 Options..............................................  sec.2.1(k)

                                      (iii)

Sense8 Plans................................................  sec.3.11(a)
Sense8 Preferred Stock......................................  sec.2.1(l)
Sense8 Series A Preferred Stock.............................  sec.2.1(m)
Sense8 Series A Warrants....................................  sec.2.1(n)
Sense8 Series B Preferred Stock.............................  sec.2.1(o)
Sense8 Series B Warrants....................................  sec.2.1(p)
Sense8 Stock................................................  sec.2.1(q)
Sense8 Warrants.............................................  sec.2.1(r)
Series A Preference Amount..................................  sec.2.1(e)
Series B Preference Amount..................................  sec.2.1(f)
Shareholders Meeting........................................     sec.1.2
Sub.........................................................    Recitals
Surviving Corporation.......................................     sec.1.1
Takeover Proposal...........................................  sec.6.8(d)
Taxes.......................................................  sec.3.10(c)
Total Merger Consideration..................................     sec.2.2

                                      (iv)

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 30, 1998 (THE "AGREEMENT"), BY AND AMONG ENGINEERING ANIMATION, INC., A DELAWARE CORPORATION ("EAI"), EAICA, INC., A CALIFORNIA CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF EAI ("SUB"), AND SENSE8 CORPORATION, A CALIFORNIA CORPORATION ("SENSE8").

     WHEREAS, the Boards of Directors of EAI and Sense8 have determined that it is in the best interests of their respective companies and the stockholders of EAI and the shareholders of Sense8 to consummate the business combination provided for in this Agreement;

     WHEREAS, on April 11, 1998, EAI, Sub and Sense8 entered into an Agreement and Plan of Merger (the "Original Agreement") pursuant to which Sub, subject to the terms and conditions set forth therein, was to merge with and into Sense8 and as a result Sense8 shall become a wholly-owned subsidiary of EAI;

     WHEREAS, EAI, Sub and Sense8 have subsequently determined that it is preferable that the business combination of EAI and Sense8 be accomplished by a merger of Sense8 with and directly into EAI (the "Merger") and thus have amended and restated the Original Agreement by entering into this Agreement;

     WHEREAS, EAI and Sense8 entered into an Interim Management Agreement concurrent with the Original Agreement;

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement and an agreement of merger (the "Agreement of Merger") to be filed in accordance with the California General Corporation Law (the "CGCL") and a certificate of merger (the "Certificate of Merger") to be filed in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), Sense8 shall merge with and into EAI. EAI shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sense8 shall terminate.

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place, at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, as soon as possible following the meeting of the shareholders of Sense8 at which the Merger is approved (the "Shareholder Meeting"), but in any event not later than two business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII, unless extended by mutual agreement of the parties (the "Closing Date").

     1.3. Effective Time. Subject to the provisions of this Agreement, the Agreement of Merger and the Certificate of Merger, the parties hereto shall cause the Merger to be consummated by filing a properly executed Agreement of Merger with the California Secretary of State in accordance with the CGCL and a properly executed Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL (the time of such filings being the "Effective Time") on the Closing Date.

     1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CGCL and the DGCL.

     1.5. Certificate of Incorporation and By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation and By-Laws of EAI shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.6. Directors and Officers. The directors and officers of EAI immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.7. Tax Consequences. EAI and Sense8 intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                                  ARTICLE II.

                       CONVERSION AND EXCHANGE OF SHARES

     2.1. Definitions. The following terms shall have the following respective meanings for purposes of this Agreement:

          (a) "EAI Common Stock" shall mean each share of the Common Stock, $.01 par value per share, of EAI.

          (b) "EAI Stock Value" shall mean $42.61725, which is the average of the last reported per share sale price of the EAI Common Stock, as reported on the Nasdaq Stock Market National Market (the "NNM"), for each of the four trading days immediately preceding April 11, 1998, as reported in the NNM listings published in The Wall Street Journal.

          (c) "Per Share Series A Preference Amount" shall mean the quotient of
     (x) $6.80, divided by (y) the EAI Stock Value, carried six decimal places.

          (d) "Per Share Series B Preference Amount" shall mean the quotient of
     (x) $17.66, divided by (y) the EAI Stock Value, carried six decimal places.

          (e) "Series A Preference Amount" shall mean $6.80 times the total of the number of shares of Sense8 Series A Preferred Stock outstanding immediately prior to the Effective Time plus the number of shares of Sense8 Series A Preferred Stock issuable upon the exercise of all Sense8 Series A Warrants outstanding immediately prior to the Effective Time.

          (f) "Series B Preference Amount" shall mean $17.66 times the total of the number of shares of Sense8 Series B Preferred Stock outstanding immediately prior to the Effective Time plus the number of shares of Sense8 Series B Preferred Stock issuable upon the exercise of all Sense8 Series B Warrants outstanding immediately prior to the Effective Time.

          (g) "Sense8 Certificate" shall mean each certificate representing any shares of Sense8 Stock outstanding immediately prior to the Effective Time.

          (h) "Sense8 Common Stock" shall mean each share of the common stock, $.001 par value per share, of Sense8.

          (i) "Sense8 Common Warrants" shall mean all issued and outstanding warrants to purchase shares of Sense8 Common Stock.

          (j) "Sense8 Convertible Notes" shall mean all convertible promissory notes issued by Sense8 pursuant to that certain Note and Warrant Purchase Agreement, dated as of June 26, 1997, by and among Sense8 and the investors listed therein.

          (k) "Sense8 Options" shall mean all options outstanding immediately prior to the Effective Time, whether or not then exercisable, to purchase shares of Sense8 Common Stock.

          (l) "Sense8 Preferred Stock" shall mean each share of the preferred stock, $.001 par value per share, of Sense8.

          (m) "Sense8 Series A Preferred Stock" shall mean each share of Sense8 Preferred Stock designated as "Series A Preferred Stock".

          (n) "Sense8 Series A Warrants" shall mean all issued and outstanding warrants to purchase shares of Sense8 Series A Preferred Stock.

          (o) "Sense8 Series B Preferred Stock" shall mean each share of Sense8 Preferred Stock designated as "Series B Preferred Stock".

          (p) "Sense8 Series B Warrants" shall mean all issued and outstanding warrants to purchase shares of Sense8 Series B Preferred Stock.

          (q) "Sense8 Stock" shall mean all of the Sense8 Common Stock and the Sense8 Preferred Stock.

          (r) "Sense8 Warrants" shall mean the Sense8 Common Warrants, the Sense8 Series A Warrants and the Sense8 Series B Warrants.

     2.2. Total Merger Consideration. The total consideration payable to holders of Sense8 Stock and Sense8 Warrants upon consummation of the Merger (the "Total Merger Consideration") shall equal (i) $6,793,089 minus (ii) any legal fees, 1996 audit costs or brokers' costs of Sense8 as of the Closing Date which relate to the Merger and which are not reflected on the March 31, 1998 consolidated balance sheet of Sense8, attached hereto as Exhibit C, plus (iii) the principal amount and converted interest of any Sense8 Convertible Notes which are converted prior to the Effective Time.

     2.3. Conversion of Sense8 Stock. At the Effective Time, by virtue of the Merger and without any action on the part of EAI, Sense8 or any shareholder of Sense8:

          (a) Each share of Sense8 Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenters' Shares (as defined below), shall be converted into the right to receive shares of EAI Common Stock in the amount equal to the sum of (i) the Per Share Series A Preference Amount and (ii) the Exchange Ratio (as defined below).

          (b) Each share of Sense8 Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenters' Shares, shall be converted into the right to receive shares of EAI Common Stock in the amount equal to the sum of (i) the Per Share Series B Preference Amount and (ii) the Exchange Ratio (as defined below).

          (c) Each share of Sense8 Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenters' Shares, shall be converted into the right to receive shares of EAI Common Stock in an amount equal to the Exchange Ratio (as defined below).

          (d) The "Exchange Ratio" shall be determined as follows: each share of Sense8 Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) the number obtained by dividing the Remaining Total Merger Consideration (as defined below) by the total of the number of shares of Sense8 Stock outstanding immediately prior to the Effective Time (omitting any shares of Sense8 Stock issued after April 11, 1998 as a result of exercise of a Sense8 Option) plus the number of shares of Sense8 Stock issuable upon the exercise of all Sense8 Warrants outstanding immediately prior to the Effective Time, divided by (y) the EAI Stock Value. The "Remaining Total Merger Consideration" is the difference of (i) the Total Merger Consideration less (ii) the sum of the Series A Preference Amount and the Series B Preference Amount.

          (e) No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, EAI shall pay to each former shareholder of Sense8 who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the EAI Stock Value by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of EAI Common Stock to which such holder would otherwise be entitled to receive pursuant to this Section 2.3.

          (f) All of the shares of Sense8 Stock converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each Sense8 Certificate shall thereafter represent the right to receive
     (i) a certificate representing the number of whole shares of EAI Common Stock, and (ii) cash in lieu of fractional shares, into which the shares of Sense8 Stock represented by such Sense8 Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or Sense8 Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to this Article.

          (g) Shares of Sense8 Stock with respect to which dissenters rights have been properly demanded in accordance with the CGCL ("Dissenters' Shares") shall not be converted into EAI Common Stock at the Effective Time, but shall be converted into the right to receive from EAI such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the provisions of the CGCL. Sense8 shall give EAI (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by Sense8 and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Sense8 shall not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of EAI, settle or offer to settle any such demands.

          (h) At the Effective Time, all shares of Sense8 Stock that are owned by Sense8 as treasury stock and all shares of Sense8 Stock that are owned, directly or indirectly, by Sense8, EAI or any wholly-owned subsidiary of EAI shall be canceled and shall cease to exist, and no stock of EAI or other consideration shall be delivered in exchange therefor. All shares of EAI Common Stock that are owned by Sense8 shall become treasury stock of EAI.

          (i) After the Effective Time, there shall be no transfers on Sense8's stock transfer books of shares of Sense8 Stock.

     2.4. Exchange of Shares. (a) At the Closing, each shareholder of Sense8 shall have the right to deliver to EAI a properly completed letter of transmittal and Sense8 Certificates representing all of the issued and outstanding shares of Sense8 Stock owned by such shareholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Sense8 Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of this Agreement and the letter of transmittal, the holder of such Sense8 Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of Sense8 Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Sense8 Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Sense8 Certificates.

     (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the Sense8 Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Sense8 Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

     (c) In the event any Sense8 Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by EAI, post a bond in such amount as EAI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Sense8 Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed Sense8 Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to this Agreement.

     2.5. Warrants to Acquire Sense8 Stock.

     (a) At the Effective Time, pursuant to its terms, each outstanding Sense8 Warrant shall automatically be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Sense8 Warrant, (i) the same number of shares of EAI Common Stock as such Sense8 Warrant would have been exchangeable for had such Sense8 Warrant been exercised in full immediately prior to the Effective Time and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Sense8 Stock otherwise purchasable pursuant to such Sense8 Warrant divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such warrant to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Sense8 Warrant shall not include any fractional share and, upon exercise of such Sense8 Warrant, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise.

     (b) As soon as practicable after the Effective Time, EAI shall deliver to the holders of Sense8 Warrants appropriate notices setting forth such holders' rights and the agreements evidencing such Sense8 Warrants shall be deemed to be appropriately amended so that such Sense8 Warrants shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Sense8 Warrants (subject to the adjustments required by this Section 2.5 after giving effect to the conversion as set forth above).

     2.6. Options to Acquire Sense8 Common Stock.

     (a) At the Effective Time, each outstanding Sense8 Option, whether vested or unvested, shall be assumed by EAI. Each such Sense8 Option so assumed by EAI under this Agreement shall continue to have and be subject to the same terms and conditions set forth in the applicable Sense8 Stock Option immediately prior to the Effective Time. Each such Sense8 Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Sense8 Option, (i) the same number of shares of EAI Common Stock as such Sense8 Option would have been exchangeable for had such Sense8 Option been exercised in full immediately prior to the Merger and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Sense8 Common Stock otherwise purchasable pursuant to such Sense8 Option divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Sense8 Option shall not include any fractional share and, upon exercise of such Sense8 Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise. It is the intention of the parties that the Sense8 Options assumed by EAI, to the extent that they pertain to the purchase of EAI Common Stock thereunder, shall continue to qualify as incentive stock options under
Section 422 of the Code to the same extent immediately after the Closing as such Sense8 Options so qualified immediately prior to the Closing. As a condition to EAI's obligations to consummate the Merger, each holder of a Sense8 Option, which by its terms does not automatically convert in the Merger into an option to purchase EAI Common Stock, shall have consented to the above described assumption pursuant to a written agreement or instrument signed by such holder.

     (b) As soon as practicable after the Effective Time, EAI shall deliver to the holders of Sense8 Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Sense8 Options shall be deemed to be appropriately amended so that such Sense8 Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Sense8 Options (subject to the adjustments required by this Section
2.6 after giving effect to the assumption by EAI as set forth above).

     (c) EAI shall file within three (3) business days following the Closing Date and use its reasonable efforts to file and maintain the effectiveness of a Form S-8 registration statement covering the Sense8 Options (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such Sense8 Options remain outstanding.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SENSE8

     Except as disclosed by Sense8 in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), Sense8 represents and warrants to EAI as follows:

     3.1. Corporate Organization. (a) Sense8 is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sense8 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Correct and complete copies of the Articles of Incorporation and By-Laws of Sense8, as in effect on April 11, 1998, have been made available to EAI by Sense8.

     (b) Sense8 does not own of record or beneficially, directly or indirectly,
(i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other noncorporate business.

     (c) The minute books of Sense8 accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the shareholders of Sense8.

     3.2. Capitalization. As of March 31, 1998, the authorized capital stock of Sense8 consists of (i) 10,000,000 shares of Sense8 Common Stock, of which 828,693 shares are issued and outstanding, 5,000 shares are reserved for issuance upon exercise of the Sense8 Common Warrants, 137,339 shares are reserved for issuance upon exercise of outstanding Sense8 Options, 349,845 shares are reserved for issuance upon conversion of Sense8 Series A Preferred Stock and 31,222 shares are reserved for issuance upon conversion of Series B Preferred Stock, and (ii) 5,000,000 shares of Sense8 Preferred Stock, of which
(X) 350,585 shares have been designated as Sense8 Series A Preferred Stock, of which 308,929 shares are issued and outstanding, 23,967 shares are reserved for issuance upon conversion of the Sense8 Convertible Notes and 16,949 shares are reserved for issuance upon exercise of Sense8 Series A Warrants, and (Y) 146,326 shares have been designated as Sense8 Series B Preferred Stock, none of which are issued and outstanding, 14,956 shares are reserved for issuance upon conversion of the Sense8 Convertible Notes and 16,266 shares are reserved for issuance upon exercise of Sense8 Series B Warrants. Each record holder of Sense8 Stock and the number of shares owned by each, each holder of a Sense8 Option or a Sense8 Warrant and the number and class of shares of Sense8 Stock which such holder may purchase, and each holder of a Sense8 Convertible Note and the number and class of shares of Sense8 Stock issuable upon conversion of such Sense8 Convertible Note, is set forth in Section 3.2 of the Disclosure Schedule. No shares of Sense8 Stock are held in Sense8's treasury and except as described in the first sentence of this Section 3.2, no shares of Sense8 Stock are reserved for issuance. All of the issued and outstanding shares of Sense8 Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Sense8 Options, the Sense8 Warrants and the Sense8 Convertible Notes, as listed in Section 3.2 of the Disclosure Schedule, Sense8 does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3.3. Authority; No Violation. (a) Sense8 has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sense8. Except for the adoption of this Agreement by the requisite vote of holders of the issued and outstanding shares of Sense8 Stock, no other corporate proceedings on the part of Sense8 are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sense8 and constitutes a valid and binding obligation of Sense8, enforceable against Sense8 in accordance with its terms.

     (b) The execution and delivery of this Agreement by Sense8, the consummation by Sense8 of the transactions contemplated hereby, and the compliance by Sense8 with the terms or provisions hereof, shall not

(i) violate any provision of the Articles of Incorporation or By-Laws of Sense8,
(ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sense8 or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any kind (collectively, "Liens") upon any of the properties or assets of Sense8 under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Sense8 is a party, or by which it or any of its properties or assets may be bound or affected, other than violations in clause (ii) or clause (iii) which individually or in the aggregate could not have a Material Adverse Effect on Sense8.

     3.4. Consents and Approvals. Except for (i) the filing of Agreement of Merger with the California Secretary pursuant to the CGCL, (ii) the approval of this Agreement by the requisite vote of the holders of Sense8 Stock, and (iii) the filing with the Securities and Exchange Commission (the "SEC") and declaration of effectiveness of a Registration Statement on Form S-4 (the "S-4"), no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by Sense8 of this Agreement and the consummation by Sense8 of the Merger and the other transactions contemplated by this Agreement.

     3.5. Reports. Sense8 has timely filed all reports, registrations and statements required to be filed since January 1, 1996 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. No Governmental Authority has initiated any proceeding or, to the best knowledge of Sense8, investigation into the business or operations of Sense8.

     3.6. Compliance with Applicable Law. Sense8 holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to Sense8, other than licenses, franchises, permits or authorizations or failures to comply or defaults which, individually or in the aggregate, could not have a material adverse effect on the business, properties, operations or financial condition (a "Material Adverse Effect") of Sense8.

     3.7. Financial Statements. Sense8 has previously provided EAI with correct and complete copies of the following (collectively, the "Sense8 Financial Statements"): (a) the unaudited consolidated balance sheet of Sense8 as of December 31, 1997 and the unaudited consolidated balance sheet of Sense8 as of December 31, 1996, and the related unaudited consolidated statements of income and retained earnings and cash flows for the fiscal year ended December 31, 1997, and unaudited consolidated statements of income and retained earnings and cash flows for the fiscal years ended December 31, 1996 and 1995, and (b) the unaudited consolidated balance sheet of Sense8 as of March 31, 1998 and the related unaudited consolidated statements of income for the periods then ended (the "Interim Financial Statements"), which are attached as part of the Disclosure Schedule. The Sense8 Financial Statements fairly present the consolidated financial position of Sense8 and its subsidiaries as of the dates thereof, and the results of operations and cash flows of Sense8 for the respective fiscal periods or as of the respective dates thereof. Each of the Sense8 Financial Statements, including the notes thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of Sense8 have been, and are being, maintained in accordance with all applicable legal and accounting requirements.

     3.8. Absence of Certain Changes or Events. (a) Since March 31, 1998, (i) Sense8 has not incurred any material liability that is not disclosed in the Interim Financial Statements, (ii) no event has occurred which, individually or in the aggregate, could have a Material Adverse Effect on Sense8, and (iii) Sense8 has carried on its business in the ordinary and usual course.

     (b) Except as set out in Section 3.8 of the Disclosure Schedule, since December 31, 1997, Sense8 has not (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which could, either individually or in the aggregate, result in a Material Adverse Effect on Sense8.

     3.9. Legal Proceedings and Restrictions. (a) There are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Sense8, threatened against or affecting Sense8 at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Sense8 or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Sense8.

     3.10. Taxes and Tax Returns.

     (a) (i) Sense8 (which term for purposes of this Section 3.10 shall include former subsidiaries of Sense8 for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by Sense8 to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to April 11, 1998; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To Sense8's knowledge there is no basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Sense8 may be subject and Sense8 is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of Sense8 other than liens for Taxes not yet due or payable;

          (ii) Sense8 has paid, on the basis of Sense8's good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on Sense8's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of March 31, 1998 shall be set forth in Section 3.10 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by Sense8 during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) For each taxable period for which the statute of limitations on assessment remains open, Sense8 has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by Sense8; and no other entity that was included in the filing of a Return with Sense8 on a consolidated, combined, or unitary basis has left Sense8's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. Sense8 has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) No consent under Section 341(f) of the Code has been filed with respect to Sense8; and

          (v) There is no significant difference on the books of Sense8 between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

     (b) Sense8:

          (i) Does not have any property that is or will be required to be treated as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code;

          (ii) Does not have any Tax sharing or allocation agreement or arrangement (written or oral), does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

          (iii) Was not acquired in a qualified stock purchase under Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to Sense8;

          (iv) Is not and has not been subject to the provisions of Section 1503(d) of the Code related to "dual consolidated loss" rules;

          (v) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (vi) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

          (vii) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes;

          (viii) Is not a United States real property holding corporation as defined in Section 897 of the Code; and

          (ix) No withholding of Taxes by EAI will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and Sense8 will provide any required certificates to avoid any such withholding.

     (c) For purposes of this Agreement:

          (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

          (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

     3.11. Employee Benefits.

     (a) Sense8 (which for purposes of this Section 3.11 shall include any ERISA Affiliate (as hereinafter defined)) has not at any time within the past three years, maintained, administered or contributed to any pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral (hereinafter referred to as the "Sense8 Plans"), which could result in EAI or Sense8 having any material liabilities, whether direct or indirect.

     (b) Sense8 has made available to EAI correct and complete copies of (i) each Sense8 Plan document, amendments thereto and board resolutions adopting such plans and amendments, (ii) each current summary plan description, (iii) any and all agreements, insurance policies and other documents related to any Sense8 Plan, including written descriptions of any unwritten Sense8 Plans, (iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each Sense8 Plan (as applicable), and (v) the three most recent Annual Reports -- Form 5500 (including accompanying schedules) and summary annual reports for each Sense8 Plan, as applicable.

     (c) (i) Each Sense8 Plan (and any related agreements and documents) and Sense8 have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including valid regulations and valid rulings thereunder), and the Sense8 Plans have at all times been properly administered in all material respects in accordance with all such laws and with the terms of each applicable plan document, (ii) each of the Sense8 Plans intended to be "qualified" within the meaning of Code Section 401(a) has received a favorable IRS determination and no facts exist that could reasonably be expected to affect adversely such determination, (iii) no Sense8 Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable statutes or death benefits or retirement benefits under any "employee pension plan" (as such term is defined in ERISA Section 3(2)), (iv) there has not occurred nor, to the knowledge of Sense8, is any person contractually bound to enter into any material non-exempt "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406, (v) Sense8 has not engaged in a transaction which could subject it to either a material civil penalty under ERISA Section 409 or a material tax under Code Section 4976, (vi) Sense8 has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any Sense8 Plan or as otherwise required by applicable law, (vii) Sense8 has in all material respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage,
(viii) Sense8 has not at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (ix) Sense8 has not at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001, a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA
Section 3(40).

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Sense8, (ii) increase any benefits otherwise payable under any Sense8 Plan,
(iii) result in any acceleration of the time of payment or vesting of any such benefits other than the acceleration of vesting of the Sense8 Options, or (iv) impair the rights of Sense8 under any Sense8 Plan.

     (e) There are no actions, claims, investigations or audits pending or, to Sense8's knowledge, threatened or anticipated by, on behalf of, against or with respect to Sense8, any Sense8 Plan or any trust related thereto (other than claims for benefits in the ordinary course) that will create any liability or obligation for the Surviving Corporation with respect to any Sense8 Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

     (f) For purposes of this Agreement, "ERISA Affiliate" means Sense8 and (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Sense8 is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Sense8 is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Sense8, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     3.12. Employment and Labor Relations. No executive, key employee or group of employees has given notice of termination of his/her or their employment with Sense8. There are no charges, complaints or litigation, or to the knowledge of Sense8 investigations, currently pending, or to the knowledge of Sense8 threatened (and to the knowledge of Sense8 there is no reasonable basis therefor), against Sense8, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against Sense8 under any applicable occupational safety and health laws in any jurisdiction in which Sense8 conducts business. All levies, assessments and penalties made against Sense8 pursuant to any applicable workers' compensation legislation in any jurisdiction in which Sense8 conducts business have been paid by Sense8. Sense8 is not a party to any contracts with any labor union or employee association nor has Sense8 made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. Sense8 is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Sense8, and there is no existing or pending certification of any such union with regard to a bargaining unit. Each employee and independent contractor employed by Sense8 has executed a proprietary rights agreement in the form attached to the Disclosure Schedule and Sense8 knows of no breach of any such agreement by a current or former employee or independent contractor.

     3.13. Contracts. Section 3.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or, to the knowledge of Sense8, oral) which are currently in effect or which will, without any further action on the part of Sense8 become effective in the future, to which Sense8 is a party (collectively, the "Sense8 Contracts"):

          (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

          (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or require the payment of consideration by any party in excess of $10,000 in any one year;

          (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

          (d) any agreement under which Sense8 has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Sense8 has imposed a Lien on any of its assets;

          (e) any agreement concerning confidentiality or noncompetition;

          (f) any agreement with any director, officer, employee or shareholder of Sense8 or any of their affiliates;

          (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

          (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by Sense8 in the conduct of its business, or that is licensed by Sense8 for use by others;

          (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration could have a Material Adverse Effect on Sense8; or

          (k) any other agreement the performance of which requires the payment of consideration by any party in excess of $10,000 in any one year.

     Sense8 has made available to EAI a correct and complete copy of each Sense8 Contract. Except as set forth in Section 3.13 of the Disclosure Schedule and, to the knowledge of Sense8, (i) each Sense8 Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the consummation of the Merger will not cause a breach or termination of any Sense8 Contract nor effect a change in any of the terms of any Sense8 Contract nor require the consent of any other party to the Sense8 Contract, (iii) Sense8 is not, and, to Sense8's knowledge, no other party is, in breach or default of any Sense8 Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any Sense8 Contract, and (iv) Sense8 has not, and, to Sense8's knowledge, no other party has, repudiated any provision of any Sense8 Contract.

     3.14. Undisclosed Liabilities. Except for liabilities (i) that are fully reflected or reserved against on the March 31, 1998 consolidated balance sheet of Sense8 (the "Interim Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since March 31, 1998, Sense8 has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.15. Environmental Liability.

     (a) Sense8 has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against Sense8 or any of the real properties now or formerly owned, leased or operated by Sense8 or other assets of Sense8, alleging any damage to the environment or violation of any Environmental Laws, except where the claim could not reasonably be expected to result in a Material Adverse Effect on Sense8.;

     (b) Sense8 does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by Sense8 or to other assets of Sense8 or their use, except where the claim could not reasonably be expected to result in a Material Adverse Effect on Sense8.;

     (c) Sense8 has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws, except where the storage or release could not reasonably be expected to result in a Material Adverse Effect on Sense8; and

     (d) All buildings on all real properties now owned, leased or operated by Sense8 are in compliance with applicable Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Sense8.

     (e) For purposes of this Agreement,

          (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

          (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     3.16. Tangible Assets. Sense8 has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the Interim Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens other than Liens reflected in the Sense8 Financial Statements and Liens for taxes not yet due and payable. Sense8 owns or leases pursuant to a Sense8 Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted.
Section 3.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by Sense8 that have a value in excess of $10,000.

     3.17. Real Property. Sense8 does not own any real property. Section 3.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Sense8. Sense8 has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in Section 3.17 of the Disclosure Schedule:

          (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

          (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

          (c) Sense8 is not, and, to the knowledge of Sense8, no other party to such lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

          (d) neither Sense8 nor, to the knowledge of Sense8, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

          (e) there are no oral agreements in effect as to each such lease or sublease;

          (f) to the knowledge of Sense8, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

          (g) Sense8 has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     3.18. Intellectual Property. (a) Section 3.18 of the Disclosure Schedule identifies each patent, trademark, service mark, trade name, dba, registered copyright, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used in connection with Sense8's business or have been issued to Sense8 (collectively the "Intellectual Property"). Sense8 has made available correct and complete copies of all patents, registered trademarks, registered copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation evidencing Sense8's ownership of or the right to use each such item. Except as set forth in
Section 3.18 of the Disclosure Schedule:

          (i) to the knowledge of Sense8, Sense8 possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

          (ii) the legality, validity, enforceability, ownership or use by Sense8 of the Intellectual Property is not currently being challenged, nor to the knowledge of Sense8 is it subject to any such challenge;

          (iii) Sense8 has taken all reasonably necessary action to maintain and protect rights in the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforceability of the rights set forth in Section 3.18 of the Disclosure Schedule; and

          (iv) to the knowledge of Sense8, the Intellectual Property will be owned or available for use by Sense8 on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on Sense8's rights, title and interest in and to any of the rights set forth in Section 3.18 of the Disclosure Schedule.

     (b) To the knowledge of Sense8, (i) Sense8 has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is Sense8 currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Sense8 that could result in a Material Adverse Effect on Sense8, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of Sense8.

     3.19. Inventory. No material portion of the inventory of Sense8 is unfit for the purpose for which it was procured, or is obsolete, expired, damaged or defective.

     3.20. Notes and Accounts Receivable. All notes and accounts receivable of Sense8 are reflected properly on Sense8's books and records, are not subject to any setoff or counterclaim, are current, subject only to the reserve for bad debts, if any, established in accordance with the past practice of Sense8.

     3.21. Bank Accounts and Powers of Attorney. Section 3.21 of the Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by Sense8 at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of Sense8.

     3.22. Guaranties. Sense8 is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     3.23. Insurance. Section 3.23 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which Sense8 is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to Sense8. Sense8 believes that the coverage provided by each of such policies is in an amount, and of a type sufficient for the business presently conducted and proposed to be conducted by Sense8. Sense8 is in substantial compliance with all conditions contained in such policies.

     3.24. Service Contracts and Warranties. Except as set out in Section 3.24 of the Disclosure Schedule, Sense8 is not a party to any service contract pursuant to which services are provided by Sense8 to a third party. Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts granted or entered into by Sense8.

     3.25. Certain Relationships. No shareholder, director, officer or, to Sense8's knowledge, employee of Sense8 (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of Sense8, or (ii) is indebted to Sense8 in an amount in excess of $1,000 in any individual case, or
(iii) owns any asset, tangible or intangible, which is used in the business of Sense8, other than assets that are immaterial in value; and Sense8 has not entered into any transaction (including the furnishing of goods or services) with any shareholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to Sense8 than would be obtained in a comparable arm's-length transaction with a third party.

     3.26. S-4 Information. None of the written information to be supplied by Sense8 for inclusion in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.27. Broker's Fees. Neither Sense8 nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     3.28. Certain Customer Relationships. Section 3.28 of the Disclosure Schedule contains an accurate list of Sense8's ten largest customers or distributors in 1997 (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from Sense8 in 1997. Sense8 believes that it has good relationships with each of the Primary Customers and Sense8 has not received any notice or otherwise has knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from Sense8.

     3.29. Disclosure. No representation or warranty by Sense8 contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by Sense8 to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF EAI

     EAI represents and warrants to Sense8 as follows:

     4.1. Corporate Organization. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of April 11, 1998, have been made available to Sense8 by EAI.

     4.2. Capitalization. The authorized capital stock of EAI consists of 20,000,000 shares of EAI Common Stock, of which, as of March 23, 1998, 10,188,949 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of EAI Common Stock to be issued pursuant to the Merger or upon exercise of any Sense8 Options or Sense8 Warrants will be duly authorized and validly issued and, when issued, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3. Authority; No Violation. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.

     4.4. Consents and Approvals. Except for (i) the filing of Agreement of Merger with the California Secretary pursuant to the CGCL, (ii) the filing with the SEC and declaration of effectiveness of the S-4, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI or Sub of this Agreement and the consummation by EAI of the Merger and the other transactions contemplated by this Agreement.

     4.5. SEC Reports. The annual report on Form 10-K of EAI for the fiscal year ended December 31, 1997, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report, have been duly and timely filed by EAI, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

     4.6. S-4 Information. None of the information that EAI will include or incorporate by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the S-4 based on written information supplied by Sense8 specifically for inclusion therein.

     4.7. Broker's Fees. Neither EAI nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     4.8. Disclosure. No representation or warranty by EAI contained in this Agreement, or in any financial statement, certificate or other document furnished or to be furnished by EAI to Sense8 or its representatives in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Conduct of Business Prior to the Effective Time. During the period from the date of the Original Agreement to the Effective Time, unless EAI shall otherwise agree in writing, or as otherwise expressly contemplated or permitted by this Agreement (including the Disclosure Schedule hereto), or resulting from joint management of Sense8 and EAI pursuant to the Interim Management Agreement, Sense8 shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and
(iii) take no action which would adversely affect or delay the ability of Sense8 or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     5.2. Sense8 Forbearances. During the period from the date of the Original Agreement to the Effective Time, unless EAI shall otherwise agree in writing, or as otherwise expressly contemplated or permitted by this Agreement, or resulting from joint management of Sense8 and EAI pursuant to the Interim Management Agreement, Sense8 shall not:

          (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

          (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any Person any right to acquire any shares of its capital stock;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by Sense8 or by any Person, except in the ordinary course of business consistent with past practice;

          (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any Sense8 Contract, or change any terms in any Sense8 Contract, other than renewals or changes in immaterial terms thereof;

          (f) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

          (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

          (h) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

        (i) amend its Articles of Incorporation or By-Laws; or

          (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1. Regulatory and Other Matters. (a) EAI, with the cooperation of Sense8, shall promptly prepare and file the S-4 with the SEC and shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sense8 shall, upon request, furnish EAI with all information or documents concerning Sense8 and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4. EAI shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and Sense8 shall furnish all information concerning Sense8 and the holders of Sense8 Stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

     (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     6.2. Access to Information. Upon reasonable notice, Sense8 shall afford to the officers, employees, accountants, counsel and other representatives of EAI access during normal business hours during the period prior to the Effective Time to all of Sense8's books and records, properties and contracts, and, during such period, Sense8 shall make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

     6.3. Shareholders' Approval. Sense8 shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, which meeting shall be held as soon as reasonably practicable after the S-4 is declared effective by the SEC.

     6.4. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

     6.5. Advice of Changes. Sense8 shall promptly advise EAI of any change or event which is likely to have a Material Adverse Effect on Sense8 or which Sense8 believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.6. Takeover Proposals. (a) Sense8 agrees that from and after its execution of the Original Agreement through the Effective Time, it shall not and it shall use its best efforts to cause the directors, officers, employees and shareholders, and all investment bankers, attorneys or other advisors or representatives retained by Sense8 not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal,
(iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

     (b) Notwithstanding the foregoing paragraph (a), nothing contained in this
Section 6.8 shall prohibit the Board of Directors, executive officers or shareholders of Sense8, or the investment bankers, attorneys, or other advisors or representatives retained by Sense8 from participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of Sense8's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written Takeover Proposal to the Board of Directors of Sense8, which Takeover Proposal identifies a price or range of values to be paid and based on the advice of Sense8's investment bankers, the Board of Directors of Sense8 has determined that such Takeover Proposal is financially more favorable to the shareholders of Sense8 than the terms of the Merger; (iii) Sense8's Board of Directors has determined, based on the advice of Sense8's investment bankers, that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and (iv) the Board of Directors of Sense8 has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, Sense8 shall not provide any non-public information to such third party unless (x) prior to the date thereof Sense8 has provided such information to EAI; (y) Sense8 has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information Sense8 intends to disclose; and (z) Sense8 provides such non-public information pursuant to a nondisclosure agreement in a form satisfactory to EAI.

     (c) In addition to the foregoing requirements, Sense8 shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in the foregoing paragraph (b) and this paragraph (c), Sense8 shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

     (d) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving Sense8 or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Sense8 other than by EAI as contemplated by this Agreement.

     (e) Sense8 shall be entitled to furnish a copy of this Section 6.6 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

     6.7. Tax Matters.  Sense8 and EAI agree as follows:

          (a) Sense8 and EAI will not file any tax return or make any disclosure that is inconsistent with the Merger qualifying as a reorganization under
     Section 368(a) of the Code. Sense8 and EAI will, and Sense8 will use its best efforts to cause its shareholders to, file all Returns and statements as required by the regulations under Section 368 of the Code as they apply to the Merger.

          (b) Sense8 will use its best efforts to provide EAI with information as to the adjusted tax basis of its shareholders in their Sense8 Stock.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Approvals and Consents. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), all consents necessary to transfer all of Sense8's rights, title and interest to its facilities located on Shoreline Highway, Mill Valley, California shall have been obtained in accordance with the lease thereof, and shall remain in full force and effect.

          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

          (c) Sense8 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite holders of the issued and outstanding shares of Sense8 Stock.

          (d) Federal Tax Opinion. Sense8 and the shareholders of Sense8 shall have received an opinion of Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to them prior to the mailing of the S-4, which opinion shall not have been amended, modified or withdrawn as of the Closing, substantially to the effect that:

             (i) The Merger will constitute a tax free reorganization under
        Section 368(a)(1)(A) of the Code and Sense8 and EAI will each be a party to the reorganization; and

             (ii) The discussion in the S-4 under the caption "The
        Merger -- Certain Federal Income Tax Consequences" insofar as it relates to matters of federal income tax law is a fair and accurate summary of such matters.

In rendering such opinion, counsel may require and rely upon assumptions and representations contained in certificates of officers of Sense8, EAI and others.

     7.2. Conditions to Obligations of EAI. The obligation of EAI to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Sense8 set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of Sense8 that are not so qualified shall be true and correct except to the extent such failure does not, individually or in the aggregate, constitute a Material Adverse Effect, in each case as of the date of the Original Agreement (except to the extent such representations and warranties speak as of an earlier date). EAI shall have received a certificate signed on behalf of Sense8 by the President, to the foregoing effect.

          (b) Performance of Obligations of Sense8. Sense8 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date other than obligations which, individually or in the aggregate, if not performed, would not have a Material Adverse Effect, and EAI shall have received a certificate signed on behalf of Sense8 by the Chairman of the Board and the President to such effect.

          (c) Dissenters Rights. Holders of not more than twenty percent (20%) of the outstanding Sense8 Stock shall have validly exercised their "dissenters rights" pursuant to the CGCL.

          (d) Sense8 Options. Each holder of a Sense8 Option which does not automatically convert in the Merger into an option to acquire EAI Common Stock shall have consented to the assumption by EAI of such Sense8 Option as contemplated by Section 2.6 pursuant to a written agreement or instrument signed by such holder.

          (e) Legal Opinion; Closing Certificates. EAI shall have received from Brobeck, Phleger & Harrison LLP, counsel to Sense8, an opinion substantially in the form attached as Exhibit A, together with such customary closing documents and certificates as EAI or its counsel shall reasonably request.

     7.3. Conditions to Obligations of Sense8. The obligation of Sense8 to effect the Merger is also subject to the satisfaction or waiver by Sense8 at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct in all material respects, in each case, as of the date of the Original Agreement (except to the extent such representations and warranties speak as of an earlier date). Sense8 shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

          (b) Performance of Obligations of EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sense8 shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

          (c) Legal Opinion; Closing Certificates. Sense8 shall have received from Jamie A. Wade, General Counsel of EAI, an opinion substantially in the form attached as Exhibit B together with such customary closing documents and certificates as Sense8 or its counsel shall reasonably request.

          (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Sense8:

          (a) by mutual consent of Sense8 and EAI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of Sense8 or the Board of Directors of EAI if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Board of Directors of Sense8 or the Board of Directors of EAI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to June 30, 1998, (y) the Closing shall not have occurred on or before June 30, 1998; provided, however, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the S-4 shall have been filed but shall not yet have been declared effective, the Sense8 shareholder meeting shall not have occurred in accordance with the requirements of the CGCL and the DGCL or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before August 31, 1998; or

          (d) by the Board of Directors of Sense8 (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to Sense8 and its shareholders as contemplated in Section 6.6 hereof; provided, however, if such action is taken by Sense8, then (i) within 2 days of such termination Sense8 shall reimburse EAI for its out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement; and (ii) if Sense8 shall consummate any transaction pursuant to a Takeover Proposal (x) within 12 months following April 11, 1998, or (y) pursuant to a definitive agreement executed by Sense8 during such 12-month period, Sense8 shall also promptly pay to EAI $300,000 upon the closing of such transaction;

provided, however, if the Sense8 shareholder meeting shall have occurred and the Sense8 shareholders shall have voted with respect to approval of the Merger and the requisite vote necessary to approve the Merger shall not have been received, then this Agreement shall automatically be terminated as of the date of such Sense8 shareholder meeting without further action of any of the parties hereto and within 2 days of such termination Sense8 pay to EAI $75,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which EAI shall not be required to account).

     8.2. Effect of Termination. In the event of termination of this Agreement by either Sense8 or EAI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Sense8, EAI, Sub or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1, the final proviso clause of Section 8.1 and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Sense8 nor EAI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3. Amendment; Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Sense8, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Sense8 Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     9.1. Expenses. Except as set forth in Section 8.1(d) or the final proviso clause of Section 8.1 and any costs or expenses incurred with respect to the December 31, 1997 audit by Price Waterhouse of Sense8's books and records (which costs and expenses will be paid by EAI), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, if the Merger is consummated, EAI, as the Surviving Corporation, shall pay Sense8's costs and expenses.

     9.2. Notices. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to EAI, to:

        Engineering Animation, Inc.
        2321 North Loop Drive
        Ames, Iowa 50010
        Attention: Jamie A. Wade
        Vice President of Administration, General Counsel and Secretary
        Fax: (515) 296-6941

        with a copy to:

        Gardner, Carton & Douglas
        321 North Clark Street, Suite 3400
        Chicago, Illinois 60610
        Attention: Nancy M. Borders
        Fax: (312) 644-3381

and

     (b) if to Sense8, to:

        Sense8 Corporation
        100 Shoreline Highway
        Suite 282
        Mill Valley, CA 94941
        Attention: Thomas Coull
        Fax: 415-331-9148

        with a copy to:

        Brobeck, Phleger & Harrison LLP
        38 Technology Drive
        Irvine, California 92618-2301
        Attention: Frederic A. Randall, Jr.
         Fax: 949-790-6301

     9.3. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Sub, Sense8 or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

     9.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

     9.5. Entire Agreement. This Agreement (including the Disclosure Schedule, the Exhibits, and the Confidential Disclosure Agreement dated as of February 20,
1998) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law which would result in the application of any other law.

     9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.8. Publicity. Except as otherwise required by applicable law or the rules of the NNM, neither Sense8 nor EAI shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

     9.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.10. Knowledge and Awareness. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's officers and other persons exercising supervisory authority, and such knowledge or awareness as such entity's officers and other persons exercising supervisory authority should have had after reasonable investigation. Whenever the term "knowledge" or "awareness" is used to refer to the "knowledge" or "awareness" of Sense8, such term shall include the "knowledge" or "awareness" of the directors, officers and other persons exercising supervisory authority over Sense8 and the shareholders of Sense8 who are active in the business of Sense8.

     9.11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.12. Tax Free Reorganization. In the event that either EAI or Sense8 becomes aware of any provisions of this Agreement which would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to qualify as such a reorganization, as applicable.

     IN WITNESS WHEREOF, EAI, Sub and Sense8 have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          ENGINEERING ANIMATION, INC.

                                          By:    /s/ JAMIE A. WADE

                                              ----------------------------------
                                          Name: Jamie A. Wade
                                          Title: Vice President of
                                                 Administration,
                                              General Counsel and Secretary

                                          EAICA, INC.

                                          By:    /s/ JAMIE A. WADE

                                              ----------------------------------
                                          Name: Jamie A. Wade
                                          Title: Vice President of
                                                 Administration,
                                              General Counsel and Secretary

                                          SENSE8 CORPORATION

                                          By:    /s/ THOMAS B. COULL

                                              ----------------------------------
                                          Name: Thomas B. Coull
                                          Title:  President

                                                                       EXHIBIT A

                     FORM OF LEGAL OPINION TO BE DELIVERED
                        BY COUNSEL TO SENSE8 CORPORATION

     The legal opinion of Brobeck, Phleger & Harrison LLP, counsel to Sense8 Corporation ("Sense8"), shall be to the effect that:

     1. Sense8 has been duly incorporated and is validly existing and in good standing under the laws of the State of California. Sense8 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Sense8 is duly qualified to do business and is in good standing as a foreign corporation under the laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

     2. The number of shares of authorized, issued and outstanding capital stock of Sense8 are each correctly set forth in Section 3.2 of the Merger Agreement. All of the issued and outstanding shares of Sense8 Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory preemptive rights. To the knowledge of such counsel, other than the Sense8 Options, the Sense8 Warrants and the Sense8 Convertible Notes listed in
Section 3.2 of the Disclosure Schedule and subject to preemptive rights as set forth in Sense8's By-laws, Sense8 does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock. Each of the Sense8 Warrants and each of the Sense8 Options (other than Sense8 Options held by persons who have consented in writing to have such Sense8 Options convert into options to acquire EAI Common Stock) shall, under their terms, automatically convert as a result of the Merger into warrants or options to acquire EAI Common Stock as provided in Article II of the Merger Agreement.

     3. Sense8 has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors and shareholders of Sense8. No other corporate proceedings on the part of Sense8 are necessary to approve the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by Sense8 and constitutes a valid and binding obligation of Sense8, enforceable against Sense8 in accordance with its terms, subject to the qualifications that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or in law).

     4. The execution and delivery of the Merger Agreement by Sense8, the consummation by Sense8 of the transactions contemplated thereby, and the compliance by Sense8 with the terms or provisions thereof, will not (i) violate any provision of the Articles of Incorporation or By-Laws of Sense8, (ii) constitute a violation of any Applicable Contracts, (iii) cause the creation of any security interest or lien upon any of the property of Sense8 pursuant to any Applicable Contract, (iv) contravene any provision of any Applicable Law, or
(v) contravene any Applicable Order of any Governmental Authority against Sense8.

     Reference to (i) "Applicable Laws" shall mean the Delaware General Corporation Law and those laws, rules and regulations of the State of California and of the United States of America which, in such counsel's experience, are normally applicable to transactions of the type contemplated by the Merger Agreement; (ii) "Governmental Authorities" shall mean any Delaware, California, federal executive, legislative, judicial, administrative or regulatory body,
(iii) "Applicable Orders" shall mean those orders or decrees of Governmental Authorities identified on a schedule attached to such opinion which are the only orders or decrees known to such counsel to be binding on Sense8; and (iv) "Applicable Contracts" shall mean those agreements or instruments set forth on
Section 3.13 of the Disclosure Schedule to the Merger Agreement.

     5. Except for (i) the filing of the Agreement of Merger with the California Secretary of State pursuant to the California General Corporation Law and the Certificate of Merger with the Delaware Secretary of State pursuant to the Delaware General Corporation Law, (ii) the approval of the Merger Agreement by the requisite vote of the holders of Sense8 Stock, and (iii) the filing with the SEC and declaration of effectiveness of the S-4, all of which filings, expirations, approvals and declarations have been made, occurred or obtained, no Consent of any Governmental Authority is necessary in connection with the execution and delivery by Sense8 of the Merger Agreement and the consummation by Sense8 of the Merger and the other transactions contemplated thereby.

     6. There are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of counsel after due inquiry, threatened against or affecting Sense8 at law or in equity or before any Governmental Authority or challenging the validity or propriety of the transactions contemplated by the Merger Agreement.

                                                                       EXHIBIT B

                     FORM OF LEGAL OPINION TO BE DELIVERED
               BY GENERAL COUNSEL OF ENGINEERING ANIMATION, INC.

     The legal opinion of Jamie A. Wade, General Counsel of Engineering Animation, Inc. ("EAI"), may assume that the laws of California are the same as the laws of Iowa and shall be to the effect that:

     1. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

     2. The authorized capital stock of EAI consists of 20,000,000 shares of EAI Common Stock and 20,000,000 shares of preferred stock, $.01 par value per share. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory preemptive rights. The shares of EAI Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time upon issuance pursuant to the Merger Agreement, all such shares will be validly issued, fully paid, nonassessable and free of statutory preemptive rights.

     3. EAI has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles regardless of whether enforcement is sought in a proceeding in equity or at law. No opinion is expressed as to the validity or enforceability of any provision regarding choice of California law to govern the Merger Agreement.

     4. The execution and delivery of the Merger Agreement by EAI, the consummation by EAI of the transactions contemplated thereby, and the compliance by EAI with the terms or provisions thereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate the Delaware General Corporation Law, the California General Corporation Law or any federal law, rule or regulation that to the knowledge of such counsel is applicable to transactions of the type contemplated by the Merger Agreement, (iii) contravene any order or decree of any federal, governmental authority known by such counsel to be applicable to EAI, or (iv) constitute a violation of, or cause the creation of any lien pursuant to, any material license, lease, contract, agreement or other instrument or obligation to which EAI or any of its subsidiaries is a party and which is filed as an exhibit to any filings or reports with the SEC. Notwithstanding the preceding sentence, no opinion is expressed as to whether the execution and delivery of the Merger Agreement by EAI, the consummation by EAI of the transactions contemplated thereby or the compliance by EAI with the terms and provisions thereof will constitute a breach of, or constitute a default under, any covenant or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of EAI contained in any agreement to which EAI is a party.

     5. Except for (i) the filing of the Agreement of Merger with the California Secretary of State pursuant to the California General Corporation Law and the Certificate of Merger with the Delaware Secretary of State pursuant to the Delaware General Corporation Law, (ii) the filing with the SEC and declaration of effectiveness of the S-4, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to the Merger Agreement on the NNM, all of which filings, expirations, approvals and declarations have been made, occurred or obtained, no Consents from any federal, California or Delaware governmental authority are necessary in connection with the execution and delivery by EAI of the Merger Agreement and the consummation by EAI of the Merger and the other transactions contemplated by the Merger Agreement.

                                                                       EXHIBIT C

                               SENSE8 CORPORATION

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                MARCH 31,
                                                                  1998
                                                                ---------
ASSETS
Current Assets:
  Cash and cash equivalents.................................     $    75
  Accounts receivable, net..................................         298
  Inventories...............................................          43
                                                                 -------
                                                                     416
                                                                 -------
Property and equipment......................................         278
                                                                 -------
Other assets................................................          26
                                                                 -------
                                                                     720
                                                                 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................       1,173
  Accrued expenses..........................................         491
  Other loans...............................................          75
  Advances from Shareholders................................          12
  Deferred revenues.........................................          75
                                                                 -------
                                                                   1,826
                                                                 -------
Long Term Liabilities
  Long Term Loans...........................................         384
  Long Term Contracts Payable...............................         173
                                                                 -------
                                                                     557
                                                                 -------
Shareholders' Equity:
  Preferred stock...........................................       2,049
  Common stock..............................................         112
  Warrants..................................................         120
  Treasury stock............................................        (124)
  Retained earnings (accumulated deficit)...................      (2,875)
  Year to date net income (loss)............................        (945)
                                                                 -------
                                                                  (1,663)
                                                                 -------
                                                                 $   720
                                                                 =======

                                   APPENDIX B

            CALIFORNIA GENERAL CORPORATION LAW -- DISSENTERS' RIGHTS

1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE;
"DISSENTING SHARES" AND DISSENTING SHAREHOLDER].

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301 [DISSENTERS' RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302 [DISSENTING SHARES, STAMPING OR ENDORSING].

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE
WITH INTEREST; TIME OF PAYMENT].

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304 [DISSENTERS' ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS].

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares of any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares of the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     EAI's Certificate of Incorporation and By-laws provide that EAI shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. EAI's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibit Index

    2          Amended and Restated Agreement and        Included as Appendix A to the Proxy
               Plan of Merger between the                Statement/Prospectus.
               Registrant, EAICA, Inc. and Sense8
               Corporation dated as of April 30,
               1998
    4.2        Rights Agreement between the              Filed as Exhibit 4.2 to the
               Registrant and First Chicago Trust        Registrant's Statement on Form S-1
               Company of New York, dated as of          (file 33-80705) and incorporated
               January 1, 1996                           herein by reference.
    5          Opinion of Gardner, Carton & Douglas
    8          Tax Opinion of Brobeck, Phleger &         To be filed by amendment
               Harrison LLP
    23(a)      Consent of Ernst & Young LLP
    23(b)      Consent of Arthur Andersen LLP
    23(c)      Consent of Price Waterhouse LLP
    23(d)      Consent of Gardner, Carton & Douglas
               (included in Exhibit 5)
    23(e)      Consent of Brobeck, Phleger &
               Harrison LLP (to be included in
               Exhibit 8)

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames and State of Iowa on the 1st day of May, 1998.

                                          ENGINEERING ANIMATION, INC.
                                          (Registrant)

                                                 /s/ MATTHEW M. RIZAI

                                          --------------------------------------

                                               Matthew M. Rizai, Chairman,
                                           Chief Executive Officer, President,
                                                        Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of May, 1998.

              /s/ MATTHEW M. RIZAI                       Chairman, Chief Executive Officer, President,
------------------------------------------------         Treasurer and Director (Principal Executive
                Matthew M. Rizai                         Officer)

           /s/ MARTIN J. VANDERPLOEG                     Executive Vice President and Director
------------------------------------------------
             Martin J. Vanderploeg

              /s/ JEROME M. BEHAR                        Vice President of Finance and Chief Financial
------------------------------------------------         Officer (Principal Financial and Accounting
                Jerome M. Behar                          Officer)

               /s/ JAMIE A. WADE                         Vice President of Administration, General
------------------------------------------------         Counsel, Secretary and Director
                 Jamie A. Wade

                /s/ MICHAEL CROW                         Director
------------------------------------------------
                  Michael Crow

           /s/ LAURENCE J. KIRSHBAUM                     Director
------------------------------------------------
             Laurence J. Kirshbaum

                               SENSE8 CORPORATION
                                   PROXY CARD
    Proxy for the Special Meeting of Shareholders to be Held on May __, 1998.
          This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby constitutes and appoints Thomas Coull and Patrice Gelband, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Series A Preferred Stock which the undersigned is entitled to vote at the Special Meeting of Shareholders of Sense8 Corporation (the "Company") to be held on May __, 1998, and at any and all adjournments and postponements thereof, on all matters before such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, WHICH MATTER IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OF WHICH THE UNDERSIGNED SHAREHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING.

--------------------------------------------------------------------------------
             PLEASE VOTE, SIGN AND DATE THIS PROXY BELOW AND RETURN
                    PROMPTLY IN THE ENCLOSED RETURN ENVELOPE
--------------------------------------------------------------------------------

[X]      Please mark votes as in this example

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL.

------------------------------------------------------------------------------------------------------------------
            The Board of Directors recommends a vote FOR the approval
------------------------------------------------------------------------------------------------------------------
1.  Approval and Adoption of Amended and              FOR   AGAINST   ABSTAIN
Restated Agreement and Plan of Merger, dated          [ ]     [ ]       [ ]
as of April 30, 1998.

2.  In the discretion of the proxies named herein, the proxies are                                     YES      NO
authorized to vote upon other matters as are properly brought                   I PLAN TO ATTEND       [ ]     [ ]
before the meeting or adjournment thereof.                                      THE MEETING
------------------------------------------------------------------------------------------------------------------


                                               The signer hereby revokes all proxies heretofore
                                               given by the signer to vote at said meeting or any
              [Label Here]                     adjournments thereof. PLEASE SIGN EXACTLY AS
                                               YOUR NAME APPEARS HEREON. Joint owners
                                               should each sign. When signing as attorney,
                                               executor, administrator, trustee or guardian,
                                               please give full title as such.


                                               --------------------------------------------------


                                               --------------------------------------------------
                                                     Signature(s)                  Date

                               SENSE8 CORPORATION
                                   PROXY CARD
    Proxy for the Special Meeting of Shareholders to be Held on May __, 1998.
          This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby constitutes and appoints Thomas Coull and Patrice Gelband, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock which the undersigned is entitled to vote at the Special Meeting of Shareholders of Sense8 Corporation (the "Company") to be held on May __, 1998, and at any and all adjournments and postponements thereof, on all matters before such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, WHICH MATTER IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OF WHICH THE UNDERSIGNED SHAREHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING.

--------------------------------------------------------------------------------
             PLEASE VOTE, SIGN AND DATE THIS PROXY BELOW AND RETURN
                    PROMPTLY IN THE ENCLOSED RETURN ENVELOPE
--------------------------------------------------------------------------------

[X]      Please mark votes as in this example

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL.

----------------------------------------------------------------------------------------------------------------
                           The Board of Directors recommends a vote FOR the approval
----------------------------------------------------------------------------------------------------------------
1.  Approval and Adoption of Amended and             FOR   AGAINST   ABSTAIN
Restated Agreement and Plan of Merger, dated         [ ]     [ ]       [ ]
as of April 30, 1998.

2.  In the discretion of the proxies named herein, the proxies are                                   YES     NO
authorized to vote upon other matters as are properly brought                   I PLAN TO ATTEND     [ ]    [ ]
before the meeting or adjournment thereof.                                      THE MEETING
----------------------------------------------------------------------------------------------------------------


                                        The signer hereby revokes all proxies heretofore
                                        given by the signer to vote at said meeting or any
           [Label Here]                 adjournments thereof. PLEASE SIGN EXACTLY AS
                                        YOUR NAME APPEARS HEREON. Joint owners
                                        should each sign. When signing as attorney,
                                        executor, administrator, trustee or guardian,
                                        please give full title as such.


                                        --------------------------------------------------

                                        --------------------------------------------------
                                             Signature(s)                   Date
